United States
                       Securities and Exchange Commission


                             Washington, D.C. 20549


                                   Form Sb-2/A

                                 Amendment No. 3



             Registration Statement Under the Securities Act of 1933

                               Life Systems Corp.

                 (Name of small business issuer in its charter)

            Nevada                         8071                   86-0853270
--------------------------------------------------------------------------------
   State or jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization  Classification Code Number)   Identification No.)

     8717 - 148th Avenue NE, Redmond, Washington 98052          (425) 895-8335
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                             8717 - 148th Avenue NE
                            Redmond, Washington 98052
                                 (425) 895-8335
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                          CSC Services of Nevada, Inc.
                              502 East John Street
                            Carson City, Nevada 89706
                                 1-800-222-2122
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public As soon as practicable after the registration statement becomes effective.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.


If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.


If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         Calculation of Registration Fee


     Title of each                                 Proposed maximum        Proposed maximum
  class of securities         Amount to be          offering price        aggregate offering          Amount of
  to be registered(1)          registered              per unit                 price             registration fee
--------------------------------------------------------------------------------------------------------------------

Common stock to be
offered by Selling              4,757,354              $1.73 (2)            $12,715,503.46           $3178.88(2)
Stockholders


Common stock for resale
by a holder of Warrants
assuming the exercise           30,000(3)              $1.73 (2)               $51,900                $12.98(2)
of such Warrants

Common stock for resale
by a holder of Warrants
assuming the exercise          670,000(4)              $1.73 (2)              $1,159,100             $289.78(2)
of such Warrants

Total Registration Fee                                                                              $3,481.64(2)

(1) In the event of a stock split, stock dividend, or other transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act, as amended ("Securities Act").

(2) Fee calculated in accordance with Rule 457(c) of the Securities Act. Estimated for the sole purpose of calculating the registration fee and based upon the average quotation of the high and low price per share of Life Systems' common stock on July 24, 2001, as reported on the Pink Sheets LLC.

(3) Represents common stock that may be issued upon exercise of certain outstanding warrants. The exercise price is $0.001 per share.

(4) Represents common stock that may be issued upon exercise of certain outstanding warrants. The exercise price is $1.50 per share.

"The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine."

                               Life Systems Corp.
                             8717 - 148Th Avenue Ne
                            Redmond, Washington 98052


                         Common Stock Par Value $0.0001
   ---------------------------------------------------------------------------


This prospectus relates to the resale by selling stockholders of Life Systems Inc. of up to 5,457,354 shares of common stock (including 700,000 shares which may be issued upon the exercise of certain warrants).

Our common stock is quoted on the Pink Sheets LLC under the symbol "LIFS". On February 8, 2002, the bid quotation for one share of common stock was $0.30.


Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 7 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission (SEC) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


The date of this prospectus is ___________________________, 2002.

                                                  Table of Contents

                                                                                           PAGE
                                                                                           ----

Prospectus Summary ....................................................................       5

Our Business ..........................................................................       5

Summary Consolidated Financial Data ...................................................       6

Risk Factors ..........................................................................       7

Forward-looking Statements ............................................................      14

the Offering ..........................................................................      14

Use of Proceeds .......................................................................      15

Price Range of Common Stock ...........................................................      15

Dividend Policy .......................................................................      16

Management's Discussion and Analysis and Plan of Operations ...........................      16

Plan of Operations ....................................................................      16

Business ..............................................................................      18

Property ..............................................................................      48

Management ............................................................................      48

Executive Compensation ................................................................      52

Options Granted in the Current Year ...................................................      55

Aggregated Options/sar Exercises During Fiscal 2000 and Year End Option/sar Values ....      56

Disclosure of Sec Position of Indemnification for Securities Act Liabilities ..........      57

Security Ownership of Certain Beneficial Owners and Management ........................      57

Certain Relationships and Related Transactions ........................................      59

Plan of Distribution ..................................................................      59

Selling Stockholders ..................................................................      61

Description of Capital Stock ..........................................................      64

Legal Proceedings .....................................................................      65

Legal Matters .........................................................................      66

Experts ...............................................................................      66

Where You Can Find More Information ...................................................      67

Financial Statements and Schedules ....................................................      F-1
                                                                                         Through F-24

                               Prospectus Summary


The following summary is a highlight of important information about Life Systems and this offering. This summary does not contain all the information that you should consider before investing in our common stock. For a complete understanding of our business and this offering you should carefully read the entire prospectus, including the "Risk Factors" section and the documents and information incorporated by reference into the prospectus.


You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.


                                  Our Business


Life Systems is a biomedical device development company that is developing, and intends to produce and market, isolated organ perfusion devices and related perfusates and supplies under the trade-name "LifeSustainer(TM)". Perfusion is the process of supplying blood, or a blood substitute, to an isolated organ through its blood vessels. Among other things, perfusion technique may be used in the preservation of animal or human organs while the organ is isolated from its blood supply. Therefore, such devices may be used in biomedical applications where there is a need to maintain the viability of isolated human or animal organs, including human organ transplants and drug research studies.


We are developing our LifeSustainer(TM) devices incorporating proprietary perfusion based technology owned by our majority controlled subsidiary Bio-Preserve Medical Corporation of Washington Inc. Life Systems, as the parent company, has an exclusive worldwide license to develop, manufacture, use and market isolated perfusion devices using Bio-Preserve (WA)'s proprietary technology. We are designing our LifeSustainer(TM) devices so that they can be operated by placing an isolated organ in a special chamber and then connecting the organ to tubing through which a fluid (called "perfusate") is pumped to maintain the function and viability of the organ. Perfusate is a solution that is similar to blood in that it provides nutrients, oxygen and other elements that an organ requires to maintain its viability.


Our business strategy is focused on becoming a worldwide leading manufacturer and marketer of isolated organ perfusion devices. As at the date of this prospectus, we are currently completing development of the first two generations of our LifeSustainer(TM) devices and related perfusates and have begun the initial design of our third generation LifeSustainer(TM) device. We anticipate our first generation device, the LifeSustainer(TM) 1000, will be marketed as a biomedical laboratory research device intended for uses involving the preservation of isolated organs from animals. We anticipate our second generation device, the LifeSustainer(TM) 2000 will provide an alternative to the current simple cold storage techniques, which most often utilize a common ice chest or cooler to transport human transplant organs. Initially, we intend to design the LifeSustainer(TM) 3000, our third generation device, to maintain the viability of human organs that are temporarily isolated from a living patient's blood circulation. We anticipate that eventually the design of the LifeSustainer(TM) 3000 will enable it to be used for advanced treatments of diseased organs such as administering drug therapy treatments to isolated organs at levels that might otherwise cause permanent injury, or possibly death, to either the organ or the patient if the drug was instead to be administered through the body's blood vessels, thereby subjecting the entire body to possible negative side effects of the drug treatment.

We anticipate that our LifeSustainer(TM) 1000 will be ready for us to commence marketing it in the fourth quarter of 2002. We expect that will take some time for us to develop a market and accordingly, we do not expect to obtain revenues from sales of LifeSustainer(TM) 1000 units until 2003. As at the date of this prospectus, the design of the LifeSustainer(TM) 2000 is 20% complete and the LifeSustainer(TM) 3000 design is 10% complete. Due to their early stage of development, the LifeSustainer(TM) 2000 and 3000 may not prove to be feasible. Therefore, at present, completion of these devices is speculative.


We are a Nevada corporation with business offices located at 8717 - 148th Avenue NE, Redmond, Washington. Our telephone number is (425) 895-8335. We own 80.57% the issued and outstanding shares of Bio-Preserve (FL), a Florida corporation that also maintains its business offices at our offices in Redmond. Bio-Preserve
(FL) owns 100% of the issued and outstanding shares in Bio-Preserve (WA), a Washington corporation, which also maintains its business office on our premises in Redmond. In addition to our interest in Bio-Preserve (FL) and Bio-Preserve
(WA), effective October 31, 2000, we own 100% of the issued and outstanding shares of Perfusion Systems Inc., a Nevada corporation, which maintains its head office at 502 East John Street, Carson City, Nevada and currently maintains an office at Suite 305 - 1208 Wharf Street, Victoria, British Columbia, Canada.

On November 1, 2000, a majority of our stockholders approved a 1:25 reverse stock split of our issued and outstanding common shares. However, due to an inadvertence, the required filing with the Nevada Secretary of State, which determines the effective date of the reverse stock split, was not made until May 2, 2001. On November 27, 2000, believing the reverse stock split was effective, we publicly disseminated news of the reverse stock split and our common shares began trading on a consolidated basis.


                     Summary of Consolidated Financial Data

The summarized consolidated financial data presented below should be read in conjunction with our more detailed financial statements of and notes accompanying the financial statements which are included elsewhere in this Prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations".


--------------------------------------------------------------------------------------------------------------------------
                            As of and for      As of and for    As of and for the     As of and for      As of and for
                           the period Feb.    the year ended        year ended       the year ended    the 9 mos. ended
                               4, 1997       December 31, 1998  December 31, 1999   December 31, 2000    September 30,
                             (inception)                                                                     2001
                          through December                                                                (unaudited)
                              31, 1997
--------------------------------------------------------------------------------------------------------------------------
Revenue                          $0               $55,000               $0                 $0                 $0

Net loss for the Period      $(545,533)        $(5,731,446)        $(3,284,515)       $(2,515,603)        $(3,045,870)

Loss Per Share - basic         $(1.50)            $(7.64)            $(2.41)             $(1.04)            $(0.54)

Working Capital             $(1,981,736)        $(240,486)          $(204,768)         $(656,806)          ($62,278)

Total Assets                 $13,523,947        $10,432,998         $7,768,593         $5,290,673          $3,430,805

Stockholders'                $9,017,869         $8,780,982          $6,347,831         $4,781,946          $2,964,533
Equity

Accumulated Development      $(545,533)        $(6,276,979)        $(9,561,494)       $(12,077,097)      $(15,122,967)
Stage Deficit
--------------------------------------------------------------------------------------------------------------------------


                                  Risk Factors



An investment in our common stock involves a number of significant risks. You should carefully consider the following risks and uncertainties in evaluating our company and its business before purchasing shares.


The fact that we have a history of net losses and have not earned any revenue in the past two years raises substantial doubt about our ability to continue as a going concern.


We have not generated any revenue from the sale of our LifeSustainer(TM) devices or related perfusates in the past two years. We have incurred a loss of $3,284,515 and a loss of $2,515,603 for the year ended December 31, 1999 and December 31, 2000, respectively and a loss of $3,045,870 for the nine months ended September 30, 2001. We estimate that our LifeSustainer(TM) 1000 will be ready for us to commence marketing it during the fourth quarter of 2002 and we do not anticipate that we will begin generating revenues from the sale of our LifeSustainer(TM) devices until 2003. We expect to incur operating losses and negative cash flow until our LifeSustainer(TM) devices and associated perfusates gain sufficient market acceptance to generate a commercially viable and sustainable level of sales so that we are operating in a profitable manner. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditor's opinion on the December 31, 2000 and 1999 consolidated financial statements. If we do not earn revenues or raise capital from external sources we will not be able to continue our business as a going concern.

If we do not obtain additional capital to complete development of our LifeSustainer(TM) devices and related perfusates and to establish a market for our products, then we may not be able to continue to operate our business as a going concern.

Our ability to continue operations will be dependent upon the availability of capital from outside sources unless, and until, we achieve profitability. In the past, we have required substantial amounts of capital to design and develop our LifeSustainerTM devices and related perfusates. Over the next year, we estimate that we will require about $1 million for further development of the LifeSustainer(TM) 1000 prototype so that it is ready for commercial marketing and an additional $1 million to pay for the costs of equipment purchases, for marketing, administration and overhead expenses, and for conducting efficacy testing of some patented compounds, called cardiopeptides, pursuant to a proposed joint venture agreement with Cytran Incorporated and Cytran Ltd. In addition, we will require an estimated $5 million for the development of the LifeSustainer(TM) 2000 and an estimated $4 million for the development of the LifeSustainer(TM) 3000.

As at September 30, 2001, we have cash assets of approximately $314,000. We estimate that we will need to raise an additional $10.75 million to maintain our design and development schedule. To alleviate our financial situation and raise the needed funds, we are approaching various capital sources, including a number of European venture capital firms and investment funds that are considering providing financing to fund our operations. We may not be able to obtain the additional equity or debt financing on a timely basis and on terms favorable to our stockholders or us. For further details, see the section entitled "Management's Discussion and Analysis and Plan of Operations".

We are currently in default on a loan collateralized by Bio-Preserve (WA)'s patents to its perfusion technology and we may lose our rights to the technology if the lender successfully forecloses. If we lose the rights to the technology then we may be unable to continue our business as a going concern.

Under the terms of a November 1999 promissory note and security agreement, Nextpath Technologies Inc. of Tulsa, Oklahoma advanced us $100,000. We are currently in default under the terms of the promissory note and security agreement and this default may cause us to lose our rights to Bio-Preserve
(WA)'s patents and other assets of our company. Under the terms of the promissory note and security agreement, as collateral for the loan we granted Nextpath a second priority interest over Life Systems' assets, including our right, title and interest, to Bio-Preserve (WA)'s patents for its proprietary perfusion technology. In December 1999, our subsidiary Bio-Preserve (WA) entered into a letter agreement with Nextpath whereby Nextpath agreed to acquire Bio-Preserve and agreed to pay the salaries of Bio-Preserve (WA) personnel. Nextpath never completed the acquisition of Bio-Preserve (WA). On February 4, 2000, a representative of Nextpath advanced a further $50,000 to us, which we understand was for payment of the salaries of Bio-Preserve (WA) personnel. While, as at September 30, 2001, we had the money to repay the money owing to Nextpath plus accrued interest, it is our position that Nextpath is in default of the December agreement. Therefore, we believe that any indebtedness owed by Life Systems to Nextpath is offset by Nextpath's breach of the December agreement. As yet, Nextpath has not taken any steps to enforce their rights under the promissory note and security agreement. If we are wrong in our position and if Nextpath were to obtain a judgment for $100,000 or $150,000 plus accrued interest, we would then have to pay the amount of the judgment. If, at that time, we do not have the money to pay the judgment, then Nextpath may be entitled to seize our subsidiary Bio-Preserve (WA)'s patents for its perfusion technology and other assets of our company. If we lose our rights to the Bio-Preserve (WA) patents, we will not be able to market the LifeSustainer(TM) devices we intend to develop without an agreement from the patent holder. Obtaining such an agreement could be prohibitively expensive, which means that we may not be able to continue our business as a going concern. We have attempted, without success, to contact a representative of Nextpath to negotiate a mutual settlement between Nextpath and Life Systems.

If we lose the patents to our proprietary perfusion technology, or are unable to obtain or retain patents in any of the countries in which we intend to market our LifeSustainer(TM) devices, then our revenues (if any) may be significantly reduced and we may not be able to continue our business as a going concern.

We rely, and intend to rely, on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect our proprietary rights in Bio-Preserve (WA)'s patented perfusion technology and products utilizing such perfusion technology. Bio-Preserve (WA) currently has patents #5,494,822 or #4,745,75 issued in the United States. In addition, the European Patent Office has allowed Bio-Preserve (WA)'s European patent application #93922233.7, pending approval of any amendments. The European patent application covers Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Great Britain, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, and Sweden. Bio-Preserve (WA) also has patents pending in Canada. In the future, we intend to seek additional United States and foreign patents on our technology. We may not be successful in securing patents for any pending or future applications of our perfusion technology. Claims already allowed relating to our perfusion technology, may not be of sufficient scope or strength, or issue in sufficient countries where our LifeSustainerTM devices, associated perfusates and products, if any, can be sold, to provide meaningful protection or any commercial advantage to us. Any challenge to Bio-Preserve (WA)'s proprietary technology or our right to develop, manufacture, market and sell the LifeSustainer(TM) devices could result in time-consuming and costly litigation and result in a determination that Bio-Preserve (WA)'s existing patents or future patents are invalid or unenforceable. Currently, Nextpath Technologies holds a second priority interest against Bio-Preserve (WA)'s patents and we have not paid Nextpath on a $100,000 promissory note that Nextpath holds. Nextpath may take legal action against us to foreclose on these patents. Furthermore, third parties might be able to develop other competing technologies or products without infringing any such patents. If we are unsuccessful in defending our patents or if our existing or any future patents fail to provide meaningful protection or commercial advantage or if we lose either of our current U.S. patents or our European patent, then future competitors, who may be more established or better financed than we are, may decide to develop and build competing devices. Such competitors may be more successful in pursuing our potential customer base, which may cause us to lose business opportunities. This could have a significant negative impact on any future revenues we may have and may reduce our profitability (if any) or cause us to incur even greater losses. If this occurs, then we may not be able to continue our business as a going concern.


Our common stock is subject to "Penny Stock" Rules that may hamper our ability to raise funds in the primary market.

Our common shares are subject to rules promulgated by the SEC relating to "penny stocks," which apply to companies whose shares are not traded on a national stock exchange or on the NASDAQ system, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the SEC. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in the such penny stocks. These rules may discourage or restrict the ability of brokers to sell our common shares and may affect the secondary market for our common shares. These rules could also hamper our ability to raise funds in the primary market for our common shares.



Our common stock is not actively traded which affects the liquidity of our common stock.

To date, our common stock has not traded actively on the Pink Sheets LLC, where our common stock is currently quoted, or on the National Association of Securities Dealers Over-the-Counter Bulletin Board, where our common stock was quoted until December 2, 1999. The market for our common stock may not become an active, liquid or continuous trading market, as a result of which, stockholders may not be able to sell their shares in a timely manner. Furthermore, the stock market in general has experienced extreme price and volume fluctuations and volatility that has particularly affected the share prices of many technology, emerging growth and development stage companies. Factors such as announcements of the introduction of new or enhanced products or related services by Life Systems or its competitors may have a significant impact on the market price of the common stock of Life Systems.


Our initial reliance on a single product line may restrict our ability to generate revenues and if we never develop commercially viable products, then we may not be able to continue our business as a going concern.

Our business is in the early stage of development with no significant product sales to-date and we may not generate any future product sales. All of our products are in research or development. With the exception of the sale in 1998 of one early generation test model of our LifeSustainer(TM) 1000 device, we have not generated any revenue from the sale of our LifeSustainer(TM) devices or associated perfusates and products. We may never successfully complete development of any of our LifeSustainer(TM) devices and associated perfusates, manufacture our devices at an acceptable cost and with acceptable quality or successfully market our devices.

Our intention is to have our LifeSustainer(TM) 1000 prototype device tested for six to eight months by a number of research institutions. By the fourth quarter of 2002 we expect that the LifeSustainer(TM) 1000 will be ready for commercial marketing and we intend to start selling it at that time. If we do complete the final development of our LifeSustainer(TM) 1000, we do not expect to receive revenue from the sale of our LifeSustainer(TM) 1000 or its associated perfusates and products until 2003, at the earliest. Our initial ability to generate revenues will be dependent to a large degree upon the successful development of this product and its acceptance by research institutions, hospitals and other potential customers of this product. For the foreseeable future, our success will be largely dependent upon the successful development and marketing of our LifeSustainer(TM) 1000 device and ancillary products. Our initial reliance on a single product line may restrict our ability to generate revenues and if our LifeSustainer(TM) 1000 is not commercially viable we may not be able to continue our business as a going concern.

Our LifeSustainer(TM) 2000 and 3000 devices are in the very early stages of development and may not operate as expected, if at all. The LifeSustainer(TM) 2000 incorporates a novel approach to the transportation of human transplant organs. The LifeSustainerTM 3000 incorporates a novel approach to intensive therapeutic treatments on human organs.

Although we believe that we will find large markets and significant demand for our products and technology, such markets may not develop, or develop slower than we anticipate. The LifeSustainerTM devices may never prove to be safe or have viable clinical or commercial applications. The costs of completing the development of each device are high; therefore, if the devices do not operate as expected, we may incur substantial research and development costs that we will be unable to recover. These costs may impede our development, or impair our ability to continue our business as a going concern.

Dr. Fereydoon Sadri, an executive officer and key employee, is critical to our business.

Our key employee is Dr. Fereydoon Sadri. He is the only person in our company who has an in-depth understanding of the medical and bio-mechanical issues that need to be addressed in the design of our LifeSustainerTM technology. At present, we do not carry key employee insurance. If we were to lose Dr. Sadri's services, it would be very difficult for us to finalize our LifeSustainerTM 1000 prototype and it would likely be impossible for us to continue the development of the LifeSustainerTM 2000 and 3000 models. If Dr. Sadri were to leave the company and we were therefore unable to complete our LifeSustainerTM devices, we would then not be able to generate any revenues from the sale of products or supplies, which would likely cause us to cease our operations.

If we do not obtain required government approvals for our LifeSustainer(TM) devices and related supplies, then we may be unable to complete the development or marketing of our devices and related supplies.


The development, manufacturing and marketing of our LifeSustainerTM devices are subject to regulation by governmental authorities in the United States and other countries. We may not obtain each of the required government approvals.

Each of our LifeSustainerTM devices will require certification from Underwriters Laboratories for safety features, including prevention of electric shock, fire retardant abilities and lack of interference with other electrical devices. We anticipate that we will face similar government approval requirements in the foreign markets we have identified, including certain European countries and in Canada. As with the United States governmental approvals, we may not receive the required approvals on a timely basis, if at all. If we do not receive the required governmental approvals in a particular foreign jurisdiction, we will be unable to market our LifeSustainerTM devices and associated supply items in that jurisdiction, which could cause our revenues to be significantly lower than expected.

Additionally, while at the time of this registration statement we are not aware of any proposed legislation or regulatory requirement that, should it be enacted, will impose additional approval or regulatory requirements in connection with our LifeSustainerTM devices or associated supply items, we may become subject to various federal, state and local and foreign laws, regulations and polices relating to safe working conditions, laboratory and manufacturing practices. We are unable to predict the nature and extent of restrictions that might arise from such laws, regulations and policies or any related governmental action. We may be required to incur significant costs to comply with such laws, regulations and policies, which could significantly reduce our profits (if any) or increase our losses.

We may face risks of product defects and product returns which could result in expenses that may significantly reduce our revenues, or impair our ability to continue our business as a going concern.

Commercial sales of our LifeSustainer(TM) 1000 devices may expose us to potential losses if there are product defects, product returns and product liability lawsuits. Our LifeSustainer(TM) 1000 is a complex biomedical device. Due to the complexity of our device and despite the rigorous pre-market testing which we intend to do, errors, defects or failures may remain undetected, especially when our LifeSustainer(TM) device is first introduced. In the past, such errors and defects have occurred in prototype versions of our products and previously unknown errors may be found in our future prototypes and products, if any. We expect the LifeSustainer(TM) 1000 to be used in new drug discovery research and drug testing. Such research can be very expensive and time consuming. Any defects in this device may result in delays or invalid results which may result in significant time and dollar costs to the researcher for which we may be found liable. A successful liability claim brought against us, if any, may significantly reduce our revenues, or may result in a judgment against us which, depending on its terms or monetary amount, may impair our ability to continue our business as a going concern. The occurrence of such errors, defects or failures may also result in losses to us as a result of product returns. If we are unable to correct such errors in a timely and cost-effective manner, we could experience a loss of or delay in the market acceptance of our products, which could slow or impede our development or impair our ability to continue our business as a going concern.

Our officers and directors have limited liability and have indemnification rights which inhibit or, in some cases, preclude a stockholder from collecting civil damages from an officer or director in a securities law suit.

Our Articles of Incorporation limit the personal liability to us or to our shareholders of a director or officer for breach of fiduciary duty to acts or omissions that involve intentional misconduct, fraud or a knowing violation of law. The Articles also provide that our directors, officers, employees and agents may be indemnified, effectively, to the fullest extent permitted by the Nevada General Business Law, which empowers a company incorporated in Nevada, to indemnify its directors and officers under certain circumstances. In addition, our Bylaws require indemnification to the full extent permitted by the Nevada General Business Law and permit us to purchase and maintain indemnification insurance for such indemnification. At present, we have not obtained any directors and officers indemnification insurance.

Pursuant to our employment agreement with our President, Dr. Fereydoon Sadri, dated November 1, 2000, we agreed to indemnify Dr. Sadri at all times during the term of the employment agreement and after the term, if the subject action of Dr. Sadri was conducted during the term of the employment agreement and in good faith on our behalf of, to the maximum extent permitted under applicable law, and we shall pay Dr. Sadri's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

The effect of these indemnification provisions is, in certain cases, the elimination of a stockholders' ability to obtain or collect monetary damages from our directors and officers.

If we do not attract and retain highly skilled personnel then we may not be able to meet our future growth targets which may slow or impede our development.

Our future success will also depend on our ability to attract, train, retain and motivate highly qualified technical, marketing, sales and management personnel. To date we have not required a significant number of staff and have little experience in hiring and retaining skilled employees. Our lack of experience in hiring and retaining skilled employees may hamper our ability to do so. Competition for such personnel is intense. We have limited financial resources which may not be sufficient to attract and retain key personnel. To the best of our knowledge there are no irreconcilable differences between any of our executive officers and key personnel and the directors. The loss of the services of one or more of our executive officers or key employees or our failure to attract and retain additional qualified personnel may slow our development.

If we can not obtain the required contractors for manufacturing our LifeSustainer(TM) 1000 device we may be delayed or limited or both in our ability to market our LifeSustainer(TM) 1000 device which may impede our development or impair our ability to continue our business as a going concern.

In our current business model, our future success depends, in significant part, on our ability to contract with others to manufacture our LifeSustainer(TM) devices and related perfusates, supplies and services successfully, cost-effectively and in sufficient volumes. Several components of our LifeSustainer(TM) devices require highly specialized manufacturing skills and processes to meet the precise quality control requirements demanded by biomedical devices such as our products. For several components of our devices there are few, if any, manufacturers who are currently capable of meeting our design and quality requirements. If we are not successful in obtaining the required contractors to manufacture our component parts or construct our complete devices, we will likely experience a loss of or delay in the market acceptance of our products, which would slow or impede our development or impair our ability to continue our business as a going concern.

                           Forward-looking Statements


This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "projects", "contemplates", "future" or "continue" or the negative of these terms or other comparable terminology. You should not rely on forward-looking statements in this prospectus. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors", that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.


Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.


                                  The Offering


We have 6,067,263 shares of common stock outstanding as ofFebruary 8, 2002.

The selling stockholders are registering for resale up to 5,457,354 shares of Life System's common stock, including:


     o 4,087,354 shares of common stock currently held by the selling stockholders;


     o up to 30,000 shares of common stock held by a selling stockholder assuming the exercise of certain outstanding warrants; and

     o 1,340,000 shares of common stock, of which 670,000 shares of common stock are currently held by a selling stockholder and up to 670,000 shares of common stock are held by a stockholder assuming the exercise of certain outstanding warrants, acquired pursuant to a private placement subscription agreement.


This prospectus covers the resale by the selling stockholders of up to 4,087,354 shares of common stock which were issued pursuant to our acquisition of Perfusion. [See "SELLING STOCKHOLDERS" section for a complete list of selling stockholders.] Pursuant to the terms of this agreement, 6,680,002 shares of our common stock where exchanged for an equal number of common shares in the capital of Perfusion Systems, Inc. Of the 6,680,002 shares of common stock, 2,592,648 were cancelled on December 19, 2001 for failure of consideration. Of the remaining 4,087,354 Life Systems shares, 350,000 shares are also being registered for re-sale pursuant to an option agreement, effective June 4, 2001, among Ian Middleton, Alexander von Kleist and John Pia. This option agreement provides that Mr. Pia has the option to purchase an aggregate of 350,000 shares in the capital of Life Systems from Messrs. Middleton and von Kleist. Of the 350,000 common shares, Mr. Pia has the option to purchase an aggregate of 100,000 common shares at an exercise price of $1.50 per share at any time on or before May 31, 2003. The option on the remaining 250,000 shares is exercisable in three tranches commencing on the earlier of 90, 120 and 180 days after we file this registration statement with the SEC or 120, 150 and 210 days after June 4, 2001, as follows:

----------------------------------------------------------------------------------------------------------------
   Tranche         Number of Days after Filing of       Number of Options Granted    Exercise          Expiry
                  Registration Statement/ Number of                                   Price
                 Days after Execution of the Option
                              Agreement                                                               Date(1)
----------------------------------------------------------------------------------------------------------------
1              90/120                                   125,000                    $0.05         May 31, 2003

2              120/150                                  100,000                    $0.25         May 31, 2003

3              180/210                                  25,000                     $1.00         May 31, 2003

TOTAL:                                                  250,000
----------------------------------------------------------------------------------------------------------------


The option agreement further provides that in the event that Mr. Pia sells a sufficient number of his Life Systems common shares, that he acquired pursuant to the private placement effective June 4, 2001, so as to result in total proceeds to him of at least $1,005,000 or more, then Messrs. Middleton and von Kleist shall cease granting any outstanding portion of the 250,000 options and any such unexercised options previously granted shall be cancelled.

In addition, pursuant to the terms of the option agreement, Messrs. Middleton and von Kleist have agreed that until such time as Mr. Pia has sold a sufficient number of his Life Systems common shares that he acquired pursuant to the private placement effective June 4, 2001, so as to result in total proceeds to him of at least $1,005,000 or more, Messrs. Middleton and von Kleist will not, for their own benefit, directly or indirectly sell any common shares in the capital of Life Systems that they directly or indirectly hold, or subsequently acquire, without the prior consent of Mr. Pia. Thereafter, if Mr. Middleton or Mr. von Kleist has an opportunity to sell their Life Systems common shares, Mr. Pia, at his election, shall be entitled to sell his Life Systems common shares with Mr. Middleton or Mr. von Kleist or both, on a pro rata basis, whereby for every two Life Systems common shares sold by either Mr. Middleton or Mr. von Kleist or both as the case may be, Mr. Pia is entitled to sell one Life System common share.

In October, 2001, Mr. Pia exercised his option to acquire 125,000 of the optioned shares from Mr. Middleton and Mr. von Kleist at a price of $0.05 per share and in November, 2001, Mr. Pia exercised his option to acquire 100,000 of the optioned shares from Mr. Middleton and Mr. von Kleist at a price of $0.25 per share.

This prospectus also covers the resale by John Pia of 670,000 shares of common stock and a further 670,000 shares of common stock issuable upon the exercise of certain warrants. The common shares and warrants were issued to Mr. Pia pursuant to a private placement of units, effective June 4, 2001, for a purchase price of $1,005,000. Each unit consisted of one share of our common stock and one non-transferable stock purchase warrant. The common stock purchase warrants vest on the earlier of December 1, 2001, or such earlier date as shall be the earliest date on which the number of our common shares directly or indirectly owned by Mr. Pia, together with the number of Life Systems common shares issuable pursuant to the warrants, and the number of other Life Systems common shares which Mr. Pia is deemed to be the beneficial owner of under section 13(d) or the Securities Exchange Act of 1934, totals less than 10% of the issued and outstanding common stock in the capital of Life Systems. The vested warrants entitle Mr. Pia to purchase up to 670,000 shares of our common stock at an exercise price of $1.50 per share on or before 4:00 p.m. (Seattle time) May 31, 2003. In the event that we sell shares in our common stock in a future equity financing at a price below $1.50, the exercise price of Mr. Pia's warrants will be adjusted to the lowest per share price at which such financing was completed.


This prospectus also covers the resale by Monahan & Biagi, PLLC of 30,000 shares of our common stock issuable upon exercise of certain warrants which were issued pursuant to a settlement agreement, effective March 14, 2001, between Life Systems and Monahan & Biagi. The warrants entitle Monahan & Biagi to purchase up to 30,000 shares of our common stock at an exercise price of $0.001 per share. The warrants are exercisable at any time until the later of March 14, 2002 or sixty days after the date Monahan & Biagi receive written notification from Life Systems that this registration statement has been filed and becomes and remains effective.


                                 Use of Proceeds

We will not receive any proceeds from the resale of the common stock by the selling stockholders.


                           Price Range of Common Stock

National Association of Securities Dealers Over-the-Counter Bulletin Board and Pink Sheets LLC

From December 2, 1999 to present, our common stock has been quoted on the Pink Sheets LLC market (initially under the symbol "BIPN", CUSIP #09056W 10 3 and effective November 27, 2000 under the symbol "LIFS", CUSIP #53217N 10 7). From August 28, 1997 to December 2, 1999 our common stock was quoted on the National Association of Securities Dealers Over-the-Counter Bulletin Board under the symbol "BIPN", CUSIP #09056W 10 3. Prior to August 28, 1997, there was no public market for our shares of our common stock. Our common stock is not currently eligible for quotation on the OTCBB as we have not yet effected registration under the Securities Exchange Act, as required under National Association of Securities Dealers (NASD) Rule 6530.


The following quotations reflect the high and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low prices of our common stock, adjusted to reflect the 1:25 reverse stock split, for the period indicated are as follows:



Quarter Ended                              High                    Low


March 31, 1999                             $29.70                  $8.75

June 30, 1999                              $21.875                 $6.75

September 30, 1999                         $7.00                   $2.75

December 31, 1999                          $1.00                   $0.25

March 31, 2000                             $5.50                   $0.375

June 30, 2000                              $2.00                   $0.75

September 30, 2000                         $0.875                  $0.30

December 31, 2000                          $1.781(1)                $0.25(1)


March 31, 2001                             $2.453(1)               $1.050(1)

June 30, 2001                              $2.375                  $1.150


September 30, 2001                         $2.00                   $0.75

December 31, 2001                          $0.97                   $0.40



(1) On November 1, 2000, Life Systems stockholders approved a 1:25 reverse stock split of the issued and outstanding common shares in the capital of Life Systems. On November 27, 2000, believing the reverse stock split was effective, Life Systems publicly disseminated news of the reverse stock split and our common shares began trading on a consolidated basis. However, due to an inadvertence, the required filing with the Nevada Secretary of State, which determines the effective date of the reverse stock split, was not made until May 2, 2001.


Our common shares are issued in registered form. First American Stock Transfer (Suite 2, 1717 East Bell Road, Phoenix, Arizona 85022 (telephone: (602) 485-1346)) is the registrar and transfer agent for our common shares.

On February 8, 2002, the stockholders' list for Life Systems' shares of common stock showed approximately 145 registered stockholders and 6,067,263 common shares outstanding. We have researched indirect holdings registered to the various depository institutions and stock brokerage firms, and estimate that as of this date there were approximately 200 beneficial stockholders.



                                 Dividend Policy

We have not declared any dividends since incorporation and do not anticipate that we will declare any dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on Life Systems' common shares, our intention is to retain future earnings, if any, for use in our operations and for the expansion of our business.


           Management's Discussion and Analysis and Plan of Operations

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors".


                               Plan of Operations


We are a Nevada development stage company and are devoting substantially all of our present efforts to establishing a new business. As at the date of this prospectus, our LifeSustainer(TM) devices are under development; therefore no operating revenues have been derived to date, other than $55,000 we received from the sale of a prototype device in 1998. We believe that our products will bring together the diverse components used for organ perfusion into clean, compact, effective, user-friendly devices. Such devices are used in biomedical research, to diagnose and preserve human organs for transplants, and for therapeutic treatment of isolated organs. We also intend to provide organ preservation and perfusion research services to pharmaceutical and biotechnology companies as well as non-profit research institutions interested in using isolated organs for drug discovery and other types of biomedical research.


We hold an exclusive, worldwide license agreement from our subsidiary Bio-Preserve (WA) to develop, manufacture, use, and sell the LifeSustainer(TM) 1000, 2000 and 3000 and the associated patents and intellectual property which are held by Bio-Preserve (WA). Initially, we plan to develop the LifeSustainer(TM) 1000 isolated organ perfusion technology to the production stage. The LifeSustainer(TM) 1000 workstation provides an advanced, computer-based approach to the task of organ perfusion and preservation. In collaboration with leaders in the transplantation field, we plan to incorporate in-house knowledge and modern device design into a second equipment series, the LifeSustainer(TM) 2000. This unit could be sold as an optimized human organ transport system, replacing the current mode of transport in standard ice coolers. We intend to eventually offer a LifeSustainer(TM) 3000 model for the therapeutic treatment of isolated organs. The LifeSustainer(TM) 1000, 2000 and 3000 series will all require custom disposable components designed and manufactured by us, representing additional revenue potential. We intend to manufacture some of these disposables, while others will be manufactured by contractors to our specifications.

Our results will depend on our ability to generate contract research revenues and, later, through the sales of our LifeSustainer(TM) products and supplies. As we commence the development of our LifeSustainer(TM) 2000 and 3000 models, we will incur increased development and manufacturing expenses together with increased costs for regulatory compliance, patent prosecution and other factors.

We expect to incur research and development expenses of about $1,500,000 over the next year and about $1,750,000 during the year after. These expenses will be used primarily to fund the conversion of the existing LifeSustainer(TM) 1000 laboratory prototype into a cost-effective production design and for conducting efficacy testing, pursuant to a proposed joint venture agreement, of some patented compounds, called cardiopeptides, which are owned by Cytran Incorporated and Cytran Ltd. At present, we are negotiating the terms of the proposed joint venture agreement which we may enter into with Cytran Incorporated and Cytran Ltd. We will also be completing construction of four prototype LifeSustainer(TM) devices for placement with research institutes. We also expect to incur, over each of the next two years, about $300,000 in expenses for equipment purchases and about $900,000 for marketing, administration and overhead expenses.


We have hired an engineer and a technician to assist our president, Dr. Sadri, in completing the LifeSustainer(TM) 1000 production design. In addition, we expect to hire a full-time administrative assistant, and part-time marketing and administration staff.


We have incurred recurring losses from operations and have a total accumulated development stage deficit of $15,122,967 as at September 30, 2001. Our continued existence as a going concern, and the success of our future operations, will be dependent upon our ability to secure additional funding for completing and marketing our products.

From 1999 to 2000, our operating expenses (excluding depreciation and amortization expenses) decreased from an aggregate of $957,294 to $657,355. This was due primarily to a serious shortfall in funding which inhibited our operations.

In November 1999, Nextpath Technologies Inc. of Tulsa, Oklahoma advanced $100,000 to us for which we provided Nextpath with a promissory note and security agreement dated November 23, 1999. As collateral for the $100,000 advance, we granted Nextpath a second priority interest over Life Systems' assets, including our right, title and interest, through Bio-Preserve (WA), in and to United States Patents 5,338,662 and 5,494,822, the patents for our proprietary perfusion technology. In December 1999, our subsidiary Bio-Preserve
(WA) entered into a letter agreement with Nextpath whereby Nextpath agreed to purchase Bio-Preserve for $1,000,000 and agreed to pay the salaries of Bio-Preserve (WA) personnel. This letter agreement had an expiry date of March 10, 2000 and stated that it constituted the entire understanding between the parties and superseded all other previous agreements between the parties, whether written or oral, related to the subject matter. On February 4, 2000, a representative of Nextpath advanced a further $50,000 to us for salaries. Nextpath never completed the acquisition of Bio-Preserve (WA). On December 23, 2000, we defaulted on our payments to Nextpath. While as at September 30, 2001 we had the money to repay the funds advanced to us plus accrued interest, it is our position that Nextpath is in default of the letter agreement. We believe that any indebtedness owed by Life Systems to Nextpath is offset by Nextpath's breach of the letter agreement. As yet, Nextpath has not taken any steps to enforce their rights under the promissory note. We have attempted, without success to contact a representative of Nextpath to negotiate a mutual settlement between Nextpath and Life Systems.

As of September 30, 2001, we had cash assets of approximately $314,000. For the upcoming year, we have forecast operating expenses of $1,200,000 and expenses for research and development of $1,500,000, i.e. a total of $2,700,000, which means that Life Systems will need to raise at least $2,400,000 during 2002. We will need to raise at least an additional $2,950,000 during 2003.

We plan to raise the capital required for both the LifeSustainer(TM) 1000 and 2000 programs from various capital sources. We are currently in discussions with a number of European venture capital firms and investment funds who are considering providing financing to fund our operations. We expect to close one or more financing transactions in the near future, leading to an accelerated development schedule culminating in the release of the LifeSustainer(TM) 1000 to manufacturing during the fourth quarter of 2002. Prototyping of the LifeSustainer(TM) 2000 is expected to commence during 2002. In order to maintain our expected schedule for the development of the LifeSustainer(TM) 1000, we will need to raise a total of approximately $3 million by February 2002, including the $1,005,000 raised from Mr. Pia. In order to maintain our expected schedule for the development of the LifeSustainer(TM) 2000 and 3000 devices, we will need to raise an estimated additional $5 million before September 2002 for the development of the LifeSustainer(TM) 2000 and an estimated additional $4 million before September 2004 for the development of the LifeSustainer(TM) 3000.


We may not be able to consummate any of the funding options in the necessary time frames needed for continuing operations, or on terms favorable to us. If adequate funds are not available, we will be required to significantly curtail our operating plans.


                                    Business

General Overview

We are a biomedical device development company that is developing, and intends to produce and market, isolated organ perfusion devices. Perfusion is the circulation of fluids (containing oxygen, nutrients, and other ingredients necessary for the organ to be viable) in an isolated organ using the organ's own blood vessels. Perfusion technique may be used in the preservation of animal and human organs outside the body. Such organs may be used for transplant into patients whose organs have failed, for research studies on drug treatments, toxicology, drug metabolism and pharmacology, and in other biomedical disciplines where there is a need to maintain viability of human or animal organs outside the body.

Under the terms and conditions of a worldwide exclusive license agreement with Bio-Preserve (WA), Life Systems' majority owned subsidiary, we acquired the right to develop, manufacture, use, and market isolated organ perfusion devices incorporating Bio-Preserve (WA)'s patented perfusion technology. Our first generation LifeSustainerTM devices are designed to monitor and control critical perfusion parameters during the perfusion of the isolated organ. In our LifeSustainerTM devices, an isolated organ will be placed in a special organ chamber and connected to tubing, through which a fluid (called "perfusate") is pumped to maintain the organ's function and viability. The administration of the perfusate is controlled by a computer running a specially designed computer program, which also monitors and controls critical perfusion parameters.


Currently, we have two machines under development, the LifeSustainerTM 1000 and the LifeSustainerTM 2000. Our third generation machine, the LifeSustainerTM 3000, is currently being designed. The LifeSustainerTM 1000 is our first generation machine, which we are developing as a biomedical laboratory research device intended for use in the preservation of organs from animals. We are designing the LifeSustainerTM 2000's technology, for use on isolated human organs and we expect that it will be used to maintain and assess the viability of an isolated and preserved organ and serve as a better alternative to the ice chests or coolers currently used to preserve and transport organs. We anticipate that the LifeSustainerTM 3000, which we are currently designing, will initially operate to sustain the function of human organs that have been temporarily removed from the body, or isolated from the body's blood circulation for treatment purposes. We believe the LifeSustainerTM 3000 will eventually provide a means to perform isolated organ drug therapy treatments.

From 1994 to 1998 we conducted some limited initial marketing, primarily by attendance at a few biomedical trade shows, of a predecessor prototype of our LifeSustainerTM 1000. From 1998 to 2000, due to a lack of financing, we ceased our marketing efforts and significantly slowed the pace of our research and development activities. As at the date of this registration statement, design of the LifeSustainerTM 1000 is complete with construction of the final prototype 100% complete. The LifeSustainerTM 1000 does not have a clinical application and therefore does not require FDA approval. We anticipate that the LifeSustainerTM 1000 will be ready for us to commence marketing it by the fourth quarter of 2002. We intend to market the LifeSustainerTM 1000 primarily to biomedical research facilities.

Design of the LifeSustainerTM 2000 is 20% complete. Designed for use with human transplant organs, the LifeSustainerTM 2000 will require FDA approval prior to human testing and again prior to marketing. Pending FDA approval, we anticipate beginning final testing of the LifeSustainerTM 2000 in the second quarter of 2004. Upon receiving FDA approval, we anticipate marketing the LifeSustainerTM 2000 to transplant facilities and transplant organ procurement organizations. Design on the LifeSustainerTM 3000 is 10% complete. We anticipate completing the final prototype in the fourth quarter of 2005. As with the LifeSustainerTM 2000, the LifeSustainerTM 3000 will require FDA approval. We anticipate requesting initial FDA approval by the first quarter of 2006.

We maintain our head office, as well as the head offices for Bio-Preserve (FL) and Bio-Preserve (WA) at 8717 - 148th Avenue NE, Redmond, Washington.


Corporate History

We were incorporated under the laws of the State of Nevada on February 4, 1997, under the name of Forever Music, Inc., for the purpose of engaging in the business of offering music and music appreciation seminars and informational workshops. We had no revenues from that plan of business. On August 4, 1997, we changed our name to Bio-Preserve International Corporation. On August 4, 1997, we effected a forward 10-for-1 stock split of our common stock, increasing our authorized capital from 20,000,000 shares to 200,000,000 shares of common stock par value $0.0001. Effective November 20, 2000 we changed our name to Life Systems Corp. On November 1, 2000, we obtained majority stockholder approval to:
(1) effect a reverse stock split of our issued and outstanding common stock on a 1:25 basis, such that for every 25 common shares of Life Systems common stock held by a Life Systems stockholder pre-consolidation, the stockholder would hold one common share post-consolidation and (2) consolidate our authorized capital on a 1:4 basis, thus reducing our authorized common share capital to 50,000,000 (par value remaining unchanged at $0.0001). However, due to an inadvertence, the required statutory filing to effect the reverse stock split was not filed with the Nevada Secretary of State, until May 2, 2001. Believing the reverse stock split was effective, on November 27, 2000, we publicly disseminated news of the reverse stock split and our common shares began trading on a consolidated basis.


In 1997, we acquired 80.57% of the issued and outstanding shares of Bio-Preserve
(FL) for 249,763 shares of our common stock (as adjusted to reflect the 1:25 reverse stock split). Bio-Preserve (FL) was incorporated in the State of Florida on June 11, 1996. Bio-Preserve (FL) owns 100% of the issued and outstanding shares of Bio-Preserve (WA).


Bio-Preserve (WA) was incorporated in the State of Washington on January 27, 1994. Bio-Preserve (WA) was incorporated to develop the proprietary organ perfusion devices now known as LifeSustainer(TM) devices.


Effective October 31, 2000, Life Systems acquired, via a share exchange, 100% of the issued and outstanding shares of Perfusion Systems, Inc. for 6,680,002 shares in the capital of Life Systems. Perfusion was incorporated on March 29, 2000, in the State of Nevada with the intent to raise capital to develop and acquire biomedical technologies.

In December 2001, Life Systems rescinded an agreement it had with four shareholders, who had acquired 2,592,648 Life Systems shares as part of the share exchange, for their failure to provide full consideration for their shares. The $6,482 initially received from those shareholders was returned to them and the 2,592,648 Life Systems shares that had been issued to them were cancelled.

Recent Transactions

During 1999, we borrowed $102,000 from a stockholder, Leon Nowek. Prior to December 31, 1999, the $102,000 loan, together with interest at 10%, was repaid as agreed.


Between February 4, 1999 and March 8, 1999, pursuant to a series of promissory notes, we borrowed a total of $90,000 at 12% interest from Dr. Arthur Karuna-Karan. At the time of the loan, Dr. Karuna-Karan was a stockholder, director, president and CEO of Life Systems. On December 1, 1999, 16,960 common shares in the capital of Life Systems were issued to Dr. Karuna-Karan in full satisfaction of Life Systems' indebtedness to Dr. Karuna-Karan, including accrued interest of $1,000 and $15,000 in other payables due to Dr. Karuna-Karan. The shares were issued at a price of $6.25 per share.


On April 6, 1999, we entered into a $350,000 convertible 2% debenture and warrant purchase agreement with GEM Singapore PTE, LTD. of Singapore and Turbo International, Inc. of Nassau, Bahamas, whereby GEM Singapore lent us $325,000 and Turbo lent us $25,000. These debentures were convertible into common stock of Life Systems on or before April 5, 2004. The conversion rate was the lesser of either $9.75 or 65% of the average closing bid price of our common shares for the five trading days immediately preceding the conversion date. In order to facilitate any eventual conversion by either GEM Singapore or Turbo, pursuant to an escrow agreement, dated April 6, 1999, we deposited a total of 484,000 shares of our common stock with an escrow agent, including 70,000 shares escrowed for future conversion of the warrants issued under the terms of the 2% debenture. GEM Singapore received two warrants, each expiring on April 5, 2002. The first warrant granted GEM Singapore the right to acquire 56,000 of our common shares at an exercise price of $0.025 per share, and the second warrant granted GEM Singapore the right to acquire 14,000 of our common shares at an exercise price of $7.50 per share. In May 1999, Turbo converted their $25,000 debenture (together with accrued interest of $38.88) into 4,007 of our common shares. Between April 6, 1999 and September 16, 1999, GEM Singapore exercised 56,000 warrants acquiring 56,000 of our common shares and converted $125,376 of their $325,000 debenture (including accrued interest) to 119,982 of our common shares. On September 8, 1999, counsel representing GEM Singapore notified us that we were in default on our obligations to GEM Singapore under the convertible 2% debenture. Based upon this notification, we notified counsel for GEM Singapore that the automatic conversion of the remaining debentures was triggered. Subsequently we entered into negotiations with GEM Singapore with respect to the number of common shares issuable upon the automatic conversion. In connection with these negotiations, we issued 304,012 shares of our common stock to GEM Singapore, being the number of common shares remaining in escrow. On November 15, 2000, Life Systems and GEM Singapore executed mutual releases confirming full satisfaction of all obligations in connection with the convertible 2% debenture and warrant purchase agreement.


On September 15, 1999, we entered into a share purchase agreement with Allied Resources Inc. of West Virginia. Under the share purchase agreement we agreed to issue to Allied Resources 1,400,000 of our common shares in exchange for Allied Resources providing us with a promissory note in the amount of $350,000. Concurrently, we obtained a bridge loan from Allied Resources. Under the bridge loan agreement, pursuant to a series of promissory notes, Allied Resources was to advance to us $50,000 per month for seven months for a total of $350,000 plus simple interest at 3% per annum. Concurrently with entering into the bridge loan agreement, Life Systems, Bio-Preserve (WA) and Allied Resources entered into a security agreement granting Allied Resources a first priority secured lien over Life Systems' assets, including our right, title and interest, through Bio-Preserve (WA), in and to United States Patents 5,338,662 and 5,494,822, the patents for our proprietary perfusion technology. In November 1999, after having advanced only $130,000, Allied Resources defaulted on the bridge loan agreement. As a result of Allied Resources' default, we nullified the share purchase agreement and entered into a modification agreement with Allied Resources, converting the outstanding indebtedness of $130,000 to a convertible loan. On August 9, 2000, Perfusion Systems, Inc retired the outstanding convertible loan. In consideration for $100,000 in full and final settlement of the outstanding convertible loan, Perfusion Systems, Inc. obtained an assignment of Allied Resources' first priority security interest in Life Systems' assets.


On November 23, 1999, Nextpath Technologies Inc. of Tulsa, Oklahoma advanced $100,000 to us for which we provided Nextpath with a promissory note and security agreement dated November 23, 1999. As collateral for the $100,000 advance, we granted Nextpath a second priority interest over Life Systems' assets, including our right title and interest, through Bio-Preserve (WA), in and to United States Patents 5,338,662 and 5,494,822, the patents for our proprietary perfusion technology. In December 1999, our subsidiary Bio-Preserve
(WA) entered into a letter agreement with Nextpath whereby Nextpath agreed to purchase Bio-Preserve (WA) for $1,000,000 and agreed to pay the salaries of Bio-Preserve (WA) personnel. This letter agreement had an expiry date of March 10, 2000 and stated that it constituted the entire understanding between the parties and superseded all other previous agreements between the parties, whether written or oral, related to the subject matter. On February 4, 2000, a representative of Nextpath advanced a further $50,000 to us. Nextpath never completed the acquisition of Bio-Preserve (WA). On December 23, 2000, we defaulted on our payments to Nextpath in connection with the $100,000 promissory note. We believe that any indebtedness owed by Life Systems to Nextpath is offset by Nextpath's breach of the letter agreement. At present, we are negotiating with Nextpath to secure a mutual release of any and all outstanding obligations of Life Systems owing to Nextpath; however to-date we have not yet reached any agreement as to the terms of such a release.


On April 21, 2000 we entered into a Memorandum of Understanding with Perfusion Systems, Inc., which led to Life Systems acquiring 100% of the issued and outstanding shares of Perfusion Systems, Inc. effective October 31, 2000. Under the terms of the Memorandum of Understanding, Perfusion agreed, in return for a future share exchange with Life Systems, to provide financing for Life Systems' daily operations and to provide assistance with settling certain outstanding debts owed by Life Systems, including outstanding amounts owing to Allied Resources. To assist with settling certain outstanding debts, on May 24, 2000, Life Systems entered into an Agency Agreement with Perfusion Systems, Inc., Ian Middleton and Alexander von Kleist.



During about April 2000, Life Systems and Perfusion Systems entered into an oral agreement with four companies, Inter Island Investments Ltd., Ballador SA, Wade Investments Ltd. and Insbrook Holdings Ltd., pursuant to which these four companies agreed to collectively raise from $5,000,000 to $6,000,000 for Life Systems and/or Perfusion Systems, in consideration for being allowed to subscribe for a total of 2,592,648 shares in Perfusion Systems common stock at a price of $0.0025 per share. The shares subscribed were contingent upon the four companies raising funds for Life Systems and/or Perfusion Systems and were forfeitable in the event of non-performance. The four companies then subscribed for a total of 2,592,648 shares in Perfusion Systems common stock, which were subsequently exchanged for Life Systems shares on a 1:1 basis. The four companies did not raise any funds for Life Systems and/or Perfusion Systems. In December 2001, Life Systems rescinded the agreement it had with the four companies for their failure to provide full consideration for the Life Systems shares that they had acquired. The $6,482 initially received from those shareholders was returned to them, the 2,592,648 Life Systems shares that had been issued to them were cancelled, and we received releases from each of the four companies.


As a result of the Memorandum of Understanding and Agency Agreement, and prior to becoming a subsidiary of Life Systems, Perfusion Systems, Inc. advanced $605,000 to Life Systems pursuant to promissory notes bearing 3% interest and maturing December 31, 2000, and paid miscellaneous accounts payable on Life Systems' behalf totalling $43,750. On August 9, 2000, in connection with the outstanding debt of $130,000 owed by Life Systems to Allied Resources, Perfusion Systems, Inc. paid Allied Resources $100,000 in full and final settlement of all outstanding indebtedness owed by Life Systems to Allied Resources and acquired an assignment of Allied Resources' convertible loan and security agreement.

On November 1, 2000, we obtained majority stockholder approval to effect a 1:25 reverse stock split of our issued and outstanding common shares. However, due to an inadvertence, the required statutory filing to effect the reverse stock split was not filed with the Nevada Secretary of State, until May 2, 2001.

On March 14, 2001, in connection with our settlement of $96,253 in outstanding legal fees and pursuant to a mutual and final release, we issued 30,000 share purchase warrants to Monahan & Biagi, PLLC, our former corporate counsel, such warrants entitling Monahan & Biagi to acquire 30,000 of our common shares. The warrants are exercisable at $0.001 per share any time on or before the later of either the one (1) year anniversary of the date of the warrant or sixty (60) days after the date that the holder receives written notice from us that a registration statement filed by us under the Securities Act of 1933 with respect to the common shares issuable upon exercise of the warrants has become and remains effective. Concurrently with issuing the 30,000 warrants, Life Systems entered into a registration rights agreement with Monahan & Biagi. Under the terms of the registration rights agreement, we agreed that, in the event Life Systems proposed to register any of its stock under the Securities Act of 1933, we would also cause to be registered the 30,000 common shares issuable upon exercise of the warrants.


On June 4, 2001, in consideration for $1,005,000 we issued 670,000 units to John Pia. Each unit consisted of one share of our common stock and one non-transferable stock purchase warrant. The stock purchase warrants vest on the earlier of December 1, 2001, or such earlier date as shall be the earliest date on which the number of Life System common shares directly or indirectly owned by Mr. Pia, together with the number of Life Systems common shares issuable pursuant to the warrants and the number of other Life Systems common shares which Mr. Pia is deemed to be the beneficial owner of under section 13(d) or the Securities Exchange Act of 1934, totals less than 10% of the issued and outstanding common stock in the capital of Life Systems. The vested warrants entitle Mr. Pia to purchase up to 670,000 shares of our common stock at an exercise price of $1.50 per share on or before 4:00 p.m. (Seattle time) May 31, 2003. In the event that we sell shares in our common stock in a future equity financing at a price below $1.50, the warrant's exercise price will be adjusted to the lowest per share price at which such financing was completed.


On June 27, 2001, Life Systems and Bio-Preserve (WA) finalized a term sheet with Cytran Incorporated and Cytran Ltd. for a proposed joint venture agreement to explore the feasibility of developing certain patented compounds owned jointly by Cytran Incorporated and Cytran Ltd., namely cardiopeptides Gly-Glu and Val-Thr, as medical products. Under the proposed terms of the joint venture agreement, provided that we have fully performed our obligations during the initial term of the joint venture, we will share commercialization rights to the cardiopeptides within the United States and Canada as follows:

               (a) Life Systems will own 75% and Cytran Incorporated and Cytran Ltd. together will own 25% of the commercialization rights for any product developed from one or both of the cardiopeptides for non-regulated uses;


               (b) Life Systems will own 50% and Cytran Incorporated and Cytran Ltd. together will own 50% of the commercialization rights for any product developed from one or both of the cardiopeptides for regulated uses (as defined in the term sheet) as a perfusate; and

               (c) Life Systems will own 25% and Cytran Incorporated and Cytran Ltd. together will own 75% of the commercialization rights for any product developed from one or both of the cardiopeptides for regulated uses (as defined in the term sheet) other than as a perfusate.


Pursuant to the term sheet and as at the date of this prospectus, no party will have any liability to another party in the event the parties fail, for any reason, to execute a definitive agreement.

In January 2002, Life Systems entered into separate pooling agreements with four of our shareholders, namely Peter Tyrrell, Raynard von Hahn, Alexander von Kleist and Ian Middleton with respect to the sale of their Life Systems shares. The pooling agreements provide that except as otherwise permitted under the terms of the pooling agreement, for the period beginning on January 1, 2002 and terminating one-hundred and fifty (150) days after the date that this registration statement has been declared effective by the SEC, (unless the pooling agreement terminates prior to the expiration of such period), these shareholders agree that they will not directly or indirectly, sell, transfer, assign, pledge, hypothecate, grant any option for the sale of, or otherwise dispose of any of their Life Systems common shares, or any shares subsequently acquired through the exercise of any options, warrants or rights, or conversion of any other security, unless Life Systems provides consent in writing authorizing the shareholder to sell or transfer an increased number of shares.

The pooling agreements further provide that:

     (a) for the period beginning one-hundred and fifty (150) days after the date that the registration statement has been declared effective by the SEC and for twenty-four (24) calendar months thereafter (unless the pooling agreement terminates prior to the expiration of such period), each shareholder may not and shall not, directly or indirectly, sell or transfer more than one thousand (1,000) of the Subject Shares in any calendar month, and

     (b) thereafter until December 31, 2005, (unless the pooling agreement terminates prior to the expiration of such period), each shareholder may not and shall not, directly or indirectly, sell or transfer more than five thousand (5,000) shares in any calendar month, whether in private or market transactions, without the Life Systems prior written consent. The pooling agreements provide that Life Systems may, at any time, provide a written consent to the shareholder authorizing him to sell a greater number of Life Systems shares during any particular calendar month.

The number of Life Systems shares that each shareholder is permitted to sell or transfer in a calendar month shall not be cumulative, meaning that, if the shareholder sells or transfers less than the permitted number of Life Systems shares in a calendar month, the number of shares not sold may not be carried over and sold in a subsequent calendar month.Business Strategy


Our goal is to become a leading commercial manufacturer and marketer of perfusion devices and perfusates for use in isolated organ research, human organ preservation and transport and, ultimately, for isolated organ therapeutic drug treatments. Initially we are focusing our efforts on the research market with our LifeSustainer(TM) 1000 and are finalizing development of the LifeSustainer(TM) 2000. In executing our business strategy, we will:

          -    Complete the final prototype for the LifeSustainer(TM)1000;

          - Identify key research facilities for initial placement of the LifeSustainer(TM)1000;

          - Complete development of the LifeSustainer(TM) 2000 for submission for initial FDA approval and begin human organ clinical testing for final FDA approval. We also intend to seek regulatory approval for the LifeSustainer(TM) 2000 in Europe, Asia and Canada.

The Need for a Modern Perfusion Device

Currently, we believe that no integrated perfusion device is available that is capable of performing perfusion applications with the operating efficiencies of our LifeSustainerTM devices. For some perfusion applications no device exists, and for other perfusion applications the only systems currently available are user built "jerry-rigged" assemblages of disparate components from a variety of suppliers. Our LifeSustainerTM series, currently comprised of the LifeSustainerTM 1000, the LifeSustainerTM 2000, and the LifeSustainerTM 3000, brings together the diverse components necessary to perfuse and monitor organs into a single device. We believe that the design and functionality of our LifeSustainer(TM) devices will enable them to perform in a simple, user-friendly manner and that their features reflect the most current knowledge of organ preservation.

In the area of biomedical research, certain testing regimes require a means to isolate an organ in order to separate the response of a target organ from the complex biochemical responses occurring in a living animal. Currently, the majority of such testing is accomplished using cell culture methods, which by their design do not enable the biomedical researcher to assess the overall response of a target organ. We believe that results from perfusion based research using LifeSustainer(TM) devices, in comparison to cell culture methods, will be faster and more accurate because of the LifeSustainer's(TM) controlled environment and the way in which it perfuses an organ. We believe that isolated organ perfusion testing is currently under-utilized, in part because isolated organ researchers currently have no alternative but to individually purchase the necessary components and construct a system capable of conducting isolated organ perfusion based research. We believe that the introduction of our LifeSustainerTM 1000 technology, capable of delivering a single integrated perfusion device, will meet the needs of isolated organ perfusion research.

In the area of human organ transplants, low temperature (or hypothermic) preservation is the universally accepted standard to minimize oxygen deprivation induced trauma to the organ during transportation of the organ from the donor to the recipient. The hypothermic preservation technique utilizes low temperature, which significantly reduces the metabolic requirements or energy demand of an isolated organ. In addition to maintaining it at a low temperature, the organ is flushed with a special solution (perfusate) that contains a certain concentration of electrolytes that further reduces the energy demand of the preserved organ. Reducing the energy demand of the organ is an important step in preserving and maintaining the organ's viability both prior to and during transportation of the organ from the donor to the recipient. At present, despite all the many advances in the medical field, a common ice-chest, with no monitoring and controlling capabilities, remains the accepted means of preserving and transporting human organ. While the life expectancy of an organ in a human body is on average 70 years or more, the medical profession cannot keep the same organ viable outside of the body for more than a few hours. The lack of advanced research tools for studying organ metabolism has kept the medical profession's understanding of how to preserve and maintain an isolated organ at a minimum. We believe that our state-of-the-art LifeSustainer TM 1000 will give biomedical researchers a valuable research tool, which will advance the medical profession's knowledge and understanding of organ function and metabolism. We believe that our LifeSustainer TM 2000 addresses the need for a means to preserve and transport a donor organ, while maintaining it at an optimum low temperature and providing continuous perfusion with monitoring and controlling capabilities from the time the organ is removed from the donor until it is transplanted into the recipient.

Future uses of perfusion technology may include the use of perfusion devices to maintain living human organs while such organs are temporarily removed from the body or isolated from the body's blood circulation system. We are designing our LifeSustainerTM 3000 to meet such a need. We anticipate the LifeSustainerTM 3000 will be used in medical treatments that require or will benefit from having a specific organ or organs isolated from a patient's blood stream. Such treatments may include chemo- and radiotherapies for localized cancers (non-metastic carcinomas), drugs and other treatments to be delivered to the organ at dosage levels so high that they would otherwise be sufficient to permanently injure or even kill the patient. As well, we believe that isolated organ perfusion technology may be used in the establishment of new dosage regimens of existing drugs that are currently restricted to a limited number of treatments because of the potentially damaging side effects to non-targeted organs, or to the health of the patient or both.

Our LifeSustainer(TM) Isolated Perfusion Devices


The LifeSustainer(TM) 1000 - Perfusion Used for Research

We have designed and intend the LifeSustainerTM 1000, our standard laboratory model, for use in biomedical research, including drug development. We anticipate that, when used in connection with drug development, the LifeSustainerTM 1000 will provide a means to reduce the time taken for drug development and improve the measurement of the effectiveness and toxicity of new drugs. Ultimately the LifeSustainerTM 1000 may provide an additional safety step in the drug approval process.

At present, we believe that no perfusion device exists which brings together the full complement of capabilities provided by the LifeSustainerTM 1000. Currently, in order to obtain the range of performance characteristics provided by the LifeSustainerTM 1000, researchers must buy a number of separately manufactured components and then assemble the individual components into a working unit. The situation is analogous to buying the parts of different cars and then taking them home to assemble the pieces into a finished automobile. The cost just to gather the individual parts may be higher than buying a factory-assembled model, not accounting for the time required for fitting and assembly, or the risk of inferior performance of a user built system. In comparison, the LifeSustainerTM 1000 provides a ready-made device combining all the components of a traditional user built laboratory perfusion device into a single cohesive system. In addition to the benefits of a ready built device, we believe that the LifeSustainerTM 1000's features address certain limitations of existing user built perfusion devices.

For example, a common problem currently encountered by isolated organ perfusion researchers is that the equipment currently available, or which researchers assemble by themselves, is designed only for a specific organ. This means that researchers are unable to perform experiments on more than one type of organ unless they are prepared to invest the time, effort and expense to re-engineer and adapt the equipment that they are using. The design of the LifeSustainerTM 1000 incorporates specially designed organ chambers; this enables a researcher to perfuse multiple organ types, including hearts, kidneys, livers, intestines and most small mammal organs, using a single device.

The LifeSustainerTM 1000 is also designed to simultaneously perfuse two organs, thereby alleviating another problem commonly encountered with existing perfusion equipment. Existing perfusion equipment cannot simultaneously perfuse two organs. The ability to simultaneously perfuse two organs will enable researchers to use one organ as an experimental control while the other organ, or "variable", is being treated. Limitations of existing perfusion equipment require researchers, who wish to compare a test organ, to either construct a separate operating perfusion device or perfuse organs at different times. The LifeSustainerTM 1000 enables researchers to perfuse a control and a variable organ simultaneously on a single device while maintaining each perfused organ on an independent pump, control system, perfusate stream and sensor pathway. We believe the capability to independently perfuse two organs simultaneously will increase the number of possible statistically valid measurements and comparisons, as well as the validity and accuracy of the measurements and comparisons between control and treated organs, thereby improving the accuracy and validity of test results. In addition, we believe the ability to conduct simultaneous perfusion of two organs on a single device will reduce both the time and expense of a given test.

Finally, at the heart of our LifeSustainerTM 1000 is our integrated computer system, with its custom designed graphic display mode designed to enhance the ease and speed with which users can monitor administration of the perfusate and organ performance. Combined with the advantages of a ready made integrated system, we believe the design and function of the LifeSustainerTM 1000's computerized monitoring system will prove to be user friendly, more capable and less costly than the current user built systems.

The LifeSustainerTM 1000 utilizes software that was created on National Instruments Corp.'s LabVIEW(TM) platform to interface the user to the machine, and the machine to the instruments required to gather data from the organ that is being tested. We believe that the LabVIEW(TM) platform is the de facto standard in biomedical laboratory instrumentation and control; it is sold worldwide for the purpose of creating custom programs designed to interface to both existing and custom biomedical devices instrumentation. LabVIEW(TM) is a general programming environment in which any particular process or system may be modelled, simulated and interfaced to active instrumentation. For example, a physical plant (anything from an oil refinery down to a simple voltmeter) maybe modelled onscreen as a process flow diagram (a connected series of images, pipes, electrical connections, etc.). The LabVIEW(TM) program enables the user to put designated sections on the process flow diagram through physical and mathematical processes. A section of the process flow diagram may bring real-life data into the process from a sensor and sensor interface board, for example, at which point a program is run on the data to put the data into useable form which is then passed onto the next section in the system. This is analogous to the process run by the LifeSustainerTM 1000 via the LabVIEW(TM) software integrated into the unit. The LabVIEW(TM) program written into the LifeSustainerTM 1000 is a collection of sections of a process flow (each available within the LabVIEW(TM) environment) "wired" together in novel ways with novel concepts integrated into the mathematics making the finished program a wholly Life Systems' owned and copyrightable piece of property. The LifeSustainerTM 1000 is essentially unusable without the program.

It is possible to run an ancillary program called Application Builder on the finished LabVIEW(TM) program that results in a third program called an executable. This third program has all of the desired features of the full LabVIEW(TM) source, except that it is fixed in nature (i.e., cannot be adjusted or altered). All features of LabVIEW(TM) other than those actually called for in the written program are eliminated (to create a so-called compiled version). This executable is licensed by National Instruments for distribution by the original equipment manufacturer (in this case Life Systems) for a $10.00 fee to third parties. This is distinct from the LabVIEW(TM) programming environment itself, which retails for approximately $2,000.00 and cannot be distributed to third parties. Life Systems intends to distribute only the executable with the LifeSustainerTM 1000 and to do so under the license granted by National Instruments to original equipment manufacturers.



In November 2000, to assist in the final phase of system refinements to the LifeSustainerTM 1000, we engaged the services of STRATOS Product Development LLC to refine certain sub-systems of the LifeSustainerTM 1000 and to evaluate the need for additional refinements.

Design of the LifeSustainerTM 1000 is now 100% complete. We intend to arrange for extensive laboratory testing and assessment by selected perfusion research facilities in the United States. Currently, we anticipate the LifeSustainerTM 1000 will be fully tested and ready for us to commence marketing it by the fourth quarter of 2002.

The LifeSustainer(TM) 2000 - Perfusion Used for Organ Transplantation

At present, no approved perfusion device exists for transporting a human heart, liver, pancreas, or lung. The only perfusion devices with FDA approval for use in organ transportation are the Bauer kidney perfusion device and two similar kidney devices no longer in production. A key feature of the Bauer patents is the Peltier cooling system, a lightweight non-moving bi-metal device. In 1994 the owners of the Bauer kidney perfusion transportation device assigned patent rights with FDA 510K approval to our majority owned subsidiary Bio-Preserve (WA) thus permitting Bio-Preserve (WA) to incorporate aspects of the Bauer device into the design of the LifeSustainerTM 2000 device. Under the terms of the worldwide exclusive license agreement with Bio-Preserve (WA), Life Systems acquired the exclusive rights to develop and market perfusion devices incorporating the Bauer machine technology.

The lack of FDA approved organ transport devices other than the above mentioned kidney perfusion devices, means that most transplant operations are a race against time. This increases the difficulty of the procedures and leads to increased costs. In some cases, because time is a critical issue, many otherwise feasible organ donations are rejected.

We believe that in the organ transplant area an affordable monitoring, preservation and transportation device will have five immediate benefits:

          - More organs will survive transportation and thus be available for transplantation;

          - Organs with the same transportation time will arrive in better condition leading to an improvement in patient health, a reduction in post-operative treatment and a substantial savings in the average cost for transplantation procedures;

          - The increased preservation time will permit more extensive tissue matching procedures to be carried out, reducing the ever-present possibility of rejection;

          - Transplant operations may be scheduled during normal operating hours allowing patients to be better prepared for the procedure, and their long-term survival rate is therefore likely to increase; and

          - Objective medical data on the physical condition of a perfused organ will provide transplant surgeons with objective data on the viability of a donated organ, which we expect will enable the transplant surgeon to consider transplant organs from the currently under utilized pool of organs from non-heart beating donors.

We are designing the LifeSustainerTM 2000 to provide such benefits. The LifeSustainer(TM) 2000 is designed and intended for use as a replacement for the household ice chests or coolers that are currently the standard means for transporting human organs from donors to recipients. We believe our LifeSustainerTM technology may ultimately replace ice chests and coolers as the industry accepted mode of transplant organ transport. In the LifeSustainer(TM) 2000 transplant organs will be maintained at an optimum low temperature under controlled and monitored perfusion conditions, in order to maximize preservation effectiveness and therefore assure organ viability and function. The LifeSustainer(TM) 2000 is designed to continuously monitor vital indicators of organ condition and store this data. This stored data will provide the transplant surgeon with objective information on the condition of the organ in addition to the current "look and touch" method. It is our intention that the LifeSustainer(TM) 2000 will also provide value-added services to the transplant, including continuous web-based tracking of organ location and go/no-go alerting, helping to minimize the expensive on-hold status of surgical teams.

We expect the improved viability of transplant organs transported in the LifeSustainerTM 2000's monitored perfusion environment will result in improved patient recovery rates thereby reducing the post-operative costs of a transplant procedure. For example, the current average billings for a heart transplant procedure exceed $100,000. While the transportation cost alone using the LifeSustainerTM 2000 (which we currently estimate will be less than $3,000) exceeds the current cost of non-perfused cold storage transportation methods, we believe that the improved patient recovery rates expected using the LifeSustainerTM 2000 will result in an estimated over-all cost savings of approximately 20%, for each heart transplant procedure. Therefore, we believe that the increased transportation cost component associated with use of the LifeSustainer(TM) 2000 compared to the lower transportation cost component of non-perfused transportation methods, will be clearly justifiable and more than offset by the reduced overall cost of the transplant procedure and better post-operative health of transplant recipients.

As with the LifeSustainerTM 1000, the heart of the LifeSustainerTM 2000 is its on-board computer. However, while perfusion devices designed for biomedical research, such as the LifeSustainerTM 1000, require the flexibility of a computer program like the LabVIEW(TM) based program that we use, we believe that perfusion devices intended for clinical applications, such as the LifeSustainerTM 2000, will require an enhanced level of reliability. Therefore, we have been and will continue to develop a proprietary C++ based software program for use in the LifeSustainerTM 2000.

The prototype of the LifeSustainer(TM) 2000 is scheduled to be completed and available for human clinical testing by the first quarter of 2004. If, as we anticipate, FDA approval of the LifeSustainer(TM) 2000 may be obtained based in part upon the use of known FDA approved components (such as the Bauer portable kidney perfusion device cooling system and other components) we anticipate receiving final FDA approval to commence commercial sales of the LifeSustainerTM 2000 in the third quarter of 2004.

The LifeSustainer(TM) 3000 - Therapeutic Treatment of Isolated Human Organs

Once the LifeSustainer(TM) 1000 and 2000 series have been commercialized, Life Systems intends to complete development of the LifeSustainer(TM) 3000 device. We intend to design and develop the LifeSustainer(TM) 3000 series to sustain the viability of organs that have been temporarily isolated from a living patient's blood vessels system, thus allowing intensive treatment, including therapeutic drug treatments, on the isolated organ itself. As at the date of this registration statement, the initial design of the LifeSustainerTM 3000 is 10% complete.

We anticipate that the LifeSustainerTM 3000 will provide the means to administer drug treatment therapies at levels that may otherwise cause permanent injury, or possibly death, to the patient. Potential treatments may include irradiation, chemotherapy, drug infusion, or gene therapy. Ideally, after treatment the isolated organ can be reintroduced to the body's circulatory system with normal organ function. By treating the organ in isolation, much more aggressive therapies can be employed than possible when the organ is treated while connected to the body's blood vessels where the entire body may be subjected to the possible negative side effects of the therapy.

Hypothetically, any organ could be removed from the patient's body while the organ's viability is maintained by perfusion with appropriate fluids, thereby providing treatment in total isolation. On completion of the treatment and removal of all unwanted residues, the organ could be reconnected to the body's circulatory system for normal organ function. Heavy doses of radiation and highly toxic chemotherapies are examples of therapies that we believe will lend themselves to treatments of such isolated organs.

A similar, less complex approach is to temporarily block off the blood supply to a specific organ while maintaining the viability of the organ by perfusing it with an appropriate preservation fluid. Perfusion therapy on such isolated organs may then be carried out via catheters thus eliminating the need for major surgery. Suitable drugs for treatment could then be supplied together with the perfusate liquid. We believe that therapy applications on such isolated organs may include treatment with drugs that could be toxic to other organs and tissues, high dosages not practical through ingestion or injection, and chemotherapy. Afterwards, the treated isolated organ would be flushed with the perfusate or autologous (self-donated) blood to remove all traces of residues from the drugs used for treatment prior to reconnecting the organ to the patient's blood vessels.


Related Products


Consumable and/or Disposable Components

Each experiment by a user on a LifeSustainer(TM) 1000 is expected to require one set of disposables (tubing, oxygenators, sensor holder, etc.) which we currently estimate will cost Life Systems approximately $150 to produce and which we anticipate selling for $400. In addition, users will need perfusates, filters and other disposables. Revenues from disposables together with training, support and maintenance are expected to range from $10,000 to $20,000 per machine, per year, depending on the utilization rate at any particular facility. However, the reuse of disposables is at the user's discretion and risk and such reuse may make an impact on our revenue expectation.

In the case of the LifeSustainer(TM) 2000, each unit is expected to be used, on average, about four times a month. For each use, disposables, which we anticipate selling at approximately $750, will be required at a cost to us of about $350. In addition, users will need perfusates, filters and other disposables. These, together with revenue from service, support and maintenance contracts are expected to generate revenues ranging from $25,000 to $40,000 per machine per year.


Perfusates

The term "perfusate" describes a fluid that provides nutrients, oxygen and other elements required to maintain the viability of an organ. Currently, a simple technique used to preserve human donor organs is that of placing the organs in a cold perfusate solution. In comparison, perfusion technique is a process of delivering nutrients and oxygen to the organs by pumping perfusate into the organ's blood vessels.

Currently, perfusates that are used to preserve and maintain the viability of organs have the following objectives:

          -    To minimize the energy demand of the organ;

          -    To provide an additional source of energy for the organ;

          -    To maintain balanced fluid content within the organ;

          -    To use anaesthetics to desensitize organ tissues;

          -    To provide oxygen to the tissues; and

          -    To remove waste products from the organ.

In formulating its perfusates, Life Systems has an additional objective of reducing damage caused by oxygen while in the free radical state. Free radical scavengers, which serve to eliminate free radicals, are essential ingredients in Life Systems' perfusates.

Given the number of ingredients used in formulating perfusates, the availability of various substitutes for each of the ingredients, and the variations in concentration possible for each of the ingredients, the number and combinations possible for developing new perfusates are extensive. Based upon existing technology, the trial and error method used in evaluating perfusates has precluded the rapid development of new perfusates. We believe that our LifeSustainerTM devices will provide the necessary technology for rapid screening, testing, and validation of improved perfusates.

LifeSustainerTM devices have the ability to test perfusates on functioning organs. The data collected from such tests can be used to establish clearly whether a particular perfusate is superior for a specific application and a specific organ.


Life Systems intends to market three categories of perfusate products:

          -    Perfusates for use in the LifeSustainerTM 1000;

          - Perfusates for use in the LifeSustainerTM 2000 for use in organ transplantation; and

          - Advanced perfusates for use with organs that are being treated using the LifeSustainerTM 3000 for extra-corporeal therapeutic perfusion.

The primary distinction between these perfusates is the amount of field-testing which must be performed and the type of approvals that are required from the FDA prior to their market introduction. The first perfusate will not require FDA approval; the second and third perfusates will require FDA approval under FDA drug protocols.


Currently, Life Systems' perfusates for the LifeSustainerTM 1000 and 2000 are being developed. We anticipate the LifeSustainerTM 1000 perfusate will be ready for us to commence marketing it by the third quarter of 2002 and that the LifeSustainerTM 2000 perfusate will be ready for submission for initial FDA approval in the first quarter of 2004. Given the early stage of development of the LifeSustainer(TM) 3000, we have not yet begun development of perfusates intended for use in a therapeutic setting.

Market and Marketing Strategy

Life Systems believes that the present market for perfusion devices and related disposable products (mainly perfusates) has been constrained by the limits of available technology. Currently, we believe the primary market for perfusion devices and related disposable products will be for laboratory testing and experimental facilities, and for use with small number of heart-lung machines used in the operating theatre during surgical procedures to pump the patient's blood through the heart. We anticipate that our LifeSustainerTM devices will provide the potential for expanded use of perfusion devices in laboratory settings, in organ transplants of most, if not all, human organs and ultimately in therapeutic drug therapy treatments of isolated organs.

While recognizing that regulatory requirements and approvals vary in any given jurisdiction, we believe that the potential customers for our LifeSustainerTM devices are both domestic and international. Pending required regulatory approvals, we intend to market our LifeSustainerTM devices throughout North America and Europe and other major industrialized regions. We intend to market and distribute our LifeSustainerTM devices in the United States ourselves, but intend to enter into key distributor agreements with other companies for international distribution. As at the date of this registration statement, we are negotiating a distribution contract for distribution of our LifeSustainerTM devices in Western Europe.


The Market for the LifeSustainer(TM) 1000 Laboratory Perfusion Device

Potential customers for the LifeSustainerTM 1000 include pharmaceutical companies, biotechnology companies, universities and hospitals. We anticipate that the market for the LifeSustainerTM 1000 will be dominated by pharmaceutical companies, given that pharmaceutical companies tend to be less cost-sensitive, more likely to be early technology adopters, and are focused on reducing drug development costs.

In pharmaceutical research, expensive laboratory animal research plays a major role in the preliminary study of drug candidates. The "drug pipeline", as it is called, is currently clogged by thousands of drug candidates and limited resources to evaluate them. Expensive and lengthy animal studies, together with recent advances in the field of combinatorial chemistry have further compounded this issue. Combinatorial chemistry provides developers a new tool in the creation of potential drug candidates, whereby powerful new supercomputer algorithms are used to generate thousands of potential compounds in relatively little time. Life Systems believes that the LifeSustainerTM 1000 may find a strong reception in the drug development industry because it offers the potential of enhancing the efficiency and productivity of drug research.

We believe the ability of LifeSustainerTM 1000 device to perfuse two organs simultaneously, using one organ as a control and the other organ as a test organ, will help to assure that reliable results are obtained in a shorter period utilizing fewer specimens.


We believe that using an isolated organ that is kept viable by perfusion offers a number of advantages over other experimental models such as the use of live laboratory animals, human clinical trials, and cell cultures. If the beneficial or toxic effect of a particular drug has to be studied, we believe that the use of an isolated viable organ is more likely to provide unambiguous results and that dosage studies are more likely to produce reliable data.

We believe that our LifeSustainerTM 1000 device would be a suitable machine for biomedical research studies. The machine's organ holder unit can be easily changed to accept different organs. The machine's ability to continuously monitor the levels of oxygen, carbon dioxide, pH, temperature, etc., in the inflow as well as the outflow stream, means that researchers can quickly see the effect of the drug under study. These benchtop devices are expected to be of interest to pharmacologists, physiologists, organic chemists, toxicologists, biochemists, and other scientists involved in research in the broad biological-medical areas.

Potential purchasers of the LifeSustainerTM 1000 include pharmaceutical and biotechnology companies engaged in drug discovery, academic institutions, government agencies, hospitals, and clinical research facilities.

Life Systems is currently identifying pharmaceutical companies in the United States that operate research and testing laboratories. Life Systems estimates there are over 200 such companies operating an estimated 2,000 laboratories, many of which potentially will require multiple LifeSustainerTM 1000 devices. Life Systems is also identifying biotechnology companies in the United States that may require our LifeSustainerTM 1000 device. Life Systems estimate that there are over 900 such biotechnology companies, many of which will require multiple units. Life Systems is also in the process of identifying university and non-profit biomedical research institutions that may require the LifeSustainerTM 1000 device and estimates that there are over 260 such facilities that could require multiple units. Finally, Life Systems estimates that there are about 100 government agencies (such as the National Institutes of Health, The Center for Communicable and Infectious Diseases, etc.) that operate biomedical research facilities and which may require multiple units. In total, Life Systems estimates that the demand for the LifeSustainerTM 1000 device in United States market may exceed 17,000 units. Life Systems estimates that the rest of world market is about the same size as the total United States market. However, for non-United States sales, Life Systems' margins will likely be significantly less, given that there would be costs of international brokerage/distribution and higher support costs.

Life Systems expects to generate additional revenues by doing contract research studies for third party research facilities. In addition, drug development for the veterinary market could be another significant source of LifeSustainerTM 1000 sales.


The Market for the LifeSustainer(TM) 2000 Portable Perfusion Device


Life Systems is developing the LifeSustainerTM 2000, a device that is designed to assess the viability of human organs, and preserve and maintain the viability of an organ during transport from a donor to a recipient. Life Systems anticipates the LifeSustainerTM 2000 will be ready for submission for FDA approval for clinical testing by the first quarter of 2004. Life Systems believes that the use of the LifeSustainerTM 2000 by organ procurement organizations and transplantation facilities will provide the following benefits or enhancements in organ transplants:


          - Organs will be maintained in a monitored and controlled environment compared to organs transported using ice chests or coolers;

          - The perfusion process will enhance organ condition, which would potentially reduce the number of organs which must now be rejected because of deterioration during transit; and

          - Surgeons will have available objective information on organ condition to assist them in evaluating the viability of an organ for transplant.

We believe the above benefits or enhancements will have the following effects in organ transplantation surgeries:

          - Surgeons will have more time to match tissue types, prepare patients for transplantation operations, and to perform transplants;

          - Some organs, which are currently located too far from a transplant recipient, could be harvested and used for transplantation;

          - Surgeons may be more likely to use organs from non-heart beating donors (which are now almost universally rejected) if objective data were available to show that the harvested organ is in good condition.

Life Systems believes that the introduction of the LifeSustainerTM 2000 will lead to an increase in the number of higher quality organs available for transplantation. We believe the LifeSustainerTM 2000 will also enhance the viability of harvested organs, which could increase the success of organ transplants. In the future, we anticipate the ability to enhance the harvested organ's viability and increase the organ's preservation time will in turn enhance the ability to investigate and conduct a number of experimental methods of treating organs prior to transplantation. Such pre-treatment procedures are expected to improve the viability of organs leading to an expanded supply of viable transplant organs and increased longevity of the transplanted organ.

By helping to make more organs available for transplantation, the LifeSustainerTM 2000 is expected to augment the existing growth trends in organ transplantation. We believe that the improved viability of preserved transplant organs will reduce the average cost and billings for transplantation procedures by reducing the number of post-operative treatments that may result from the reduced viability of transplant organs transported using simple cold storage techniques (such as ice chests). We project that the LifeSustainerTM 2000 could eventually become the sole device in widespread use in the clinical organ transport market.

A study published in Transplantation Proceedings, volume 27, No. 5 (October 1995, pp. 2962 - 2964), showed that perfused organs, compared to organs kept in cold storage, have a greater average preservation time, higher function rates, and their use results in a shorter average hospital stay and lower total hospital charges.

In the United States, Life Systems has identified approximately 800 facilities, including organ procurement organizations, transplantation facilities, third-party payers including the United States government and hospital trauma centres, that are involved in human organ transplant surgeries. We believe each such facility is a candidate for acquiring a LifeSustainerTM 2000 device.

At present, only a small percentage of organs are actually obtained for transplantation from trauma patients who die during or immediately after they are injured because the consent given by an accident victim for an organ donation (e.g. by signing a driver's license or in a will) is superseded in most States by the rights of the deceased's family to dispose of his or her body. Should the European system, in which the organs of the deceased are presumed to be available for transplantation, become the practice in the United States; there could be a significant increase in organ donation from trauma centers.


Marketing and Sales


As at the date of this registration statement our LifeSustainer(TM) devices are not yet commercially available. In 1998, a bio-tech company approached Life Systems and subsequently purchased an earlier prototype of the LifeSustainerTM 1000. We anticipate that we will begin to generate revenue from the commercial sale of our devices shortly after our first LifeSustainerTM 1000 is ready for us to commence marketing it. We believe that the United States market for Life Systems' products is reasonably well defined and, therefore, we anticipate that a combination of a small in-house sales force and a manufacturing representative network will be sufficient to reach our target markets.


In order to obtain information about device reliability from actual users, our sales efforts and shipments will be limited during the first year after product introduction. As final testing proceeds, we expect to name a Vice President of Marketing.

At present, plans have not been finalized for sales or distribution beyond the United States market. We anticipate that developing a strategy to serve non-United States markets will be the responsibility of a Director of Marketing and Sales who is yet to be appointed.


Marketing Strategy

Life Systems' marketing strategy is to focus its initial marketing efforts on securing market acceptance for its LifeSustainerTM 1000 and LifeSustainerTM 2000 products by publishing research studies, in collaboration with respected research facilities, in leading industry publications. In support of this strategy, Life Systems seeks to:

          - Establish a reputation as the industry leader in perfusion systems;

          -    Provide state-of-the-art devices at an affordable cost;

          -    Continually improve product quality and features;

          -    Vigorously defend Life Systems' intellectual property; and

          -    Develop a highly responsive service/support network.

The sales program of Life Systems will differ significantly between the LifeSustainerTM 1000 and LifeSustainerTM 2000 devices:

Selling the LifeSustainerTM 1000 Devices and Perfusates

In the United States, laboratory equipment tends to be sold through conferences, trade shows, catalogues, and via direct contact with scientists. Life Systems believes that early sales to large, respected institutions in each laboratory market segment (including the pharmaceutical, biotechnology, and academic/government markets) will be crucial to establishing credibility. Before unveiling the LifeSustainerTM devices at trade shows, Life Systems will seek to place devices with industry leaders in each market segment, at a preferential price, to act as test sites. Thereafter, Life Systems intends to solicit specific printed endorsements from these industry leaders. Life Systems also intends to offer preferential delivery dates and pricing to purchasers of multiple units.

We intend to market the LifeSustainerTM 1000 under purchase, lease and lease/purchase options. We believe that lease and lease/purchase options will provide an incentive to potential purchasers by allowing them to spread their cost of acquisition across various research projects and budget years.

After sales have been secured in the initial target markets (as discussed above), Life Systems intends to pursue further sales growth of this product by offering a simplified, stripped-down version of its standard laboratory model to individual physicians, researchers, veterinarians, universities, and high school science programs. Life Systems also intends to develop sales programs, including instructional/teaching units, as circumstances warrant.


Selling the LifeSustainerTM 2000 Perfusion Devices

Life Systems considers that the keys to marketing and selling the LifeSustainerTM 2000 will be to:

          - Secure the endorsements of leading surgeons in the transplant field;

          - Demonstrate, through testing by certified laboratories, research hospitals, and universities, our belief that LifeSustainerTM 2000 perfused organs yield better transplantation results than unperfused organs;

          - Publish results from definitive research studies in prestigious and relevant scientific journals;

          - Demonstrate to third-party payers our belief that LifeSustainerTM perfused organs yield improved patient results and reduce costs for overall transplantation procedures. Key third-party payers are the United States government, HMO's and medical insurance companies; and


          - While we likely will offer various options to acquire the equipment, including direct purchase, lease or lease/purchase and pay per use, we expect that the majority of our units will be placed, at a nominal or no cost, with hospitals, organ procurement organizations, trauma centers and transplant clinics, who will be obligated to enter into agreements with us whereby they will be required to perform a minimum number of organ assessments per year and to pay us a flat fee per organ assessment.



Selling the LifeSustainerTM 3000

As we approach final clinical testing of the LifeSustainerTM 3000 we intend to develop a comprehensive marketing strategy for the LifeSustainerTM 3000. We anticipate that the potential market for the LifeSustainerTM 3000 will include any medical facility involved in providing potentially toxic drug therapy treatments, including high dose chemotherapy.

Publication of Research Results

Life Systems intends to carry out research into organ preservation utilizing the LifeSustainerTM 1000. Publication of such research in peer-reviewed journals is expected to enhance sales and marketing efforts, as well as establish the clinical and laboratory superiority of the technology. Life Systems intends to undertake studies with key personnel selected from institutions across the United States as co-development grants are written and funded. For example, in conjunction with a Washington State university, Life Systems participated in a preservation injury prevention study. Preservation injury may occur in some circumstances when an organ is harvested and preserved on ice until it is implanted into the recipient. Preservation injury is a primary cause of death in the first 30 days after heart, liver or kidney transplantation. As well, liver, kidney and heart transplant organs transported using simple cold storage techniques may suffer preservation injury and not function adequately upon implantation leading to prolonged patient hospitalizations and, in some cases, the need for emergency re-transplantation.


Contract Research

Contract research in the biomedical field has grown into a multi-billion dollar business in the United States. Life Systems intends to accept research contracts for studying drugs effectiveness and toxicity, testing blood substitutes, and screening pharmaceutical agents on ex vivo and in vivo isolated organs. This will help companies that are interested in this line of research, but which prefer to contract out the work either to reduce their fixed overhead costs or to confirm their own findings.

Performing investigative research that requires the use of Life Systems' products will help to keep Life Systems' product development team up to date regarding new features to be included in future perfusion devices. In addition, Life Systems expects that contract research clients may become device customers, as their research needs grow sufficiently large to support the acquisition of in-house equipment and personnel


Competing Technologies


The LifeSustainer(TM) 1000 Market

We believe that the current market for isolated perfusion devices is highly fragmented, with no single supplier providing a comparable set of integrated capabilities in one product. Existing suppliers supply a range of individual components for assembly by the end user. In certain cases, the user must acquire individual components from several different suppliers. Among the current suppliers we have identified which provide individual component parts for isolated perfusion devices, there are at least two suppliers, Kent Scientific and Radnoti, which provide users with a single source catalogue listing individual components for sale. Among these same suppliers, we have identified only one supplier, Hugo Sachs Electronics of Germany, which is capable of supplying the components required to construct a comparable perfusion device offering a fully comparable range of products. The common problem associated with all component suppliers, whom we identified as providing components comparable to the LifeSustainerTM technology, is the fact that the end user (most often the researcher) must assemble the components into a complete experimental system. Common problems encountered in constructing an isolated organ perfusion device from component parts include; resolving interface difficulties resulting from multi-sourced components; reliance on separate warranties and product support teams; and creating and programming situation specific data tracking software. In addition, while devices constructed from existing component suppliers may be upgraded to increase their capabilities, we believe that the LifeSustainer(TM) 1000 is the only isolated perfusion device that is pre-assembled and ready for use for a wide range of possible experiments.

The following are what we believe to be the LifeSustainer(TM) 1000's key features, which we believe, will be attractive to users:

Type of Organ

The LifeSustainer(TM) 1000 comes equipped to perform multiple experiments with hearts, kidneys, livers, and other organs. Other available perfusion devices are generally designed for experiments only with a particular organ and generally only one organ may be perfused at a time. We believe this limits the research that can be performed on those devices.


Number of Organs that can be Perfused at a Time


Existing perfusion equipment is generally capable of perfusing only one organ at a time, while the LifeSustainer(TM) 1000 is designed to perfuse two organs simultaneously. This doubles the throughput of the device as compared to most other existing perfusion equipment. A significant advantage of a two-organ arrangement is the ability to use one organ as a control while the other is being treated (the "variable"). The control organ is entirely isolated from the treated organ. Each organ channel has an independent pump, control system, perfusate stream and sensor pathway, thus ensuring statistically valid measurements and comparisons between control and treated organs.


Built-in Sensor Capability

The LifeSustainer(TM) 1000 simultaneously monitors six variables--fluid pressure and flow, temperature, organ oxygen consumption, organ carbon dioxide production and pH levels. In addition, the LifeSustainer(TM) 1000 is designed to allow the easy addition of other sensors for specific experiments. The LifeSustainer(TM) 1000 automatically regulates flow, pressure, and temperature to provide an optimum environment for organ maintenance. The measurement of these three variables, together with perfusate dissolved gases and pH, as well as the simultaneous recording of all six variables by Life Systems' software/hardware system, allows for detailed monitoring of any of the critical variables that might affect an experiment. For instance, continuous measurement of parameters such as fluid pressure and oxygen uptake are of great importance to the investigator because they provide an objective, on-line picture of organ functionality.


Feedback Loop

The LifeSustainer(TM) 1000 has a self-regulating, independent, two-channel capability and is able to use the information from its dedicated built-in sensors to change digital pump rates and thus maintain either constant pressure or constant flow of perfusate to the organ (i.e., an adaptive, non-linear, proportional, integral and derivative feedback loop). This allows the device to compensate for changes in fluid pressure within the organ and helps to assure improved preservation of the organ over time. Each channel is separate and fully independent, eliminating cross-talk and ensuring data accuracy for both channels.


Circulation or Recirculation

Some experiments on perfused organs require once-through circulation, while others require recirculation of the perfusate. The LifeSustainer(TM) 1000 allows fingertip selection (point and click) of either of these flow paths through the instrument with no requirement to reconfigure the basic system.


Data Collection and Management

As standard equipment, the LifeSustainer(TM) 1000 provides proprietary software to record data and produce ongoing reports throughout the perfusion process of critical information, including fluid pressure and flow, temperature and organ oxygen consumption. The data collection and reporting features may be customized to meet the specific requirements of the operator or the type of organ or both. Furthermore, Life Systems has developed a fully featured heart function monitor based on pressure information measured by a custom-made balloon catheter. This function is fully integrated into the base LifeSustainer(TM) 1000 unit and can be ordered with the unit, or later as an add-on module. Data from the heart function module is recorded at user-defined intervals in the data log.

Computerized Operation

LifeSustainer(TM) perfusion systems are designed for either manual or computer controlled operation. For automatic operation, the operator can input the desired operating characteristics directly into the LifeSustainer(TM) 1000 computer. The computer then automatically controls the pumps so that the desired pressure or flow rates are achieved. If changes in these variables are desired during an experiment, the researcher can establish the new conditions with simple point-and-click commands entered through the computer's graphic display. The Windows-98 operating system was chosen for compatibility with a wide range of research equipment currently used in standard research laboratories.

The LifeSustainerTM 1000 utilizes software that was created on National Instruments' LabVIEW(TM) platform to interface the user to the machine, and the machine to the instruments required to gather data from the organ that is being tested. We believe that the LabVIEW(TM) platform is the de facto standard in biomedical laboratory instrumentation and control; it is sold worldwide for the purpose of creating custom programs designed to connect with both existing and custom biomedical devices instrumentation. LabVIEW(TM) is a general programming environment in which any particular process or system may be modelled, simulated and interfaced to active instrumentation. For example, a physical plant (anything from an oil refinery down to a simple voltmeter) maybe modelled onscreen as a process flow diagram (a connected series of images, pipes, electrical connections, etc.). Designated sections on the process flow diagram undergo physical and mathematical processes. A section may bring real-life data into the process from a sensor and sensor interface board, for example, at which point a program is run on the data to scale and average the data into useable form which is then passed onto the next node in the system. This is analogous to the process run by the LifeSustainerTM 1000 via the LabVIEW(TM) software integrated into the unit. The LabVIEW(TM) program written into the LifeSustainerTM 1000 is a collection of nodes (each available within the LabVIEW(TM) environment) "wired" together in novel ways with novel concepts integrated into the mathematics making the finished program a wholly Life Systems' owned and copyrightable piece of property. The LifeSustainerTM 1000 is essentially unusable without the programs.

It is possible to run an ancillary program called Application Builder on the finished LabVIEW(TM) program that results in a third program called an executable. This third program has all of the desired features of the full LabVIEW(TM) source, except that it is fixed in nature (i.e., cannot be adjusted or altered). All features of LabVIEW(TM) other than those actually called for in the written program are eliminated (to create a so-called compiled version). This executable is licensed by National Instruments for distribution by the original equipment manufacturer (in this case Life Systems) for a $10.00 fee to third parties. This is distinct from the LabVIEW(TM) programming environment itself, which retails for approximately $2,000.00 and cannot be distributed to third parties. Life Systems intends to only distribute the executable with the LifeSustainerTM 1000 and to do so under the license granted by National Instruments to original equipment manufacturers.

Life Systems has also identified a number of additional applications for the LifeSustainer(TM) 1000, including:


Organ Pretreatment

Biomedical researchers are exploring the possibility of removing, or neutralizing, surface antigens in donor organs in the hope of eliminating organ matching problems and the need for the recipient to take anti-rejection drugs for the rest of his or her life. (Antigens are substances that, when introduced into the body, stimulate the production of an antibody). We believe that the LifeSustainer(TM) 1000 is the ideal vehicle to carry out such research. The results of this research will be directly applicable to the LifeSustainer(TM) 2000 transplant model. In the LifeSustainer(TM) 2000, the organ is captive during the transport period, with full access to the organ's blood vessels, so anti-rejection drugs and/or antigenic profile modifiers may therefore be effectively administered to the organ during transport.

At present, a number of potential donor livers are not suitable for transplantation because of a condition known as "fatty liver" syndrome. Pretreatment of fatty livers through perfusion techniques may recover many livers otherwise unsuitable for transplantation, providing an increase in the liver donor pool. We believe that the LifeSustainer(TM) 1000 will serve as an excellent research tool to investigate and expand medical researchers' knowledge of such liver treatment. The LifeSustainer(TM) 2000 could serve as a clinical means for keeping a liver viable while it is reconditioned by enzyme treatments.

In the field of research related gene therapy, using perfusion technique, specialized agents can be utilized to transport a gene directly into the cellular DNA of a target organ. Introduction of the gene into the cellular DNA occurs over a period of time of exposure to the specialized agent. The usual approach to accomplish introduction into the DNA is be a single-pass circulation of the specialized agent carrying gene through the organ under cold conditions. However, using the LifeSustainer(TM) 1000 as a research tool allows multiple recirculation of the special agent carrying gene, as opposed to the one-shot approach currently used in stored, refrigerated organs. This is expected to significantly advance such research by dramatically enhancing the rate of introduction of the gene, which will also reduce the overall cost of the research procedure. The results of such gene therapy research could later be used to improve clinical applications that use the LifeSustainer(TM) 2000.

During isolated heart transport, it may be possible to recirculate cholesterol-scavenging compounds through the organ under controlled conditions thereby improving the blood flow in the heart. Any improvement in blood flow in the heart (corresponding to a reduction in degree of clots in the heart) is likely to mean improved post-operative heart function and recovery time. Alternative compounds that could be circulated through the heart prior to transportation include antibiotic, antiviral and antifungal agents as well as the antigenic modification compounds discussed earlier. These agents could be completely flushed from the organ prior to re-implantation using perfusates and/or autologous (self-donated) blood.

New Drug Development: Typically, new drug development is a minimum 5-year process. Initial screening using laboratory animals such as mice or rats is a long and labour intensive necessity. Using isolated organs maintained in a viable state on the LifeSustainer(TM) 1000, instead of intact animals could dramatically reduce the time taken for the screening as well as provide more accurate and reliable data on drug effectiveness and toxicity. The high risk involved in moving from animal trials to human trials could be significantly reduced by introducing an intermediate step where the new drug would be tested on isolated human organs sustained on the LifeSustainer(TM) 2000.

Drug Uptake: Pharmaceutical companies are very interested in finding out how much of an ingested drug is actually absorbed into the blood system. For example, by perfusing an appropriate segment of intestine through its blood vessels, and at the same time introducing the drug in question through the digestive tract, it should be possible to measure uptake of the drug (i.e. how much drug is metabolized by the intestinal segment versus the amount available to the bloodstream). The LifeSustainer(TM) 1000 is uniquely capable of carrying out such experiments, using one channel of the device to perfuse the intestinal blood vessels while the other channel is used to introduce the drug compound into the intestinal cavity. This procedure is expected to provide important additional data to pharmaceutical companies that are engaged in drug discovery. Currently these companies must extrapolate animal data prior to initiating human trials for promising pharmaceutical agents, and the initial human dosages are artificially reduced to protect against unintentional overdose because of the unknown intestinal uptake limit. Pre-trial isolated organ perfusion using the LifeSustainer(TM) 2000 is expected to lower the enormous cost of drug development by reducing the number of Phase I human clinical trials otherwise required.

Bioreactor: The LifeSustainer(TM) 1000 has the features of a bioreactor or fermentation chamber. An attractive opportunity lies in developing a device for the small-scale culture of stem cells. Several biotechnology companies, and non-profit research institutes in the Seattle area are actively engaged in stem cell research and Life Systems has initiated discussions for collaboration with these institutions for the development of such a device. Of course, the LifeSustainer(TM) 1000 may also be used for culturing other cells or for perfusing tissues.

The following chart provides a comparison of the LifeSustainer(TM) 1000 to existing isolated perfusion devices available from component suppliers:


                     Kent Scientific      Hugo Sachs     MX International       Radnoti         Life Systems
                                         Electronics                                           LifeSustainer(TM)
                                          of Germany                                                1000
----------------------------------------------------------------------------------------------------------------
Number of organ      All               All               2                 All                All
types

Number of organs     1                 1                 1 on standard     1                  2 organ
of simultaneous                                          model, capable                       capability
perfusion                                                of 2 with                            standard
                                                         additional
                                upgrade required

Sensors              Additional        Additional        Additional        Additional         5 sensors
                     upgrade required  upgrade required  upgrade required  upgrade required   standard,
                                                                                              additional
                                                                                              available on
                                                                                              upgrade

Feedback Loop        Additional        Additional        Additional        Only available     Constant
                     upgrade required  upgrade required  upgrade required  from other         Pressure or
                                                                           suppliers          Constant flow
                                                                                              feedback
                                                                                              capabilities

Single pass          Additional        Additional        Additional        Additional         Both standard
circulation &        upgrade required  upgrade required  upgrade required  upgrade required
Recirculatory flow
through unit

Automated data       Additional        Additional        Additional        Additional         Both standard
collection and       upgrade required  upgrade required  upgrade required  upgrade required management


Price(1)             Base price        Base Price        Base Price        Base Price         $55,000
                     $9,000            $50,000 to        $14,000           $9,000

                                       $100,000

(1) Pricing is based upon available market data as at the date of this registration statement and is subject to change.


The LifeSustainer(TM) 2000 Market

Only one company, the medical division of Waters Instruments Co., produces a device we believe will compete with the proposed LifeSustainerTM 2000 for isolated organ transport. However, we believe that in comparison to the LifeSustainerTM 2000, the device sold by Waters Instruments is outdated, having been designed in the 1970's. The original Waters Instruments, device (used clinically until 1974) was large and heavy, requiring small moving truck and forklift to transport the device. The Mini-Belzer, a smaller version of the Waters Instrument device was developed in 1971. The Mini-Belzer was subsequently produced commercially by Edward Laboratory in California for several years and remained in use for clinical kidney preservation until the late 1980's. The Mini-Belzer and the Waters Instrument device were both specifically designed for kidney preservation and have limited sensing, controlling and monitoring capabilities. On the other hand, we are designing our LifeSustainer(TM) 2000 to preserve all type of organs (heart, kidney, liver, etc.) and is intended to have extensive capabilities in sensing, monitoring, and controlling the viable signs of a preserved organ. All data relating to the viability of a preserved organ will be stored during the organ's preservation time and will be available to a surgeon so he or she can assess the viability of the preserved organ prior to transplant.

One company, TransMedic Corporation, has announced it is developing an organ transport unit based upon normothermic, or body temperature preservation concepts. We believe that, in comparison to the LifeSustainerTM hypothermic-based, or cold temperature technology, normothermic organ transport devices face significant engineering hurdles which we believe will make these transport devices less likely to succeed. Organs transported at body temperature require significantly more oxygen than organs transported under hypothermic conditions. Therefore, body temperature based organ transport devices must be capable of providing oxygen based perfusate carriers. At present, this implies the use of human whole blood or partial blood products such as haemoglobin. The use of blood or blood products requires a device capable of providing increased flow pressure, flow rate and temperature control, each of which we believe will present significant engineering hurdles. Should engineering hurdles be overcome, medical and safety issues associated with inadequate oxygen supply associated with pumping red blood cells for any period of time, and handling and disposal of human blood products must also be addressed. When compared with Life Systems' hypothermic approach, that of utilizing the medically accepted hypothermic based organ transportation, coupled with use of FDA approved perfusates which inhibit pathogen growth, we believe that any normothermic based organ transport device presents little, if any competitive threat to Life Systems.


The LifeSustainerTM 3000 Market

Currently, we are not aware of any company or organization that is marketing a device capable of meeting the proposed capabilities of the LifeSustainerTM 3000.


The Market for Perfusates

Currently, Abbot Laboratories markets a product called "Plegisol" capable for use in isolated human heart preservation. Other available preservation solutions are: the Belzer Focade perfusate, which was developed at the University of Wisconsin and is used mainly for human kidney and liver preservations and a solution from Stanford University that is capable of preserving an isolated human heart. Another commercially available perfusate for preserving human kidneys is the "Collins Solution." The "Euro-Collins Solution", an improved version of the Collins Solution is also available. All these preservation solutions are used at very low temperatures to preserve organ viability for up to several hours, depending on the type of organ. For example, the current maximum preservation time for a human donor heart is four hours. With current preservation solutions the donor organs remain non-functional during preservation time.

To address this, Life Systems intends to introduce both normothermic and hypothermic perfusates to the biomedical market. Our normothermic perfusate will be used at normal body temperatures to preserve an isolated organ for biomedical research applications. This will help researchers to maintain an isolated organ at a full functional level and will enable them to better understand organ metabolism in order to improve organ preservation time outside the body. Maintaining the function of isolated organs will also have benefits in drug discovery and other related biomedical research. Our hypothermic perfusate, on the other hand, will be used to preserve donor organs for transplantation.


Market for Alternative Treatment Modes


Xenotransplantation (Cross-species transplantation)

There has been, and continues to be, a substantial interest and research into the use of animal organs in human transplant recipients. While xenografts (cross-species tissue grafts) of pig tissue heart valves have been successfully transplanted into humans, there has never been a successful solid organ xenotransplantation because of the extreme rejection response that has resulted in all previous attempts. In 1977, the United States Federal Drug Administration announced that it is considering a moratorium on cross-species transplantation because of the threat of cross-species super-virus migration. Therefore, although several companies are working in the field of cross-species-transplantation, we feel that it is unlikely that cross-species-transplantation will present a significant competitive threat to our LifeSustainer(TM) 2000 device.


Artificial Organs

Artificial organs, including hearts, liver and ocular lenses, have been developed that can assume the function of a natural human organ either wholly or partially. However, current generations of artificial organs are considered a supportive bridge to a human organ transplant procedure because demands on the artificial implant are too extensive to permit reasonable lifetimes following the organ transplant procedure. With the exception of the artificial lens for the human eye currently no artificial organ has experienced significant market acceptance. Therefore, we do not believe artificial organs represent a significant competitive threat to our LifeSustainer(TM) 2000 device.


Intellectual Property, Government Approvals and Regulations


Patents and Proprietary Property

Under a world-wide exclusive licensing agreement, Life Systems acquired the right to develop, manufacture, use and market the LifeSustainerTM devices based upon Bio-Preserve (WA)'s patented technology, including the rights in connection with future patents.


Bio-Preserve (WA) currently owns or has taken assignment of the following patents issued in the United States:

          - U.S. patent #5,338,662 which was issued to Bio-Preserve (WA) on August 16, 1994, providing broad patent coverage for its organ perfusion devices. One major claim for the device is that it is the first and only one that includes in its computerized system of controls and monitors constant pressure or constant flow options, as opposed to one or the other in currently available models. Another major claim is the ability to perfuse two organs simultaneously. A total of 18 claims were granted. A second patent on the use of the perfusion device was approved, with eight claims on February 27, 1996, U.S. patent #5,494,822; and

          - U.S. patent #4,745,759 which was assigned to Bio-Preserve (WA) in 1994 by Dan O. Bauer and Neal W. Bauer, owners of the Bauer portable kidney preservation devices. In addition, AED, Inc., a Michigan corporation (of which Dan O. Bauer and Neal W. Bauer were the majority stockholders) assigned its rights to the 510K FDA approvals for the Bauer kidney preservation device to Bio-Preserve (WA). Upon funding availability Bio-Preserve (WA) intends to file applications for four additional patents. The first of these involves a continuous correction system for catheter backpressure in the measurement of arterial pressure (without this feature, pressure measurements are grossly inaccurate, a significant problem in alternative perfusion devices). The other three are for a) a non-contact valve for switching liquid flow among three different reservoirs, b) a disposable multi-sensor holder for in situ calibration of sensors, and c) an automated technique for precise, stepped inflation of a balloon catheter to be utilized in cardiac function assessment, and the balloon catheter itself. These four pending patents may sustain applications in unrelated areas with potential for additional revenue through licensing agreements.

Each of the above patents are critical to the function and operation of our LifeSustainer(TM) devices. We believe our patents make our LifeSustainer(TM) devices unique in the perfusion biomedical device market, providing us with a technological advantage over potential competitors. If, however, we do not successfully maintain our patents, over time our technological advantage may be eliminated which may result in significant reductions in our anticipated revenues.


Bio-Preserve (WA)'s application for a European patent, No. 93922233.7, designating Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Great Britain, Ireland, Italy, Luxembourg, Monaco, Netherlands, Portugal, and Sweden, was allowed by the European Patent Office on November 6, 2001. This patent application provides broad patent coverage for Bio-Preserve (WA)'s organ perfusion devices. One major claim for the device is that it is the first and only one that includes in its computerized system of controls and monitors options for maintaining constant pressure or constant flow of perfusate through the organ's blood vessels, as opposed to one or the other option in currently available models. Another major claim is the ability of our LifeSustainer(TM) 1000 to perfuse two organs simultaneously.

In addition, Bio Preserve (WA) has applied for a patent in Canada, patent application No. 2144952, which was filed on September 20, 1993, with an annuity date of September 20, 2001. On September 13, 2000, we submitted a request for examination of this patent application.


Life Systems also has a proprietary, unique formulation for its perfusion fluid. While it is not clear whether the unique composition can be patented, Life Systems believes it may have a significant competitive advantage over perfusates that are currently in the marketplace. Life Systems intends to treat the formulation of its perfusates as a trade secret.


Government Regulation

The development, manufacturing and marketing of certain of our LifeSustainerTM devices and associated perfusates are subject to extensive regulation by governmental authorities in the United States and other countries. We intend to manufacture and market three perfusion devices, the LifeSustainerTM 1000, LifeSustainerTM 2000 and LifeSustainerTM 3000. The LifeSustainerTM 1000 and associated perfusate does not come into contact with humans and therefore will not require FDA approval. The LifeSustainerTM 2000 and LifeSustainerTM 3000 and related perfusates, are designed and intended for use in human organ transplants and therefore will require FDA approval prior to human testing and again before marketing in the United States.

In the United States, the FDA regulates therapeutic and diagnostic products under the Federal Drug Administration Act and other laws. In most cases, medical devices that are designed to be in contact with living human cells to achieve their primary purpose require FDA approval prior to commercialization. Therefore, we expect that the LifeSustainerTM 2000 and 3000 devices will require FDA approval.

Generally, the steps required to obtain FDA approval for marketing devices such as the LifeSustainerTM 2000 and 3000 devices in the United States include (a) pre-clinical laboratory and animal tests; (b) the submission to the FDA of an initial application for approval for human clinical testing, which must become effective before human clinical trials may commence; (c) adequate and well-controlled human clinical trials to establish the safety and effectiveness of the device; (d) the submission to the FDA of the appropriate license application and an FDA review of the license application; and (e) satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the device is made to assess compliance with good manufacturing procedures.

The FDA may not allow the requisite clinical trials. If allowed by the FDA, such trials may not be completed successfully within any specific time period, if at all. Even if clinical trials are completed successfully, the FDA may still deny an application for approval if applicable regulatory criteria are not satisfied and/or may require additional testing or information. Even if regulatory approval is granted, such approval may include limitations on the indicated uses for which our LifeSustainerTM 2000 and LifeSustainerTM 3000 units and associated perfusates may be marketed.

As at the date of this registration statement, we anticipate our LifeSustainerTM 2000 will meet the requirements to apply for FDA approval as a Regulatory Class II medical device through the FDA 510k-approval process. We anticipate the LifeSustainerTM 3000 will require FDA approval as a Regulatory Class III medical device. Our perfusates for use in the LifeSustainerTM 2000 and LifeSustainerTM 3000 will require FDA approval under the FDA drug approval protocol, including approval for known chemical toxicities.

The 510k-approval process is a FDA approval process for medical devices. To obtain approval on a 510k process, the applicant must establish that the components requiring FDA approval have been previously approved by the FDA or are known to the FDA as being safe, and that the device itself will not be inferior to currently approved devices. The granting of approval as a Regulatory Class II device permits the marketing of the device subject to the general control provisions of the Federal Drug Administration Act applicable to medical devices, including annual registration, listing of devices, good manufacturing practice, labelling, and adulteration provisions.

A Class II device classification generally indicates that the device is non-invasive, with limited or no direct patient contact and is not life-sustaining or supporting. For the LifeSustainer(TM) 2000, Life Systems intends to prepare a 510k pre-market submission. The 510k submission must demonstrate that the device is as safe and effective, that is, substantially equivalent, to a legally marketed device that is not subject to the more rigorous pre-market approval (PMA) process. Therefore, Life Systems, in its LifeSustainer(TM) 2000 510k submission, must compare the LifeSustainer(TM) 2000 to one or more similar devices currently on the U.S. market. Life Systems' subsidiary Bio-Preserve (WA) has acquired from Dan O. Bauer and Neal W. Bauer an assignment of a patent they hold (U.S. Patent Number 4,745,759) for a kidney preservation device. Bio-Preserve (WA) has also acquired from AED, Inc., a Michigan corporation (of which Dan O. Bauer and Neal W. Bauer are the majority stockholders), an assignment of an FDA approval under provision 510k pertaining to the Bauer kidney preservation device. Life Systems will attempt to obtain approval from the FDA for its LifeSustainer(TM) 2000 as an improved variation of the existing approved kidney perfusion product. Obtaining FDA approval of devices under a 510k application is not as involved as obtaining approval for a new drug.

With time, Life Systems anticipates expanding the applications and performance claims of LifeSustainer(TM) 2000. The FDA requires the approval of expanded claims. Depending on the complexity and the degree of variance of these new claims from the original approved submission, the FDA requires either a new 510k application for approval or only a "letter-to-file". Approval of a new 510k submission could take up to six months from filing. A "letter-to-file", on the other hand, is a task performed internally by Life Systems describing specific changes or modifications to the LifeSustainer(TM) 2000's "Form, Fit or Function", but does not make expanded claims with respect to performance or applications. Furthermore, some of the anticipated expanded claims regarding the LifeSustainer(TM) 2000 may require pre-market approval from the FDA, which may take up to three years to obtain. Life Systems will make a determination as to pre-market approval submissions of its devices to the FDA based on the size of the market for such application and the investment costs associated with such approval.

We anticipate the LifeSustainer(TM) 3000 will require pre-market approval from the FDA. For some applications of the LifeSustainer(TM) 3000 such approval may take two to three years because we may be required to submit an application for pre-market approval to the FDA. The FDA would then specify the testing that needs to be done and passed for their approval to be granted. At this time we cannot predict what testing requirements might be required for approval of our LifeSustainer(TM) 3000 for any particular application for which FDA approval would be required. The testing and approval process can be long and costly.

If regulatory approval is obtained, we will be required to comply with a number of post-approval requirements, including reporting certain adverse reactions, if any, to the FDA, post-marketing testing and surveillance to monitor the safety and effectiveness of our LifeSustainerTM devices and associated perfusates and complying with advertising and promotional labelling requirements. Both before and after approval is obtained, violations of regulatory requirements may result in various adverse consequences, including suspension or termination of clinical trials, delays in approving or refusal to approve, the withdrawal of an approved device or perfusate from the market, seizures of devices or perfusates, and/or the imposition of injunctions, criminal penalties and/or civil penalties against the manufacturer and/or Life Systems.

In addition to FDA approval, because the LifeSustainerTM 2000 is also intended for use to transport human organs by air transport, there is a potential that there maybe certain electronic emissions from the LifeSustainerTM 2000, which may cause radio frequency interference, electromagnetic interference or other safety and power source concerns. Therefore, before we market the LifeSustainer(TM) 2000 for use involving air transportation, it will also require approval from the United States Federal Aviation Administration and the United States National Transportation Safety Board.

Each of our LifeSustainerTM devices will require certification from Underwriters Laboratories for safety features, including prevention of electric shock, fire retardant abilities and lack of interference with other electrical devices. We anticipate that we will face similar government approval requirements in the foreign markets we have identified, including certain European countries and in Canada. As with the United States governmental approvals, we may not receive the required approvals on a timely basis, if at all. If we do not receive the required governmental approvals in a particular foreign jurisdiction, we will be unable to market our LifeSustainerTM devices and perfusates in that jurisdiction.

Additionally, while at the time of this registration statement we are not aware of any proposed legislation or regulatory requirement that, should it be enacted, will impose additional approval or regulatory requirements in connection with our LifeSustainerTM devices or perfusates, we may become subject to various federal, state and local and foreign laws, regulations and polices relating to safe working conditions, laboratory and manufacturing practices. We are unable to predict the nature and extent of restrictions that might arise from such laws, regulations and policies or any related governmental action. We may be required to incur significant costs to comply with such laws, regulations and policies, which could have a material adverse effect on our business, operating results and financial condition.

Life Systems is subject to the same laws and regulations faced by all companies including, but not limited to, employment regulations, working conditions, and other general business matters.

Research and Development


During the 1999 and 2000 fiscal year we incurred $155,896 and $293,159 respectively, in research and development costs. The LifeSustainer(TM) 1000 design has been finalized and the final prototype has been completed. As at the date of this registration statement, design of the LifeSustainer(TM) 2000 is approximately 20% completed and we anticipate performance testing will begin upon its completion in the fourth quarter of 2003. The LifeSustainer(TM) 3000 is in the early stages of design, with approximately 10% of design engineering completed. We anticipate finalizing the LifeSustainer(TM) 3000 prototype in the fourth quarter of 2005.


Based upon the above timeframes, we anticipate applying for FDA approval of the LifeSustainer(TM) 2000 by the first quarter of 2004. Given the advanced capabilities intended for the LifeSustainer(TM) 3000, we do not anticipate applying for FDA approval until 2006.

We anticipate finalizing design of the LifeSustainer(TM) 2000 disposable components in the fourth quarter of 2003 in conjunction with final design of the LifeSustainer(TM) 2000 unit.

The development of a perfusate, intended for use in the research of organ transplants, is in the initial stages of development. We anticipate that formulation of perfusates intended for use in isolated organ perfusion research will be complete by the third quarter of 2002 and that formulations intended for use in organ transplants will be completed in late 2003. Given the early stage of development of the LifeSustainer(TM) 3000, we have not yet begun development of perfusates intended for use in a therapeutic setting.

We expect to incur research and development expenses of about $1,500,000 in 2001 and $1,750,000 in 2002. These expenses will be used primarily to fund the conversion of the existing LifeSustainer(TM) 1000 laboratory prototype into a cost-effective production design and for conducting effectiveness testing of patented compounds, called cardiopeptides, owned by Cytran Incorporated and Cytran Ltd., pursuant to a proposed joint venture agreement which we may enter into with Cytran Incorporated and Cytran Ltd. We will also be completing construction of four prototype LifeSustainer(TM) devices for placement with research institutes.

We plan to raise the capital required for both the LifeSustainer(TM) 1000 and 2000 programs from various capital sources. We are currently in discussions with a number of European venture capital firms and investment funds who are considering providing financing to fund our operations. We expect to close one or more financing transactions in the near future, leading to an accelerated development schedule culminating in the release of the LifeSustainer(TM) 1000 to manufacturing during the fourth quarter of 2002. Prototyping of the LifeSustainer(TM) 2000 is expected to commence during 2002. In order to maintain our expected schedule for the development of the LifeSustainer(TM) 1000, we will need to raise a total of approximately $3 million by February 2002, including the $1,005,000 raised from Mr. Pia. In order to maintain our expected schedule for the development of the LifeSustainer(TM) 2000 and 3000 devices, we will need to raise an estimated additional $5 million before September 2002 for the development of the LifeSustainer(TM) 2000 and an estimated additional $4 million before September 2004 for the development of the LifeSustainer(TM) 3000.

Our product development, contract research, and manufacturing will be under the direction of Dr. Fereydoon Sadri.


Suppliers

Our contract manufacturers, subject to our product specifications will purchase supplies and components for manufacturing Life Systems' products. Most supplies and equipment needed by Life Systems for our products, including molded plastic parts, metal components, electronic sensors, computers, and other industrial components, are readily available from several sources. We continue to seek alternative suppliers for certain specialized medical components that are currently only available from a single source. For at least two of the critical components, we continue to seek a supplier that has the capability to meet our design specifications and the standards required by our medical devices. All non-critical components are either available from a variety of sources or are designed and manufactured in-house with component parts readily available from a variety of sources. The following table outlines the current status of our critical and key components:


Critical Components            Supplier Details
-------------------            ----------------

Blood Gas Analyzer Life Systems is in the process of identifying a supplier. We have identified a company, Micro-Electrode Inc. that has the capability to supply sensor and block components of the blood gas analyzer and may also be capable of supplying the electronic components.

Syringe Pumps We have identified one company, Kloehn Ltd. of Las Vegas, Nevada, that is capable of supplying syringe pumps. Other possible sources have been identified, however we continue to investigate such suppliers to ensure their syringe pumps meet our design requirements.

Oxygenator                     We are in the process of identifying a supplier.

Intra-vascular Balloons        We have identified a supplier.

Syringe Syringes are readily available and we have identified a source, which is capable of laser drilling and then polishing holes into the side of the syringe needle.

Product Engineering and Manufacture


At present, we are maintaining our focus on the research and development of the full line of LifeSustainer(TM) devices, perfusates and consumable/disposable components. Therefore, we intend to contract out the final assembly and distribution of our LifeSustainer(TM) devices. As at the date of this registration statement, we have identified a contract manufacturer capable of completing the final assembly and shipment of LifeSustainer(TM) devices and are currently in discussions with them with respect to negotiating a contract for assembling the LifeSustainer(TM) 1000 device. Nonetheless, much of the production will involve contracting or sub-contracting the manufacture of various sub-assemblies, which will then be assembled into finished devices. Life Systems estimates that, once subassemblies have been delivered and checked for quality control, two trained technicians can assemble one device per two working days. Paint, final finish, final testing, storage preparation and packaging will take approximately one more day per machine.

A key manufacturing activity is sourcing sub-assemblies. We intend, wherever possible, to identify and contract with two companies (a major and at least one secondary) for production of sub-assemblies. We recognize that in contracting with two companies we may experience a slightly higher average cost of goods sold, however Life Systems intends to make dual sourcing a central manufacturing policy in order to avoid becoming dependent on a single supplier for any essential sub-assembly.


Employees

Other than executive officers, Life Systems currently has three employees, two of who are employed full-time, providing technical support involving product design and fabrication. Life Systems also retains the professional services of various consultants, including patent, general corporate and securities lawyers, accountants, and other business and strategic planning consultants.

Other than executive officers, Bio-Preserve (WA) and Bio-Preserve (FL) do not have any employees. Perfusion compensates each of its President and Secretary/Treasurer, but has no additional employees.

                                    Property

Life Systems currently leases approximately 4,300 square feet of space located at 8717 - 148th Avenue NE, Redmond, Washington, 98052, phone (425) 895-8335, under a lease expiring in May 1, 2005, at current a monthly rent of $5,779 per month, increasing 4% annually. This space is broken into administrative and research laboratories and development facilities. Until April 30, 2001, we occupied a 2,981 square foot office and laboratory space under a lease, which expired on December 31, 2000 and continued, thereafter, on a month-to- month basis. From January 1, 2000 to May 31, 2000, we leased approximately 800 square feet of additional office and laboratory space from a stockholder on a month-to-month basis for rent totalling about $5,000.

The head offices of each of Bio-Preserve (WA) and Bio-Preserve (FL) are operated from our leased facilities in Redmond.

The head office of Perfusion is located at 502 East John Street, Carson City, Nevada 98706. Perfusion presently maintains an interim office at Suite 305 - 1208 Wharf Street, Victoria, British Columbia, Canada.


                                   Management

Directors and Executive Officers

All directors of our company hold office until the next annual meeting of stockholders or until the earlier of death, retirement, resignation or removal. Subject to any applicable employment agreement, executive officers serve at the discretion of the Board of Directors, and are appointed to serve until the first Board of Directors meeting following the annual meeting of stockholders.

Our directors and executive officers, their ages, positions held and duration as such are as follows:

Name                                    Age             Position

Life Systems, Bio-Preserve (FL) and
Bio-Preserve (WA)

Fereydoon Sadri                         51              Director of Life Systems since November 1998
                                                        President of Life Systems since May 17, 2000
                                                        President and Director of Bio-Preserve (FL) since April 1997
                                                        President and Director Bio-Preserve (WA) since February 1994

Gabor Balogh                            47              Director Life Systems, Bio-Preserve (FL) and
                                                        Bio-Preserve (WA) since May, 2000

Howard Dixon                            58              Director Life Systems, Bio-Preserve (FL) and
                                                        Bio-Preserve (WA) since May 17, 2000


Ian Middleton                           52              Director of Life Systems since June 4, 2001 and Director
                                                        and President of Perfusion from March 2000 until January
                                                        2002.


Alexander von Kleist                    45              Director of Life Systems since June 4, 2001 and Director
                                                        and Secretary-Treasurer of Perfusion since March 2000

Business Experience

The following is a brief account of the education and business experience during the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Fereydoon Sadri, Ph.D., Director, President and Chief Executive Officer

Dr. Sadri first became involved in research related to isolated organ perfusion in 1980 as a graduate student. From 1984 to 1986 Dr. Sadri was a postdoctoral fellow at the Biomedical Engineering Institute of the University of Akron where he worked on heart perfusion and artificial heart technology. In the fall of 1986, Dr. Sadri was employed by Gulf South Research Institute, New Orleans and by Oschner Clinic where he continued his work in the research and development of perfusion technology and in the design of biomedical devices for organ preservation. In 1991 Dr. Sadri, together with Dr. John Majnarich, formed Bio-Research Laboratories, a company which offers biomedical research on a contract basis. From 1991 until 1995, Dr. Sadri served as Director of Research and Development for Bio-Research Laboratories where he supervised marketing activities and was responsible for obtaining research contracts. From 1991 through 1993 Dr. Sadri was the President of Perfusion Medical Laboratories. In January 1994 Dr. Sadri founded Bio-Preserve (WA) to complete the final research and design elements of the LifeSustainer(TM) devices. Since its inception, Dr. Sadri has served as a director of Bio-Preserve (WA). From 1994 until 1998, Dr. Sadri served as Vice-President and Scientific Director of Bio-Preserve (WA). Since June 1998, Dr. Sadri has served as a director of Life Systems and from November 1998 to present he has served as Chairman of Life Systems' board of directors. On May 17, 2000, Dr. Sadri was appointed as Life Systems' President and Secretary. Dr. Sadri has served as an executive officer of Bio-Preserve (FL) since 1996 and as a director of Bio-Preserve (FL) since April 1997. Dr. Sadri is a co-founder of OptiMEMS, Inc. which was established in 1993 to develop ways of using microelectromechanical systems (MEMS) technology for developing disposable endoscopes and other imaging technologies. From 1993 to 2000 Dr. Sadri served as a director and as Executive Vice-President of OptiMEMS.

Dr. Sadri holds a M.Sc. in Physiology from the University of Akron and a Ph.D. in Physiology from Kent State University and the Northeastern Ohio Universities College of Medicine.


Gabor Balogh, D.D.S., Director

Since 1995, Dr. Balogh has been a dental practitioner at the Dundarave Dental Clinic, which is located in West Vancouver, British Columbia. Dundarave Dental Clinic is owned and operated by Dr. Gabor Balogh, Inc., a British Columbia professional corporation founded by Dr. Balogh in connection with the formation of his dental practice. Since its inception in 1995, Dr. Balogh has served as the sole officer and director of Dr. Balogh, Inc. From May 17, 2000 to present, Dr. Balogh has served as a director of Life Systems, Bio-Preserve (FL) and Bio-Preserve (WA). Dr. Balogh obtained his Doctor in Dental Surgery from the University of Western Ontario in 1985.


Howard Dixon, B.Sc., CFP, R.E.P., Director

Mr. Dixon has been involved in the financial planning and consulting business for over 20 years. In 1988, Mr. Dixon formed his own financial planning business, Dixon, Davis & Company, providing financial planning services to corporations and individuals from 1988 to 1994, and from 1997 to present. From September 1994 to January 1997, Mr. Dixon worked for MD Management Limited, a subsidiary of the Canadian Medical Association, as a Senior Financial Consultant specializing in financing planning for physicians. Prior to forming Dixon, Davis & Company, Mr. Dixon worked initially as a life agent and subsequently as a financial planner for The Mutual Group (now Clarica). From May 17, 2000 to present, Mr. Dixon has served as a director of Life Systems, Bio-Preserve (WA) and Bio-Preserve (FL). Mr. Dixon also holds the following Directorships:
Limberis Seafood Processing Ltd. and Limberis Seafood Investments Ltd. (both from May 1995 to present), Syntal Products (Victoria) Ltd. and Syntal Products
(VCC) Ltd. (both from May 1997 to present), Carmanah Technologies Inc. (March 1999 to June 2000) and Carmanah Growth Fund (VCC) Ltd., (march 1999 to present),

Orca Technologies International Inc. (March 1999 to July 2000) and The Global Vision Fund (VCC) Inc. (March 1999 to July 2000). Mr. Dixon graduated with an honours degree in Mathematics and Physics from London University, followed by a post-graduate Certificate of Education from Cambridge University.


Ian Athol Middleton, Director


Mr. Middleton has been involved in corporate management and finance for over 20 years. In 1989 Mr. Middleton founded DFC Development Finance Corporation, a Victoria, British Columbia based management and financial consulting firm. Since founding the company, Mr. Middleton has continued to serve as its President. Mr. Middleton has served as CEO and director of PIH-Pacific International Hardwoods Inc. from 1991 to present, and as a director of Richmark Resources Ltd. from 1992 to present; both of these companies are British Columbia reporting companies. Mr. Middleton has assisted several venture capital corporations and is President and director of the following corporations: Limberis Seafood Investments, from 1993 to present, Syntal Products (VCC) Ltd., from 1997 to present, and Carmanah Growth Fund Ltd., from 1999 to present. In addition, Mr. Middleton served as President and a director of Perfusion from its inception in March 2000 until January 2002. Since June 2001, he has served as a director of Life Systems. Mr. Middleton was born and educated in New Zealand, and attended Auckland University.



Alexander L. von Kleist, Director

Mr. von Kleist is a co-founder, president and a director of the Hahn and Kleist Group Inc., a Vancouver, British Columbia based corporate finance consulting firm that specializes in assisting start-up companies with developing strategic development plans including corporate restructuring and acquiring initial financing. Hahn and Kleist Group was founded in 1994 and incorporated in 2000. Mr. von Kleist is a member of the Board of Directors of Offshore Seafarm Systems Inc., a federal Canadian corporation. In addition, he also serves as corporate secretary of Offshore Seafarm Systems. From 1983 - 1994 Mr. von Kleist founded and was President of YaYa's Oyster Bar. Prior to 1983, Mr. von Kleist worked as an account executive with Baker Lovick Ltd. and then for Vickers & Benson Ltd.; both of these firms are Canadian advertising agencies. Since Perfusion's inception in March 2000 to present, Mr. von Kleist has served as a director and as Secretary/Treasurer of Perfusion. Since June 2001, he has also served as a director of Life Systems.


Committees of the Board

We do not have an audit or compensation committee at this time.


Family Relationships

There are no family relationships between any director or executive officer.

There are no arrangements or understandings between any two or more directors or executive officers, pursuant to which he/she was selected to be a director or executive officer.

None of Life Systems' directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:


     1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;


     2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

     3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.


Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act, as amended, requires Life Systems' executive officers and directors and persons who own more than 10% of a registered class of Life Systems' equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common stock and other equity securities of Life Systems, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% stockholders are required by Commission regulations to furnish Life Systems with copies of all Section 16(a) reports they file. To the best of Life Systems' knowledge (based solely upon a review of the Form 3, 4 and 5 filed), no officer, director or 10% beneficial stockholder failed to file on a timely basis any reports required by Section 16(a) of the Securities Exchange Act, as amended.


Scientific Advisory Board

The Scientific Advisory Board of Life Systems is presently composed of a number of recognized engineers and scientists. It is intended that the Advisory Board will meet on at least an annual basis to review the operational aspects of Life Systems' technology and make appropriate recommendations with regard to the perceived trends and scientific direction of other companies. The members of the Advisory Board have no rights to Life Systems' technology and have no authority to direct the affairs of Life Systems, or the affairs of its subsidiary or affiliates, such authority resting with the boards of directors of Life Systems, its subsidiary and affiliates respectively. Advisory Board members may be paid consulting fees and, in certain circumstances, receive stock options. As at the date of this registration statement the composition of the Advisory Board is:

Sum Ping Lee, M.D., Ph.D., is the Chairman of the Scientific Advisory Board. Dr. Lee is a professor and Chairman, of the Division of Gastroenterology at the University of Washington School of Medicine, in Seattle, Washington. He is a fellow of the Royal Australian College of Physicians. From February 1994 to September 1999, Dr. Lee served on the board of directors of Bio-Preserve (WA). From November 1997 to September 1999 Dr. Lee served on the board of directors for Bio-Preserve (FL).

Louis H. Toledo-Pereyra, M.D., Ph.D., is Chief of Transplantation, and Director, of Research, at the Borgess Medical Center, in Kalamazoo, Michigan. He is a world authority on organ transplantation and is editor of 1) "Complications of Organ Transplantation" Marcel Dekker, N.Y. 1987, 2) "Kidney Transplantation" (F.A. Davis Co., Philadelphia 1988), and 3) "Pancreas Transplantation" (Kluwer Academic Publishers, Boston 1988).

Edward D. Verrier, M.D., is the William K. Edmark Professor of Cardiovascular Surgery, Chief, of the Division of Cardiothoracic Surgery, and Professor and Vice Chairman, of the Department of Surgery, at the University of Washington School of Medicine. Dr. Verrier has a longstanding interest in the study of Ischemic Re-perfusion injury. He has published over 100 papers in leading surgical and medical journals. He is on the editorial board of some of the most prestigious journals of Thoracic and Cardiovascular Surgery.

Frank Selke, M.D., is an Associate Professor at Harvard Medical School and a clinical adult cardiac surgeon. Dr. Selke's research interests include the examination of microcirculation in the heart, lung, brain and other organs.

Daniel L. Ely, Ph.D., is a Professor of Human Physiology at the University of Akron, Akron, Ohio. Dr. Ely's research interests include heart preservation techniques for transplant; organ preservation solution; molecular biology and genetics essential hypertension; effects of sodium on cardiovascular system; stress and cardiovascular health assessments and cardiovascular physiology. He is the author or co-author of over 250 scientific articles in his area of research.

Dean Harron, Ph.D., is a Professor in the Department of Pharmacology, Faculty of Medicine and Health Sciences, at United Arab Emirates University, Al Ain, United Arab Emirates. Dr. Harron is a member of the Royal Pharmaceutical Society of Great Britain and the Pharmaceutical Society of Northern Ireland. He holds a Ph.D. from the Queen's University of Belfast and is a fellow of the Royal Pharmaceutical Society of Great Britain. Since 1998 Dr. Harron has been the honourable senior research fellow at the School of Pharmacy, Queen's University, Belfast. He has previously served as the Editor-in-Chief of "The Pharmacist", Hoogland, Holland, the Science Editor of the International Pharmacy Journal, The Hague, Holland and the Guest Editor, of "Drugs", Adis Press Ltd., New Zealand. Since 1997, he has been the author or co-author of over 230 scientific articles and the co-editor of eleven books.


                             Executive Compensation

Certain information regarding the compensation paid, for the periods indicated, to:

         (a)      our chief executive officer ("CEO");

         (b) our four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds $100,000 per year; or

         (c) up to two additional individuals, if any, for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer of Life Systems at December 31, 2000, being the end of the most recently completed fiscal year.

(each, a "Named Executive Officer") is set out in the summary compensation table below:

                                               Summary Compensation Table

                               Annual Compensation                      Long Term Compensation
                               -------------------                      ----------------------

                                                                        Awards                    Payouts
                                                                        ------                    -------

                                                                        Restricted     Securities
                                                         Other Annual   Stock          Under-lyingLTIP      All Other
 Name and Principal                                      Compensation   Award(s)       Options/   Payouts   Compensation
      Position        Year     Salary ($)  Bonus ($)          ($)         ($)          SARs (#)     ($)         ($)
      --------        ----     ----------  ---------     ------------   ---------      --------   ------    ------------

                                  Life Systems, Bio-Preserve (FL) and Bio-Preserve (WA)


Fereydoon Sadri       2000     $95,067.91     nil           nil            nil          400,000(3)   nil          nil
President and         2001(1)                 nil           nil            nil          nil          nil          nil
Director (Chairman)            $91,057.67
Life Systems,
Bio-Preserve (FL)
and Bio-Preserve

(WA)

Nicolas Loebel,       2000     $87,129.63     nil           nil            nil          106,250(4)   nill         nil
Former President
Life Systems,
Bio-Preserve
Washington and
Bio-Preserve
Florida and
Vice-President and
Director of
Engineering, Life
Systems(2)

                                                           Perfusion


Ian Middleton         2000     $45,000        nil           nil            nil          175,000      nil          nil
President &           2001(1)                 nil           nil            nil          nil          nil          nil

Director, Perfusion            $45,000(5)


Alexander             2000     $31,500        nil           nil            nil          175,000      nil          nil
von Kleist            2001(1)                 nil           nil            nil          nil          nil          nil

Secretary-Treasurer            $31,500(5)
& Director,
Perfusion


(1)  From January 1, 2001 to September 30, 2001.


(2) From January 1, 2000 to May 17, 2000 Dr. Loebel served as a President and director of Life Systems. In August 2000, Dr. Loebel was appointed as Vice-President of Life Systems. Effective January 1, 2001, Dr. Loebel resigned as Vice-President. Dr. Loebel is currently retained by Life Systems as a consultant.

(3) On November 27, 2000, we granted Dr. Sadri warrants entitling him to purchase up to 800,000 shares of our common stock as compensation for his services as our President. Of the 800,000 warrants, 200,000 warrants were granted as compensation for past services and vested November 27, 2000. The remaining 600,000 are for future compensation, entitling Dr. Sadri to acquire up to 200,000 common shares per year each year for three years beginning November 27, 2001. On November 28, 2000, we granted Dr. Sadri options to acquire up to 200,000 shares of our common stock. 175,000 options were granted as compensation for his past services as our President and 25,000 as his compensation for his past services as a director.

(4) On November 27, 2000, we granted Dr. Loebel warrants entitling him to purchase up to 225,000 shares of our common stock as compensation for his services as our Vice-President. Of the 225,000 warrants, 56,250 warrants were granted as compensation for past services and vested on November 27, 2000. The remaining 168,750 warrants are fore future compensation, entitling Dr. Loebel to acquire up to 56,250 common shares per year each year for three years beginning November 27, 2001. On November 28, 2000, we granted Dr. Loebel options to acquire up to 50,000 shares of our common stock as compensation for his past services as our Vice-President.

(5)  These amounts have accrued and have yet to be paid.

Employment/Consulting Agreements


Except as set forth below, there are no arrangements or understandings pursuant to which a director or executive officer of Life Systems was selected to such office:

Life Systems has entered into an employment agreement with Dr. Sadri, dated as of November 1, 2000, superseding an earlier employment agreement dated March 14, 1994, as amended on March 16, 1995 and on May 17, 2000. The agreement provides that, in consideration for his services as the President and Executive Officer of each of Life Systems, Bio-Preserve (WA) and Bio-Preserve (FL), Dr. Sadri is to be paid a minimum annual salary of $120,000, together with any annual bonuses as may be awarded in the sole discretion of Life Systems' board of directors. Dr. Sadri's salary will be increased annually, without notice, by an amount not less than the increase in the Consumer Price Index for the State of Washington. The agreement also contemplates participation by Dr. Sadri in any stock option plan established by Life Systems for its employees, reimbursement for certain out-of-pocket expenses that may be incurred by Dr. Sadri, and standard medical benefits. The agreement remains in force for a five year term. If the agreement is terminated by reason of Dr. Sadri's death, incapacity, or for any reasons other than for cause, Dr. Sadri is entitled to receive a severance payment equal to all amounts that would be payable under the term of the agreement or additional one-year term if the agreement is renewed, as well as any amounts remaining due to Dr. Sadri under the agreement at the time of termination. In the event of Dr. Sadri's death or incapacity, a minimum of four months salary will be paid and in the event of termination other than for cause a minimum of six months salary and accelerated vesting of all options granted, will be paid. The agreement is attached to this registration statement as an exhibit. We also granted 800,000 warrants to Dr. Sadri as compensation for his services as our President. These warrants entitle Dr. Sadri to purchase up to 800,000 shares of our common stock at an exercise price of $0.375 per share, expiring on November 27, 2004. 200,000 warrants were granted as compensation for Dr. Sadri's past services as our President and vested on November 27, 2000. The remaining 600,000 warrants were granted as future compensation entitling Dr. Sadri to acquire up to 200,000 common shares at an exercise price of $0.375 per share each year for three years beginning November 27, 2001. We also granted to Dr. Sadri options to acquire up to 200,000 shares of our common stock. 175,000 options were granted as compensation for his services as our President and 25,000 as his compensation for his services as a director. All 200,000 options vest immediately and are exercisable at $1.00 per share at any time on or before November 28, 2005.

In 1998, Life Systems entered into an oral agreement with Dr. Nicolas Loebel pursuant to which Dr. Loebel was engaged to serve as President of each of Life Systems, Bio-Preserve Washington and Bio-Preserve Florida, and as Vice-President and Director of Engineering, for Life Systems. In May 2000, Dr. Loebel resigned as President of Life System and its subsidiaries and as Vice-President and Director of Life Systems. In August 2000 Dr. Loebel was appointed as Vice-President of Engineering for Life Systems and he held this position until January 1, 2001. Currently, Dr. Loebel is retained by Life Systems as a consultant. In consideration for his services to Life Systems, on November 27, 2000 we granted Dr. Loebel 225,000 warrants, which entitle him to acquire up to 225,000 shares of our common stock at an exercise price of $0.375 per share, expiring November 27, 2004. Of the 225,000 warrants, 56,250 warrants were granted as compensation for past services and vested on November 27, 2000. The remaining 168,750 warrants are fore future compensation, entitling Dr. Loebel to acquire up to 56,250 common shares per year each year for three years beginning November 27, 2001. On November 28, 2000 we granted Dr. Loebel 50,000 options to acquire up to 50,000 shares of our common stock at an exercise price of $1.00 per share on or before November 28, 2005.

Life Systems entered into an oral consulting agreement with MacGronch Developments Inc., a company wholly owned by Howard Dixon, a director of Life Systems. Pursuant to the consulting agreement, MacGronch Developments provided consulting services to Life Systems in 2000 in the areas of operations and administration. These services were in addition to the services provided by Mr. Dixon as a director of Life Systems. The consulting agreement provided that, in consideration for MacGronch Development's consulting services to Life Systems, MacGronch Developments was $5,000 per month. MacGronch Developments was paid $19,425 in 2000 and $6,313 in 2001, for consulting work performed in 2000.


Perfusion entered into a consulting agreement with Ian Middleton, dated April 1, 2000. The agreement provided that, in consideration for his services as an independent consultant to Perfusion, whereby he was to assist in the development of the Perfusion's general business, the development of business strategies, products, methodologies, marketing plans, and other business developments that may be contemplated from time to time, Mr. Middleton was to be paid $5,000 per month salary. The agreement provided that it could be terminated by either party upon 60 days prior written notice to the other party, except that the agreement could be terminated by Perfusion upon three days prior written notice in the event that there was a finding by a court of competent jurisdiction that Mr. Middleton has plagiarized, infringed upon, misappropriated, or otherwise illegally obtained information or intellectual property during the course of the agreement. The agreement is attached to this registration statement as an exhibit. On November 28, 2000, as compensation for his services as President of Perfusion, we granted Mr. Middleton options to acquire up to 175,000 shares of our common stock at an exercise price of $1.00 per share exercisable on or before November 28, 2005. On January 28, 2002, Perfusion cancelled the consulting agreement with Mr. Middleton by written notice.


Perfusion has entered into a consulting agreement with Alexander von Kleist, dated April 1, 2000. The agreement provides that, in consideration for his services as an independent consultant to Perfusion, whereby he is to assist in the development of the Perfusion's general business, the development of business strategies, products, methodologies, marketing plans, and other business developments that may be contemplated from time to time, Mr. von Kleist is to be paid $3,500 per month salary. The agreement may be terminated by either party upon 60 days prior written notice to the other party, except that the agreement may be terminated by Perfusion upon three days prior written notice in the event that there is a finding by a court of competent jurisdiction that Mr. von Kleist has plagiarized, infringed upon, misappropriated, or otherwise illegally obtained information or intellectual property during the course of the agreement. The agreement is attached to this registration statement as an exhibit. On November 28, 2000, as compensation for his services as Secretary and Treasurer of Perfusion, we granted Mr. von Kleist options to acquire up to 175,000 shares of our common stock at an exercise price of $1.00 per share exercisable on or before November 28, 2005.


2000 Stock Option Plan

Life Systems' Board of Directors approved life Systems' 2000 Stock Option Plan on November 28, 2000. The 2000 Stock Option Plan provides for the grant of up to 1,500,000 options to new employees, consultants, non-employee directors and other persons needed for future operations and growth of Life Systems. The options may be either incentive options or nonqualified options.

The 2000 Stock Option Plan is administered by the Board of Directors of Life Systems, which may, to the fullest extent permitted by law, delegate all or any of its powers under the 2000 Stock Option Plan to a committee of directors. The Board of Directors or the committee is authorized, subject to the provisions of the 2000 Stock Option Plan, to determine to whom and at what time stock options may be granted, the designation of options as either incentive options or nonqualified options, per share exercise price, the duration of each option, the number of shares subject to each option, any restrictions on such shares, the rate and manner of exercise, and the timing and form of payment.

Under the 2000 Stock Option Plan, the per share exercise price of any option granted following the effective date of a registration statement of any of our securities under the Securities Exchange Act may not have an exercise price less than the fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant; provided that, the exercise price of any incentive options granted to a greater-than-10 percent stockholder of Life Systems shall not be less than 110 percent of the fair market value of the common stock and the expiration date of any incentive stock option granted to a greater-than-10 percent stockholder of Life Systems shall have an expiry date of five years. Nonqualified options may have an exercise price less than the fair market value of the underlying common stock on the date of grant and may be exercisable for no more than ten years from the date of grant.

The grants of stock options under our 2000 Stock Option Plan to our executive officers are described below:


Option/SAR Grants in Fiscal 2000

                              Number of Shares of   % of Total
                              Common stock          Options Granted     Exercise or       Market Price
                              Underlying Options    to Employees in     Base Price        on Date of     Expiration
Name                          Granted in 2000       2000(1)             ($/Share)         Grant(4)       Date
----                          ---------------       -------             ---------         --------       ----

Life Systems

Dr. Fereydoon Sadri           200,000(2)                                $1.00             $1.20          November
                                                                                                         28, 2005

Dr. Nicolas Loebel(3)         50,000                                    $1.00             $1.20          November
                                                                                                         28, 2005

Perfusion

Alexander von Kleist          175,000                                   $1.00             $1.20          November
                                                                                                         28, 2005

Ian Middleton                 175,000                                   $1.00             $1.20          November
                                                                                                         28, 2005

         (1) A total of 840,000 options were granted during the fiscal year ended December 31, 2000. Of these, 650,000 options were granted to our officers and directors, 190,000 to members of our advisory board and 50,000 to other employees or consultants of Life Systems.


         (2)      175,000 options were granted as compensation for Dr. Sadri's services as our President and 25,000 options were granted as compensation for Dr. Sadri's services as a director.


         (3)      From January 1, 2000 to May 17, 2000 Dr. Loebel served as President and director of Life Systems. In August 2000,
                  Dr. Loebel was appointed as Vice-President of Life Systems. Effective January 1, 2001, Dr Loebel resigned as
                  Vice-President. Dr. Loebel is currently retained by Life Systems as a consultant.


         (4) All options disclosed in the above table were granted on November 28, 2000, at above fair market value based upon the closing price or our common shares on November 27, 2000, of $0.93 per share as quoted on the Pink Sheets LLC.




                                       55

Aggregated Option/SAR Exercises During Fiscal 2000 and
Year End Option/SAR Values


                                                                              Number of Shares of    Value of
                                                                              Common stock           Unexercised
                                                                              Underlying             In-the-Money
                                                                              Unexercised Options    Options at December
                                                                              at December 31, 2000   31, 2000
                                         Shares Acquired                      Exercisable/           Exercisable/
Name                                     on Exercise (#)   Value Realized($)  Unexercisable(1)       Unexercisable(2)(3)
----                                     ---------------   -----------------  ----------------       -------------------

Life Systems

Dr. Fereydoon Sadri                  nil                 nil              200,000 / nil          $300,000 / nil

Dr. Nicolas Loebel                   nil                 nil              50,000 / nil           $75,000 / nil

Perfusion

Alexander von Kleist                 nil                 nil              175,000 / nil          $262,500 / nil

Ian Middleton                        nil                 nil              175,000 / nil          $262,500 / nil

(1) As at June 30, 2001, the number of unexercised options exercisable and unexercisable remains unchanged.


(2) The value of the unexercised in-the-money option is based on a per share price of $1.50 as quoted on Pink Sheets LLC on December 29, 2000.



(3) As at September 30, 2001, the value of unexercised in the money options listed in the above table, based on the closing per share price of $0.75 as quoted on Pink Sheets LLC on September 28, 2001 (Life Systems' common shares did not trade on September 29, 2001) is as follows: Dr. Fereydoon
     Sadri $150,000; Dr. Nicolas Loebel $37,500, Alexander von Kleist $131,250;
     and Ian Middleton $131,250.



Directors Compensation


Life Systems reimburses its directors for expenses incurred in connection with attending board meetings. In addition to reimbursement for expenses, we paid the following director's fees or other compensation for services rendered as a director in the fiscal year ended December 31, 2000:


Name                             Director's Fees            Options(1)

Dr. Fereydoon Sadri              $0(2)                      25,000

Dr. Gabor Balogh                 $0                         25,000

Howard Dixon                     $0(2)                      25,000

Ian Middleton                    $0(2)                      0

Alex von Kleist                  $0(2)                      0

(1) The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan. In compensation for services as a director, each of Dr. Sadri, Dr. Balogh and Mr. Dixon are entitled to acquire up to 25,000 common shares in Life Systems at an exercise price of $1.00 per common share. The options vested immediately upon issue and expire November 28, 2005. In addition, Dr. Sadri was granted an additional 175,000 options on the same terms for his services as our President and Messrs. Middleton and von Kleist were granted 175,000 options each on the same terms for their services as President and Secretary, respectively, of Perfusion Systems Inc.



(2) Except as disclosed in the above table, Life Systems' directors are not otherwise compensated for their services provided as directors. However, each of Dr. Sadri, Mr. Middleton and Mr. von Kleist are, or were entitled to be, compensated pursuant to their respective employment or consulting agreements solely with respect to their services as executive officers. In addition, MacGronch Developments Inc., a company wholly owned by Mr. Dixon, was paid pursuant to an oral consulting agreement, for services rendered to Life Systems in 2000.

Disclosure of SEC Position of Indemnification for Securities Act Liabilities


Our Articles of Incorporation limit the personal liability of a director or officer for breach of fiduciary duty to acts or omissions that involve intentional misconduct, fraud or a knowing violation of law. The Articles also provide that directors, officers, employees and agents of Life Systems may be indemnified, effectively, to the fullest extent permitted by the Nevada General Business Law, which empowers a company incorporated in Nevada, such as Life Systems, to indemnify its directors and officers under certain circumstances. In addition, Life Systems' Bylaws require indemnification to the full extent permitted by the Nevada General Business Law and permit Life Systems to purchase and maintain indemnification insurance for such indemnification. At present, Life Systems has not obtained any directors and officers indemnification insurance.

Pursuant to our employment agreement with Dr. Sadri, dated November 1, 2000, we agreed to indemnify Dr. Sadri at all times during the term of the employment agreement and after the term, if the subject action of Dr. Sadri was conducted during the term of the employment agreement and in good faith on behalf of Life Systems, to the maximum extent permitted under applicable law, and Life Systems shall pay Dr. Sadri's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

The effect of the foregoing in certain cases may be the elimination of stockholders' ability to obtain or collect monetary damages from directors and officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Life Systems pursuant to the foregoing provisions, Life Systems has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.


                          Security Ownership of Certain
                        Beneficial Owners and Management


Principal Stockholders



The following table sets forth, as ofFebruary 8, 2002, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors, executive officers, members of our Scientific

Advisory Board and significant employees. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated:


                                                   Amount and Nature of

Name and Address of Beneficial Owner               Beneficial Ownership            Percentage of Class(1)
------------------------------------               --------------------            ----------------------


John Pia                                           895,000(2)                      14.8%

Dr. Fereydoon Sadri*                               427,531(3)                      7.0%
President and Director (Chairman) Life Systems,

Bio-Preserve (FL) and Bio-Preserve (WA)


Gabor Balogh*, Director Life Systems               25,000(4)                       0. 4%

Howard Dixon*, Director Life Systems               25,000(5)                       0.4%

Ian Middleton*                                     842,500 (6)                     13.9%
Director, Life Systems

Alexander von Kleist*, Director of Life            842,500 (7)                     13.9%
Systems;  President, Secretary-Treasurer &
Director, Perfusion

Dr. Sum Lee, Chairman Life Systems' Scientific     184,284(8)                      3.0%
Advisory Board

Dr. Daniel Ely                                     20,000(9)                       0.3%

Dr. Frank Sellke                                   20,000(10)                      0.3%


Dr. Louis H. Toledo-Pereyra                        0                               0.0%

Dr. Edward D. Verrier                              0                               0.0%


Dr. Dean Harron                                    20,000(11)                      0.2%

Total of Officers and Directors as a Group*        2,162,531                       35.6%

(1)  Based upon 6,067,263 common shares ($0.0001 par value per common share) issued and outstanding as at February 8, 2002. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for the purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)  Includes 100,000 common shares acquired in October, 2001 and 125,000 common shares acquired in November, 2001. Mr. Pia acquired these shares from Alexander von Kleist and Ian Middleton pursuant to the terms of an option agreement that was entered into between Mr. Pia, Mr. von Kleist and Mr. Middleton on June 4, 2001.

(3)  Includes 200,000 warrants and 200,000 options exercisable within sixty days. The warrants were issued on November 27, 2000, pursuant to a warrant agreement entitling Dr. Sadri to acquire up to 800,000 common shares in Life Systems at an exercise price of $0.375 per common share. The warrants vest as to 200,000 common shares per year beginning November 27, 2000 and expiring on November 27, 2004. The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan entitling Dr. Sadri to acquire up to 200,000 common shares in Life Systems, at an exercise price of $1.00 per common share.
     The options vest immediately and expire on November 28, 2005.

(4)  Includes 25,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems'
     2000 Stock Option Plan entitling Dr. Balogh to acquire up to 25,000 common shares in Life Systems at an exercise price of
     $1.00 per common share. The options vest immediately and expire on November 28, 2005.

(5)  Includes 25,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems'
     2000 Stock Option Plan entitling Mr. Dixon to acquire up to 25,000 common shares in Life Systems at an exercise price of
     $1.00 per common share. The options vest immediately and expire on November 28, 2005.

(6)  Includes 175,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems'
     2000 Stock Option Plan entitling Mr. Middleton to acquire up to 175,000 common shares in Life Systems at an exercise price of
     $1.00 per common share. The options vest immediately and expire on November 28, 2005. In October, 2001, and in November,
     2001, Mr. John Pia acquired a total of 112,500 common shares from Mr. Middleton. These shares were acquired pursuant to an option agreement entered into on June 4, 2001, between Mr. Middleton, Mr. von Kleist and Mr. Pia.

(7)  Includes 175,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems'
     2000 Stock Option Plan entitling Mr. von Kleist to acquire up to 175,000 common shares in Life Systems at an exercise price of $1.00 per common share. The options vest immediately and expire on November 28, 2005. In October, 2001, and in November,
     2001, Mr. John Pia acquired a total of 112,500 common shares from Mr. von Kleist. These shares were acquired pursuant to an option agreement entered into on June 4, 2001, between Mr. Middleton, Mr. von Kleist and Mr. Pia

(8)  Includes 25,000 warrants and 150,000 options exercisable within sixty days. The warrants were issued on November 27, 2000, pursuant to a warrant agreement entitling Dr. Lee to acquire up to 100,000 common shares in Life Systems at an exercise price of $0.375 per common share. The warrants vest as to 25,000 common shares per year beginning November 27, 2000 and expiring on
     November 27, 2004. The options were granted on November 28, 2000, under Life Systems' 2000 Stock Option Plan entitling Dr.
     Lee to acquire up to 150,000 common shares in Life Systems, at an exercise price of $1.00 per common share. The options vest immediately and expire on November 28, 2005.

(9)  Includes 20,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems'
     2000 Stock Option Plan entitling Dr. Ely to acquire up to 20,000 common shares in Life Systems at an exercise price of $1.00 per common share. The options expire on November 28, 2005, and vest as follows: 25% vest one year following the date of grant, 50% vest two years following the date of grant, 75% vest three years following the date of grant, and 100% vest four years following the date of grant.

(10) Includes 20,000 options exercisable within sixty days. The options were granted on November 28, 2000, under Life Systems'
     2000 Stock Option Plan entitling Dr. Sellke to acquire up to 20,000 common shares in Life Systems at an exercise price of
     $1.00 per common share. The options vest immediately and expire on November 28, 2005.


(11) Includes 20,000 options exercisable within sixty days. The options were granted on July 3, 2001, under Life Systems' 2000 Stock Option Plan entitling Dr. Harron to acquire up to 20,000 common shares in Life Systems at an exercise price of $1.85 per common share. The options expire on July
     3, 2006 and vest as follows: 25% vest one year following the date of grant, 50% vest two years following the date of grant, 75% vest three years following the date of grant, and 100% vest four years following the date of grant.


Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of Life Systems.


                 Certain Relationships and Related Transactions

Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family any of the foregoing persons has had or will have a direct or indirect material interest.

During 1999, we borrowed $102,000 from a stockholder, Leon Nowek. Prior to December 31, 1999, the $102,000 loan, together with interest at 10%, was repaid as agreed.

Between February 4, 1999 and March 8, 1999, pursuant to a series of promissory notes, we borrowed a total of $90,000 at 12% from Dr. Arthur Karuna-Karan. At the time of the loan, Dr. Karuna-Karan was a stockholder, director, president and CEO of Life Systems. On December 1, 1999, 16,960 common shares in the capital of Life Systems were issued to Dr. Karuna-Karan in full satisfaction of Life Systems' indebtedness to Dr. Karuna-Karan, which indebtedness consisted of the $90,000 loan, together with accrued interest of $1,000 and $15,000 in other payables due to Dr. Karuna-Karan. The shares were issued at a deemed issue price of $0.25 per share.


                              Plan of Distribution

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted (currently the Pink Sheets LLC), in privately negotiated transactions or otherwise. Such sales may be at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The selling stockholders may sell the shares of common stock by one or more of the following methods, without limitation:

a. as block trades in which the broker or dealer so engaged attempts to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

b. as purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

c.   as an exchange distribution in accordance with the rules of the exchange;

d. as ordinary brokerage transactions and transactions in which the broker solicits purchasers;

e.   as privately negotiated transactions;

f. as market sales (both long and short to the extent permitted under the federal securities laws); and

g.   as a combination of any aforementioned methods of sale.



In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer's commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as a principal may thereafter resell the shares of common stock from time to time in transactions that may involve block transactions and in sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.



The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 that may be required in the event any selling stockholder defaults under any customer agreement with brokers.


To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.


We and the selling stockholders will be subject to applicable provisions of the Securities Exchange Act 1934 and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, Regulation M of the Securities and Exchange Commission may apply. Regulation M is an anti-manipulative rule established to preclude market-making activities by interested persons who intend to promote the offering distribution. It precludes certain market-making activities buy distribution participants and in the context of this offering, it would preclude market purchases of our common stock while the offering is in process


All of the foregoing may affect the marketability of the common stock.


All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.


Transfer Agent and Registrar


The transfer agent and registrar for our common stock is First American Stock Transfer (Suite 2, 1717 East Bell Road, Phoenix, Arizona, 85022).




                  Selling Stockholders - as At February 8, 2002

4,087,354 shares of common stock issued pursuant to our acquisition of 61.2% of the issued and outstanding shares of Perfusion are being offered by the selling stockholders listed in the table below. We issued the common stock pursuant to our acquisition of Perfusion in a private placement transaction exempt from registration under the Securities Act.


1,340,000 shares of common stock issued pursuant to a private placement exempt from registration under the Securities Act, of which 670,000 shares of common stock and up to 670,000 shares of common stock, assuming the exercise of certain outstanding warrants, held by a stockholder are being offered by the selling stockholder listed in the table below.


30,000 shares of common stock issuable upon the exercise of 30,000 warrants. We issued the warrants pursuant to a warrant agreement, entered concurrently with a mutual release agreement between Life Systems and Monahan & Biagi, PLLC, exempt from registration under the Securities Act.


No offer or sale under this prospectus may be made by a selling stockholder unless that selling stockholder is listed in the table below or until that selling stockholder has notified us and a post-effective amendment to the registration statement has been filed and become effective. We will file a post-effective amendment to include additional selling stockholders upon request and upon provision of all required information to us.


The selling stockholders may offer and sell, from time to time, any or all of their common stock acquired in connection with the Perfusion acquisition, upon exercise of certain warrants, upon exercise of the option agreement between Mr. Pia and Messrs. Middleton and von Kleist, or acquired in a previous private placement. Because the selling stockholders may offer all or only some portion of the shares of common stock listed in the table, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.



The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of February 8, 2002, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholders.

                                                                                                 Number of Shares
                                                                                                 Owned
                                     Number of                                                   by Selling
                                     Shares                                                      Stockholder
Name of Selling                      Owned by                                                    After Offering(1)
Stockholder and                      Selling                Number of                            and
Position, Office or                  Stockholder            Shares                               Percent of Total
Material Relationship                Before                 Underlying    Total Shares           Issued
with Life Systems                    Offering               Warrants      Registered             and Outstanding
-----------------                    --------               --------      ----------             ---------------

                                                                                                 # of      % of
                                                                                                 Shares    Class
                                                                                                 ------    -----

Common Shares Issued Pursuant to
Acquisition of Perfusion
------------------------
318037 BC Ltd.                       100,000                              100,000                0         0%

525550 BC Ltd.                       66,667                               66,667                 0         0%

Bank Julius Baer & Co.               79,973                               79,973                 0         0%


IDM Developments                     53,333                               53,333                 0         0%


David Mah/PR Group                   21,000                               20,000                 1,000     0%


Waters Holdings                      25,200                               25,200                 0         0%

Ron Armstrong                        142,087                              133,333                8,754     0.1%

James Belsheim                       26,667                               26,667                 0         0%

Karen Boudewyn                       20,000                               20,000                 0         0%

Richard Butler                       66,667                               66,667                 0         0%

David Terry Caird                    26,667                               26,667                 0         0%

Cantwell Family Trust                26,640                               26,640                 0         0%

Carel Collins                        20,000                               20,000                 0         0%

Hugh Cooper                          30,000                               30,000                 0         0%

Lenore Davis                         16,000                               16,000                 0         0%

Randy Decksheimer                    26,000                               26,000                 0         0%

Larry Erickson                       26,667                               26,667                 0         0%

Norrie Foote                         176,259                              176,259                0         0%

Bill Foster                          20,000                               20,000                 0         0%

Wayne Gardner                        26,667                               26,667                 0         0%

Raelynn Guildemet                    26,667                               26,667                 0         0%

William Hadcock                      20,000                               20,000                 0         0%

Raynard von Hahn                     160,500                              160,000                500       0%

Jeff Holinaty                        20,000                               20,000                 0         0%

Wendy Johnson                        20,000                               20,000                 0         0%


Bing Jung                            280,000                              280,000                0         0%

Alexander von Kleist, Director of    667,500 (2)                          667,500                0(2)      0%(2)
Life Systems and
Secretary-Treasurer & Director of

Perfusion(6)

Richard Keller                       20,000                               20,000                 0         0%

Tom Krumpic                          40,000                               40,000                 0         0%

Shaun Lees                           20,000                               20,000                 0         0%

L.P. Limberis                        26,667                               26,667                 0         0%

Tom MacPherson                       20,000                               20,000                 0         0%

Barney McKinnon                      133,307                              133,307                0         0%




                                               62

                                                                                                 Number of Shares
                                                                                                 Owned
                                     Number of                                                   by Selling
                                     Shares                                                      Stockholder
Name of Selling                      Owned by                                                    After Offering(1)
Stockholder and                      Selling                Number of                            and
Position, Office or                  Stockholder            Shares                               Percent of Total
Material Relationship                Before                 Underlying    Total Shares           Issued
with Life Systems                    Offering               Warrants      Registered             and Outstanding
-----------------                    --------               --------      ----------             ---------------

                                                                                                 # of      % of
                                                                                                 Shares    Class
                                                                                                 ------    -----

Ian Middleton, Director of Life      667,500 (3)                          667,500                0(3)      0%(3)
Systems and former President &
Director of Perfusion(7)


Allan Moen                           179,973                              179,973                0         0%

John Newton                          40,000                               40,000                 0         0%

Josie Norgaard                       40,000                               40,000                 0         0%

Donna Pawluk                         20,000                               20,000                 0         0%

Dino Petropoulos                     20,000                               20,000                 0         0%

Bill Phillips                        90,000                               80,000                 10,000    0.1%

David Shaw in Trust                  60,000                               60,000                 0         0%

Gary Shelton                         20,000                               20,000                 0         0%

Angelo Skrivanos                     20,000                               20,000                 0         0%

Ian Sutherland                       26,667                               26,667                 0         0%

Murray Tildesley                     20,000                               20,000                 0         0%

Dennis Truss                         26,667                               26,667                 0         0%

Peter Tyrrell                        120,000                              120,000                0         0%

Janice Verdula                       20,000                               20,000                 0         0%

Rick Virs                            27,333                               27,333                 0         0%

Mat Walter                           13,333                               13,333                 0         0%

Claire White                         20,000                               20,000                 0         0%


John Pia                             225,000(4)                           225,000                0(4)      0%(4)



Total Common Shares Issued                                                 4,087,354             0         0%
pursuant to acquisition of
Perfusion
--------------------------


Common Shares Issued Pursuant to
June 2001 Private Placement
---------------------------------

John Pia                             670,000(4)                           670,000                0(4)      0%(4)

Common Shares Issuable Upon
Exercise of Warrants

Monahan & Biagi, PLLC, former Life                          30,000(5)     30,000                 0         0%(5)
Systems legal counsel

John Pia                                                    670,000(4)    670,000                0(4)      0%(4)


TOTAL                                4,757,354              700,000       5,457,354              20,254    0.2%


(1)  Assumes all of the shares of common stock offered pursuant to this prospectus and registration statement are sold.

(2)  Not including 175,000 common shares issuable upon the exercise of 175,000 options granted to Mr. von Kleist on November 28,
     2000 entitling Mr. von Kleist to acquire up to 175,000 common shares in the capital of Life Systems.

(3)  Not including 175,000 common shares issuable upon the exercise of 175,000 options granted to Mr. Middleton on November 28,
     2000 entitling Mr. Middleton to acquire up to 175,000 common shares in the capital of Life Systems.


(4)  Pursuant to an option agreement, effective as of June 4, 2001, between Mr. Pia and Messrs. Middleton and von Kleist, Mr. Pia
     has the option to acquire from Mr. Middleton and/or Mr. von Kleist up to an aggregate of 350,000 common shares in the capital of Life Systems. Pursuant to the option agreement, in October, 2001 Mr. Pia exercised his option to acquire a total of
     125,000 common shares from Mr. Middleton and Mr. von Kleist and in November, 2001 Mr. Pia exercised his option to acquire a total of 100,000 common shares from Mr. Middleton and Mr. von Kleist. Concurrently with Mr. Pia entering into the option agreement, Life Systems entered into a registration rights agreement with Mr. Pia whereby Life Systems agreed to, among other things, file a registration statement to effect the registration of the common shares which may be acquired by Mr. Pia pursuant to the option agreement. These common shares are included among the 6,680,002 common shares issued in connection with the acquisition of Perfusion of which 4,087,354 are being registered in this registration statement.


(5)  On March 1, 2001, Life Systems entered into a registration rights agreement with Monahan Biagi, Life Systems former legal counsel. The agreement was entered into as part of a settlement reached between Life Systems and Monahan Biagi, wherein Life
     Systems agreed to issue to Monahan Biagi 30,000 warrants granting the right to acquire 30,000 common shares in the capital of
     Life Systems in payment of outstanding legal fees. Pursuant to the registration rights agreement, Life Systems agreed to register the 30,000 common shares in the capital of Life Systems in any subsequently filed registration statement on SB-2.


(6)  Mr. von Kleist has been a director of Life Systems since June 4, 2001, and a director and Secretary/Treasurer of Perfusion since its inception in March 2000.


(7)  Mr. Middleton has been a director of Life Systems since June 4, 2001, and was a director and the President of Perfusion from its inception in March 2000 until January 2002.


                          Description of Capital Stock



Our authorized capital stock consists of 50,000,000 shares of common stock, $.0001 par value per share and 5,000,000 preferred shares, par value $0.001. As of February 8, 2002, there were 6,067,263 shares of common stock issued and outstanding.


Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of directors.

Each stockholder is entitled to receive the dividends as may be declared by our Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro-rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of Life Systems, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Except as may otherwise be provided by Life Systems' Board of Directors, no holder of any shares of our stock, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of our stock of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

Life Systems shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from us any shares of our capital stock of any class or classes, upon such terms and conditions and at such times and prices as our Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the Directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.


As at February 8, 2002, Life Systems' records indicate that no subscriptions, options, warrants, puts, calls, conversion rights or other commitments of any kind exist which obligate Life Systems to issue any of its authorized but unissued capital stock or otherwise relate to the sale or transfer by Life Systems of any securities of Life Systems (whether debt or equity), other than as follows:


1. 840,000 options granted on November 28, 2000, under our 2000 Stock Option Plan. The options are exercisable at $1.00 per share until November 28, 2005;

2. 30,000 share purchase warrants issued to Monahan & Biagi on March 14, 2001. The warrants entitle Monahan Biagi to acquire up to 30,000 shares of our common stock at $0.001 per share, and are exercisable at any time until the later of either the one (1) year anniversary date of the warrant or sixty
     (60) days after the date that the holder receives written notice from us that a registration statement filed by us under the Securities Act of 1933 with respect to the shares has become and remains effective;

3. 800,000 share purchase warrants issued to Dr. Fereydoon Sadri on November 27, 2000, entitling Dr. Sadri to acquire up to 800,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 200,000 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent that the warrants have not been previously exercised, the warrants will expire;

4. 225,000 share purchase warrants issued to Dr. Nicolas Loebel on November 27, 2000, entitling Dr. Loebel to acquire up to 225,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 56,250 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent that the warrants have not been previously exercised, the warrants will expire;

5. 100,000 share purchase warrants issued to Dr. Sum Lee on November 27, 2000, entitling Dr. Lee to acquire up to 100,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 25,000 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent that the warrants have not been previously exercised, the warrants will expire;


6. 670, 000 share purchase warrants issued to John Pia on June 1, 2001 entitling Mr. Pia to acquire up to 670,000 shares of our common stock at an exercise price of $1.50 per share. In the event we sell shares of our common stock in a future equity financing at a price below $1.50, the warrant's exercise price will be adjusted to the lowest per share price at which such financing was completed. The warrants vest on the earlier of December 1, 2001 and such earlier date as shall be the earliest date on which the number of shares of our common stock directly or indirectly owned by Mr. Pia, together with the number of shares of our common stock issuable pursuant to the warrant and the number of other shares of our common stock which Mr. Pia is deemed to be the beneficial owner of under section 13(d) of the Securities Exchange Act of 1934 totals less than 10% of the then issued and outstanding shares of our common stock, and thereafter are exercisable at any time before 4:00 p.m. (Seattle time) on May 31, 2003, at which time, to the extent that the warrants have not been previously exercised, the warrants will expire; and


7. 20,000 options granted on July 3, 2001, to Dr. Harron, a member of our Scientific Advisory Board. The options were granted under our 2000 Stock Option Plan. The options, expiring on July 3, 2006, are exercisable at $1.85 per share and vest as follows: 25% on July 3, 2002; 50% on July 3, 2003; 75% on July 3, 2004 and 100% on July 3, 2005.


Bio-Preserve (FL) is authorized to issue 20,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001 per share. According to Bio-Preserve's (FL) records, 80.57% of the issued shares of common stock in Bio-Preserve (FL) are held by Life Systems.


Bio-Preserve (WA) is authorized to issue 110,000,000 shares of no par value common stock. According to Bio-Preserve's (WA)'s records, 100% of the issued shares of common stock in Bio-Preserve (WA) are held by Bio-Preserve (FL).


Perfusion is authorized to issue 300,000,000 shares of common stock, par value $0.0001 and 5,000,000 of preferred stock, par value $0.0001. According to Perfusion's records, effective October 30, 2000, all issued and outstanding shares of common stock in Perfusion are held by Life Systems.


                                Legal Proceedings

Except for the following, we know of no material, active or pending legal proceedings against Life Systems, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any director, officer or affiliate of Life Systems, or any registered or beneficial stockholder is an adverse party or has a material interest adverse to Life Systems' interests.

Pending Or Threatened Claims


On July 6, 2000, a stipulation and dismissal order was granted in the matter of Arthur and Christine Karuna-Karan v. Bio-Preserve International Inc., Bio-Preserve Medical Corporation (WA), and Bio-Preserve Medical Corporation
(FL), King Country Cause No. 99-2-23324-7 SEA. All claims and counterclaims asserted in this action were dismissed with prejudice and without costs to any party. This lawsuit was brought by our former CEO Dr. Arthur Karuna-Karan and his wife upon his removal from Life Systems, premised on his two claims that we breached his employment agreement and that Life Systems owed him approximately $90,000 on a set of four promissory notes. Life Systems denied that Mr. Karuna-Karan had a valid employment contract, and alleged full satisfaction for the promissory notes. Life Systems also counterclaimed against Mr. Karuna-Karan for damages in excess of $200,000 for corporate waste, and for undetermined damages for breach of duty of loyalty, for undisclosed conflicts of interest, and for conversion.


On June 16, 2000, we obtained a mutual release from Winston Wicomb, Ph.D., in connection with a dispute that arose over an employment agreement of August 16, 1998, between Dr. Wicomb and Bio-Preserve (FL). Under the terms of the mutual release, the Bio-Preserve (FL) and Dr. Wicomb agreed to forever release each other from all claims and counterclaims existing between each other. The mutual release settles the matter of Winston Wicomb v. Bio-Preserve Medical Corporation, Country of San Francisco Cause No. 300546. This action arose from a contract entered into by Bio-Preserve (FL) and Winston Wicomb, that we believe was executed without corporate authority by Dr. Karuna-Karan and Winston Wicomb, whereby Mr. Wicomb was employed for compensation totalling approximately $300,000. This contract was subsequently terminated by Bio-Preserve (FL), and Mr. Wicomb brought suit in California. Prior to any answer, we settled this dispute by agreeing to pay Mr. Wicomb $40,000. This agreement was immediately breached by Bio-Preserve (FL), and after a series of threats from Wicomb and some interim financing, a single payment of $10,000 was finally paid. Since the remaining $30,000 plus additional attorneys' fees was not paid as promised, Wicomb had renewed a lawsuit in San Francisco on claims of breach of contract, breach of good faith, estoppel, fraud and misrepresentation, breach of settlement agreement and fraud and misrepresentation regarding settlement agreement. In addition to amounts sought under the breach, Wicomb also sought incidental and consequential damages, punitive damages, plus interest, injunctive relief, attorneys' fees and costs and additional relief.


Unasserted Claims Or Assessments


Life Systems, its subsidiary and affiliates, make no response, directly or indirectly, to requests for information regarding unasserted claims and assessments. Life Systems, its subsidiary and affiliates does not intend to waive the attorney-client privilege with respect to any information contained in this disclosure.


                                  Legal Matters

The validity of the shares of common stock offered by the selling stockholders will be passed upon by Steve Pidgeon, Attorney at Law, Seattle, Washington, United States


                                     Experts

The financial statements of Life Systems for the period as of December 31, 2000 and the years ended December 31, 1999 and 2000, included in this prospectus and registration statement have been audited by Grant Thornton, LLP, Independent Certified Public Accountants, as set forth in their report accompanying the financial statements which contains an explanatory paragraph regarding Life System's ability to continue as a going concern and are included in reliance upon the report, given upon the authority of the firm, as experts in accounting and auditing.

                       Where You Can Find More Information


Under Nevada laws, we are not required to deliver an annual report to our stockholders but we intend to voluntarily send an annual report, together with our annual audited financial statements to all stockholders. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. You may also call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the SEC a registration statement on Form SB-2, under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Life Systems, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC's public reference room, and at the SEC's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048.

                              Financial Statements


Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

                                 Contents
                                                                      Page
                                                                      ----
Report of Independent Certified Public Accountants .................   3

Consolidated Financial Statements

         Consolidated Balance Sheets ...............................   4

         Consolidated Statements of Operations .....................   5

         Consolidated Statement of Stockholders' Equity ............   6

         Consolidated Statements of Cash Flows .....................   8

         Notes to Consolidated Financial Statements ................   9

               Report of Independent Certified Public Accountants



Board of Directors and Stockholders
Life Systems Corp.

We have audited the accompanying consolidated balance sheet of Life Systems Corp. and its subsidiaries (a development stage enterprise) as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Life Systems Corp. and its subsidiaries as of December 31, 1999 and 2000, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note B to the financial statements, the Company has suffered recurring losses from operations and accumulated a deficit of $12,077,097 as of December 31, 2000, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

Seattle, Washington
February 12, 2001

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                           Consolidated Balance Sheets


                                     ASSETS

                                                                     December 31,                 September 30,
                                                                     ------------                 -------------
                                                               1999               2000                 2001
                                                           --------------    ---------------     -----------------
                                                                                                     (Unaudited)
Current Assets
    Cash                                                    $   29,505         $  214,722            $  314,357
    Inventories                                                 59,461             68,735                68,735
    Prepaid expenses and other current assets                     --                3,856                40,302
                                                            ----------         ----------            ----------

        Total current assets                                    88,966            287,313               423,394

Property and Equipment - Net                                    14,960                776                 3,808

Intangible Assets - Net                                      7,664,667          5,002,584             3,023,003
                                                            ----------         ----------            ----------
                                                            $7,768,593         $5,290,673            $3,450,205
                                                            ==========         ==========            ==========

                      Liabilities and Stockholders' Equity

Current Liabilities
    Line-of-credit                                       $      9,607       $      9,014          $      1,200
    Short-term loans                                          230,000            100,000               100,000
    Short-term shareholder loans                              118,000               --                    --
    Accounts payable                                          232,296            227,780               179,265
    Related party payable                                       9,009             80,500               148,000
    Accrued liabilities                                       146,860             74,787                57,207
                                                         ------------       ------------          ------------
        Total current liabilities                             745,772            492,081               485,672

Minority Interest                                             674,990             16,646                  --
Commitments and Contingencies                                    --                 --                    --
Stockholders' Equity
    Preferred stock - authorized, 5,000,000 shares of
        $0.001 par value; none issued and outstanding            --                 --                    --
    Common stock - authorized, 50,000,000 shares of
        $0.0001 par value                                         131                540                   607
    Additional paid-in capital                             15,909,194         16,858,503            18,086,893
    Accumulated development stage deficit                  (9,561,494)       (12,077,097)          (15,122,967)
                                                         ------------       ------------          ------------
                                                            6,347,831          4,781,946             2,964,533
                                                         ------------       ------------          ------------
                                                         $  7,768,593       $  5,290,673          $  3,450,205
                                                         ============       ============          ============


The accompanying notes are an integral part of these statements.




                                      F-4


                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                      Consolidated Statements of Operations
                                                                                                                      Cumulative
                                                                                                                        results
                                                                                                                     of operations
                                                                                                                         since
                                                                                                                       inception
                                                      Year ended December 31,        Nine months ended September 30  (February 4,
                                                       1999            2000              2000             2001            1997)
                                                   ------------     -------------     --------------    ------------ --------------
                                                                                      (unaudited)       (unaudited)    (unaudited)

Revenue, Net                                        $       --      $       --      $       --      $       --      $     55,000

Cost of Goods Sold                                          --              --              --              --            21,386
                                                    ------------    ------------    ------------    ------------    ------------
Gross Profit                                                --              --              --              --            33,614

Research and development expenses                        155,896         293,159         147,945         364,576       1,326,257

General and administrative expenses                      801,398         364,196          56,692         704,226       5,467,921

Depreciation and Amortization expenses                 2,677,096       2,676,267       2,005,428       1,992,944      10,429,389

Other (Income) Expenses
    Interest expense                                     278,800           3,301           2,537           4,468         358,969
    Other income                                          (5,445)        (14,976)          3,558          (3,698)        (42,119)
                                                    ------------    ------------    ------------    ------------    ------------
                                                         273,355         (11,675)          6,095             770         316,850
                                                    ------------    ------------    ------------    ------------    ------------
Minority interest in losses of subsidiary                623,230         658,344         496,435          16,646       2,235,836
                                                    ------------    ------------    ------------    ------------    ------------
Net Operating Loss Before Extraordinary Item          (3,284,515)     (2,663,603)   (1,1,755,640)     (3,045,870)    (15,270,967)

Gain On Debt Extinguishments                                --           148,000            --              --           148,000
                                                    ------------    ------------    ------------    ------------    ------------
Net Loss                                            $ (3,284,515)   $ (2,515,603)   $ (1,755,640)   $ (3,045,870)   $(15,122,967)
                                                    ============    ============    ============    ============    ============

Loss Per Common Share From Continuing Operations
    Before Extraordinary Item - Basic and Diluted   $      (2.41)   $      (1.34)   $      (1.34)   $      (0.54)   $      (7.19)
                                                    ============    ============    ============    ============    ============
Loss Per Common Share - Extraordinary Item -
    Basic and Diluted                                       --              0.07            --              --              0.07
                                                    ------------    ------------    ------------    ------------    ------------
Loss per common share - Basic and Diluted           $      (2.41)   $      (1.27)   $      (1.34)   $      (0.54)   $      (7.12)
                                                    ============    ============    ============    ============    ============


The accompanying notes are an integral part of these statements.



                                      F-5


                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                 Consolidated Statement of Stockholders' Equity

         From inception through December 31, 2000, and nine months ended
September 30, 2001 (unaudited)


                                                        Common stock                      Accumulated
                                                    ---------------------    Additional   development
                                                                             Paid-in         stage
                                                    Shares       Amount      Capital        Deficit         Total
                                                    --------    ---------    ---------    ------------    ----------

Balance at February 4, 1997 (date of inception)         --    $  --        $   --        $    --        $    --

Sale of common stock                                 406,210     40          10,116           --           10,156

Issuance of common stock for services                360,000     36           8,964           --            9,000

Redemption of common stock at $0.0025 per share     (360,000)   (36)           (864)          --             (900)

Issuance of common stock for services                 30,000      3         274,361           --          274,364

Issuance of common stock to acquire 80.57% of
    Bio-Preserve Medical Corporation in October      249,770     25       9,270,757           --        9,270,782
    1997, at fair value

Sale of common stock through January 20, 1998
  private placement at $56.25 per share net of
  finders fees and issuance expenses of $108,013      35,620      4       1,894,887           --        1,894,891

Conversion of shareholders' debt into common
    stock at $37.50 per share on May 11, 1998         59,749      6       3,008,559           --        3,008,565

16,000 stock options granted to an Advisory Board
    member on April 2, 1998 valued at $32.75 per        --      --          525,600           --          525,600
    option

8,000 stock options granted to a consultant on
    April 2, 1998 valued at $32.75 per option           --      --           65,503           --           65,503

Net loss for the period from February 4, 1997
    through December 31, 1998                           --      --             --       (6,276,979)    (6,276,979)
                                                    --------    ---    ------------    -----------    -----------
Balance at December 31, 1998                         781,349     78      15,057,883     (6,276,979)     8,780,982

Issuance of common stock shares on April 2, 1999
    at $5.00 per share in satisfaction of $30,000      6,000      1          29,999           --           30,000
    loan

Issuance of shares in escrow in connection with
    April 1999 convertible debenture and             484,000    --             --             --             --
    detachable warrants

Allocation of April 1999 debenture proceeds to
    beneficial conversion feature                       --      --          152,289           --          152,289

Allocation of April 1999 debenture proceeds to          --      --          149,423           --          149,423
    detachable warrants

Issuance of 56,000 shares from escrow account in
    connection with April 8, 1999 exercise of           --        6           1,394           --            1,400
    warrants at $0.025 per share

Issuance of 19,076 shares from escrow account in
    connection with May 3, 1999 conversion of           --        2         100,148           --          100,150
    debentures at $5.25 per share

Issuance of 4,006 shares from escrow account in
    connection with May 4, 1999 conversion of           --      --           25,039           --           25,039
    debentures at $6.25 per share




                                      F-6




Continued

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

           Consolidated Statement of Stockholders' Equity - Continued

         From inception through December 31, 2000, and nine months ended
September 30, 2001 (unaudited)


                                                        Common stock                      Accumulated
                                                    ---------------------    Additional   development
                                                                             Paid-in         stage
                                                    Shares       Amount      Capital        Deficit         Total
                                                    --------    ---------    ---------    ------------    ----------
Issuance of common shares on June 8, 1999 at
    $3.75 per share through a private placement        16,000      2        60,998           --           61,000

Issuance of shares in escrow in connection with
    September 15, 1999 acquisition agreement        1,400,000    --           --             --             --

Issuance of 100,906 shares from escrow account in
    connection with September 16, 1999 conversion        --       10        25,216           --           25,226
    of debentures at $0.25 per share

Issuance of 304,012 shares from escrow account in
    connection with September 8, 1999 default at         --       30       165,807           --          165,837
    $0.525 per share

Cancellation of shares in escrow in connection
    with November 8, 1999 nullification                         (1,400,000) - --             --             --

Conversion of related party payables into common
    stock on December 1, 1999 at $6.25 per share       22,560      2       140,998           --          141,000

Net loss for the year ended December 31, 1999            --      --           --       (3,284,515)    (3,284,515)

                                                    ---------   ----   -----------   ------------    -----------
Balance at December 31, 1999                        1,309,909    131    15,909,194     (9,561,494)     6,347,831

Issuance of shares to shareholders of Perfusion
    Systems, Inc. on October 31, 2000               4,087,354    409       849,059           --          849,468

Grant of 100,000 stock warrants to an Advisory
    Board member on November 27, 2000 valued at          --      --          5,250           --            5,250
    $0.21 a warrant

Grant of 190,000 stock options to Advisory Board
    members on November 28, 2000 valued at $0.50         --      --         95,000           --           95,000
    per option

Net loss for the year ended December 31, 2000            --      --           --       (2,515,603)    (2,515,603)
                                                    ---------   ----   -----------   ------------    -----------
Balance at December 31, 2000                        5,397,263    540    16,858,503    (12,077,097)     4,781,946

Remeasurement adjustment due to change in
    employment status on January 1, 2001                 --      --        144,681           --          144,681

Warrants granted on March 14, 2001 at $0.001 in
    settlement of a trade liability                      --      --         91,254           --           91,254

Sale of common stock on June 4, 2001 at $1.50 per
    share, net of placement costs                     670,000     67       952,833           --          952,900

Adjustment to market of Advisory Board member and
    consultant warrants earned through September         --      --         39,622           --           39,622
    30, 2001

Net loss for the nine months ended September 30,         --      --           --       (3,045,870)    (3,045,870)
                                                                                                            2001
                                                    ---------   ----   -----------   ------------    -----------
Balance at September 30, 2001                       6,067,263   $607   $18,086,893   $(15,122,967)   $ 2,964,533
                                                    =========   ====   ===========   ============    ===========

The accompanying notes are an integral part of this statement.




                                      F-7



                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                      Consolidated Statements of Cash Flows
                                                                                                                Cumulative
                                                                                                                results of
                                                 Year ended December 31,          Nine months ended          operations since
                                                                                    September 30,                inception
                                                --------------------------    ---------------------------      (February 4,
                                                   1999           2000           2000           2001               1997)
                                                -----------    -----------    -----------    ------------    ------------------
                                                                              (unaudited)    (unaudited)        (unaudited)
Increase (Decrease) in Cash

Cash flows from operating activities
    Net loss                                        $(3,284,515)   $(2,515,603)   $(1,755,640)   $(3,045,870)   $(15,122,967)
    Adjustments to reconcile net loss to net
        cash
        used in operating activities:
        Depreciation and amortization                 2,677,096      2,676,267      2,005,427      1,992,944      10,429,389
        Write off of accounts payable due to                (90)       (85,559)          --             --           (86,675)
           settlement
        Gain on debt extinguishments                       --         (148,000)          --             --          (148,000)
        Amortization of beneficial conversion           152,289           --             --             --           152,289
           feature
        Amortization of debenture discount              114,321           --             --             --           114,321
        Common stock issued for services                   --             --             --             --           208,139
           rendered
        Financing cost related to debt                     --             --             --             --           768,066
           conversion
        Stock options and warrants granted                 --          100,250           --          184,303         875,656
           for services
        Minority interest                              (623,230)      (658,344)      (496,435)       (16,646)     (2,235,836)
        Changes in assets and liabilities:
           Trade accounts receivable                     41,250           --             --             --              --
           Inventory                                     (8,461)        (9,274)          --             --           (68,735)
           Prepaid and other assets                        --           (3,856)          (394)       (17,046)        (15,902)
           Accounts and related party
               payables, and accrued                    151,813         80,461        282,839         73,259         111,474
               liabilities
                                                    -----------    -----------    -----------    -----------    ------------
               Net cash provided by (used in)
                  operating activities                 (779,527)      (563,658)        35,797       (829,056)     (5,018,781)

Cash flows from investing activities:
    Additions to property and equipment                    (727)          --             --          (14,429)        (50,720)
    Additions to intangible assets                       (1,308)          --             --           (1,966)        (13,674)
    Cash received from the business                        --             --             --             --            24,770
        combination
    Loan of subsidiary prior to business                   --             --             --             --          (300,000)
        combination
    Acquisition costs                                      --             --             --             --           (63,000)
                                                    -----------    -----------    -----------    -----------    ------------
               Net cash used in investing                (2,035)          --             --          (16,395)       (402,624)
                  activities

Cash flows from financing activities:
    Repayments of notes payable                            --         (100,000)          --             --          (289,253)
    Borrowings from third parties                       230,000           --             --             --           230,000
    Net borrowings under shareholder loans              173,000           --             --             --         1,709,000
    Net line of credit borrowings                         9,607           (593)          (394)        (7,814)          1,200
    Proceeds of convertible debentures net of           315,000           --             --             --           315,000
        financing costs
    Proceeds from issuance of common stock,              62,400        849,468           --          952,900       3,769,815
        net                                                --             --             --             --              --

               Net cash provided by (used in)
                  financing activities                  790,007        748,875           (394)       945,086       5,735,762
                                                    -----------    -----------    -----------    -----------    ------------
Net increase  in cash                                     8,445        185,217         35,403         99,635         314,357
Cash at beginning of period                              21,060         29,505         29,505        214,722            --
                                                    -----------    -----------    -----------    -----------    ------------
Cash at end of period                               $    29,505    $   214,722    $    64,908    $   314,357    $    314,357
                                                    ===========    ===========    ===========    ===========    ============

Supplemental disclosure of cash flow information:
    Cash paid during the period for interest        $   278,800    $     3,301    $     2,537    $     4,468    $    358,969
                                                    ===========    ===========    ===========    ===========    ============

The accompanying notes are an integral part of these statements.

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements
     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)


Note A - Summary of Accounting Policies

Life Systems Corp. (LSC) was formed in February 1997 as Forever Music, Inc. On August 4, 1997, it amended its Articles of Incorporation and changed its name to Bio-Preserve International Corporation. Then, on November 1, 2000, the Parent Company changed its name to Life Systems Corp. LSC was organized to pursue investment opportunities in bio-medical related businesses. One of its subsidiaries, Bio-Preserve Medical Corporation (BPMC), is in the business of researching organ preservation and developing organ preservation device technology.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

1. Principles of Consolidation

The financial statements include the accounts of the Life Systems Corp., its 100% owned subsidiary, Perfusion Systems, Inc. (PSI) and 80.57% owned BPMC (collectively referred hereinto as the "Company"). All significant intercompany balances and transactions have been eliminated. Minority interest represents the minority stockholders' proportionate share in the equity of BPMC. The losses incurred by BPMC are allocated on a proportionate basis to minority interest until the carrying amount of minority interest is eliminated. Further losses are then included in the net loss of the Company.

2. Inventory

Inventory is valued using lower of cost or market. The Company uses the first in first out (FIFO) costing method.

3. Research and Development

Research and development costs are expensed as incurred.

4. Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over estimated useful lives ranging from two to three years. Leasehold improvements are amortized over the lesser of the period of the lease term or the estimated useful life of the assets.

5. Intangible Assets

Intangible assets consist principally of patents, trademarks and goodwill. Goodwill resulted from business combinations and is being amortized by the straight-line method over ten years. Patents and trademarks are amortized using a five-year life and the straight-line method for financial reporting purposes. The Company evaluates its patents, trademarks and goodwill annually to determine potential impairment by comparing the carrying amount to the undiscounted estimated expected future cash flows of the related assets.

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements
     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)

Note A - Summary of Accounting Policies - Continued

6. Fair Value of Financial Instruments

At December 31, 1999 and 2000, and September 30, 2001, the carrying amount of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these assets and liabilities. The carrying amounts of current obligations approximate the fair market value due to either the short-term maturity of the obligation or the variable nature of the interest rate, which is indexed to market interest rates.

7. Loss Per Share

Basic loss per share is based on the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding was 1,360,546, 1,981,803, 1,309,909, and 5,686,858 for the years ended December 31, 1999 and 2000, and the nine months ended September 30, 2000 and 2001, respectively, and 2,124,379 from inception through September 30, 2001. Diluted loss per share includes the effect of all potentially dilutive common stock issuances. Diluted loss per share is not presented because the effect would be anti-dilutive. At December 31, 1999 and 2000, and the nine months ended September 30, 2000 and 2001, there were 20,000, 1,171,250, 20,000, and 2,709,000 shares, respectively, in potentially issuable common stock.


8. New Authoritative Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations. SFAS 141 applies to all business combinations initiated after September 30, 2001. The Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of SFAS 141 did not have an impact on the Company's financial statements.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. The provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001 with earlier application permitted for entities with fiscal years beginning after March 15, 2001 provided that the first interim financial statements have not been previously issued. The statement is required to be applied at the beginning of the entity's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements to that date. The Company is currently evaluating the potential affect of the initial application of the SFAS 142 on its consolidated financial statements.

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of, and APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for segments of a business to be disposed of. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The Company is currently evaluating the potential effect of the initial application of the SFAS 144 on its consolidated financial statements.

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

       December 31, 1999 and 2000, and March 31, 2000 and 2001 (unaudited)

Note A - Summary of Accounting Policies - Continued

9. Use of Estimates

In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and equity, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

10. Interim Financial Information

The interim financial statements of the Company as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC on a basis consistent with the audited financial statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations relating to the interim financial statements.

In the opinion of the management, the accompanying interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of the Company's operations and its cash flows in accordance with generally accepted accounting principles. The accompanying unaudited interim financial statements are not necessarily indicative of full year results.


Note B - Management Plans

The Company is a development stage company as defined under Statement of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to establishing a new business and no operating revenues have been derived to date. The Company has incurred recurring losses from operations and has a total accumulated development stage deficit of $12,077,097 and $15,122,967 at December 31, 2000 and September 30, 2001, respectively. The development of the Company's technology and products will continue to require a commitment of substantial funds.

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements
     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)

                     Note B - Management Plans - Continued

However, the rate at which the Company expends its resources is variable, may be accelerated, and will depend on many factors. The Company will need to raise substantial additional capital to fund its operations and may seek such additional funding through public or private equity or debt financing. There can be no assurance that such additional funding will be available on acceptable terms, if at all. The Company's continued existence as a going concern is ultimately dependent upon its ability to secure additional funding for completing and marketing its technology and the success of its future operations.

The Company plans to develop its patented LifeSustainer(TM) 1000 isolated organ perfusion technology to the production stage. The LifeSustainer(TM) 1000 workstation provides an advanced, computer-based approach to the task of organ perfusion and preservation. In collaboration with leaders in the transplantation field, the Company plans to incorporate in-house knowledge and modern device design into a second equipment series, the LifeSustainer(TM) 2000. This unit could be sold as an optimized human organ transport system, replacing the current approach of transport in standard Styrofoam coolers. Both the LifeSustainer(TM) 1000 and 2000 series require custom disposable components designed and manufactured by the Company, representing an additional revenue potential.

The Company plans to raise the capital required for both the LifeSustainer(TM) 1000 and 2000 programs from various capital sources. The Company is currently in discussions with several groups regarding this opportunity, and expects to close one or more transactions in the near future, leading to an accelerated development schedule culminating in release to manufacturing of the LifeSustainer(TM) 1000 during the latter half of the coming year. Prototyping of the LS 2000 is expected to commence during 2002.


Note C - Reverse Stock Split

The Company conducted a 1:25 reverse stock split affecting all common shareholders of record as of November 20, 2000. The split did not affect the stock's par value; however, the number of common shares authorized was decreased from 200,000,000 to 50,000,000. The authorized number of preferred shares remained unchanged.

The consolidated balance sheet, statement of operations, statement of shareholders' equity, and notes to the consolidated financial statements as of December 31, 1999 and for the year then ended, as well as consolidated statement of operations, and of stockholders' equity since inception through September 30, 2001, were restated to retroactively reflect the effect of the November 20, 2000 reverse split.

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)

NOTE D - CAPITAL TRANSACTIONS

Perfusion Systems, Inc. was incorporated on March 29, 2000 in the state of Nevada. PSI was organized with an intent to provide financial consulting services to early stage bio-medical corporations. By an agreement dated April 21, 2000, PSI was engaged by the Company to assist in settling the Company's outstanding indebtedness and raising capital. From May through October 2000, PSI sold 4,087,354 common stock shares to various non - US investors. On October 31, 2000, the Company issued 4,087,354 shares of its common stock in exchange for all outstanding shares of PSI. PSI's only assets were cash and receivables from LSC. This transaction was accounted for as an issuance of shares in exchange for monetary assets.

In addition to 4,087,354 sold to non-US investors, PSI issued 2,592,648 shares to four non-US companies in consideration for future assistance in funding the Company. The Company had a right to cancel shares in the event of non-performance. On January 8, 2002, the Company's Board of directors exercised its right to cancel the 2,592,648 shares for non-performance. The cancelled shares have been excluded from the total shares outstanding on the Statement of Stockholders' Equity and computations of loss per share for the year ended December 31, 2000, the nine months ended September 30, 2001, and since inception through September 30, 2001.

The Company obtained written releases from all parties involved agreeing to the aforementioned cancellation.


Note E - Inventory

Inventory consists of the following:

                                 December 31,                September 30,
                                 ------------                -------------
                             1999            2000                2001
                         -------------    ------------     ---------------

Raw materials                $52,827        $62,101           $62,101
Work-in progress               6,634          6,634             6,634
                             -------        -------           -------
                             $59,461        $68,735           $68,735
                             =======        =======           =======

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)



Note F - Property and Equipment

The Company's property and equipment consist of the following:

                                                                December 31,                   September 30,
                                                                ------------                   -------------
                                                       1999                 2000                  2001
                                                    ----------------    -----------------    -------------------
Computer hardware and software                       $23,194              $23,194              $24,622
Other office equipment                                 5,619                5,619                5,619
Furniture and fixtures                                 3,717                3,717               16,718
Leasehold improvements                                 3,761                3,761                3,761
                                                     -------              -------              -------

                                                      36,291               36,291               50,720
Accumulated depreciation and amortization             21,331               35,515               46,912
                                                     -------              -------              -------
                                                     $14,960              $   776              $ 3,808
                                                     =======              =======              =======


Note G - Intangible Assets

Intangible assets consist of the following:

                                                                December 31,                   September 30,
                                                                ------------                   -------------
                                                         1999                 2000                  2001
                                                    ----------------    -----------------    -------------------
Patents and trademarks                                $13,000,000          $13,000,000          $13,000,000
Goodwill                                                  347,365              347,365              347,365
Other                                                      37,208               37,208               39,174
                                                      -----------          -----------          -----------
                                                       13,384,573           13,384,573           13,386,539
Less accumulated amortization                           5,719,906            8,381,989           10,363,536
                                                      -----------          -----------          -----------
                                                      $ 7,664,667          $ 5,002,584          $ 3,023,003
                                                      ===========          ===========          ===========

Note H - Line-of-credit

At December 31, 2000 and September 30, 2001, the Subsidiary had an unsecured business line-of-credit agreement of $10,000 with a bank bearing interest at the greater of (a) 2% of the outstanding balance or (b) $50, plus additional interest at the prime rate plus 6% (14.50%, 15.50% and 12% at December 31, 1999 and 2000, and September 30, 2001, respectively). The outstanding loan balance at December 31, 1999 and 2000 and September 30, 2001, was $9,607, $9,014 and
$1,200, respectively.




                                      F-14


                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)



Note I - Convertible Debentures

On April 6, 1999, the Company entered into a transaction with an unrelated third party to issue convertible debentures totaling $350,000. The debentures were convertible on or prior to April 5, 2004 into shares of the Company's common stock and bore interest at 2% per annum. Interest on the debentures was to be payable at the time of the conversion or at maturity. The debentures were convertible in denominations of $1,000 plus unpaid accrued interest. The holder of a debenture had the right to convert the debenture's principal and interest into the shares of the Company's common stock at the lesser of (a) $9.75 (the fixed conversion price, determined as 100% of the closing bid price at the time of the issuance and adjusted for 1:25 reverse split) or (b) 65% of the average closing bid price for the shares of the Company's common stock for the five trading days immediately preceding the conversion date. The Company received total proceeds of $315,000 net of $35,000 financing costs. These costs were capitalized and are being amortized over the debentures' contract term.
Financing cost amortization expense for the year ended December 31, 1999 was $5,250.

In connection with the debentures, the Company issued two warrants exchangeable into 56,000 and 14,000 shares of the Company's common stock. Both warrants are exercisable immediately and expire on April 5, 2002. Each warrant could be exercised in whole or in increments of 40 shares or more. The 56,000-share warrant is exercisable at $.025 and the 14,000-share warrant has a strike price of $7.50 per share. Shortly thereafter, the 56,000-share warrant was exercised for total proceeds of $1,400.

The warrants were valued using the Black-Scholes pricing model and the following assumptions: 64% volatility, 0% yield rate and 6.50% risk-free rate. Debenture proceeds were then allocated between the warrants and the debentures based on the estimated fair value of each. The allocation resulted in a discount of $149,423. During 1999, $114,321 of the discount was amortized as additional interest expense.

As part of the debenture agreement, the Company placed 484,000 shares of its voting common stock in escrow to cover potential future conversions and exercises of warrants.

In addition to the exercise of 56,000-share warrant, from April 6, 1999 through September 8, 1999, debentures converted totaling $255,208 (including accrued interest of $1,354) were converted into 257,994 shares of the Company's common stock.

The Company allocated part of the proceeds to the debentures' beneficial conversion feature, which resulted in $152,289 in additional interest expense originally to be recognized over the life of underlying debentures. On September
8, 1999, the Company defaulted on its obligation which triggered automatic conversion of the remaining debentures and the warrant and recognition of unamortized expenses related to beneficial conversion feature. On November 21, 2000, the Company received and signed mutual releases from former debenture holders confirming full satisfaction of all debenture obligations. As of December 31, 1999 and 2000, and September 30, 2001, there were no outstanding obligations under the debenture agreement.




                                      F-15




                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)


NOTE J - SHORT-TERM LOANS PAYABLE

On September 15, 1999, the Company signed an agreement with a public company listed on Vancouver Stock Exchange to sell 1,400,000 common stock shares in exchange for a $350,000 promissory note receivable. Simultaneously, the Company entered into a bridge loan agreement with the same party under which the buyer was to advance the Company $350,000 in seven monthly installments of $50,000 per months. The loan was to bear simple interest rate of 3% per annum and was secured by a lien on the Company's intellectual property.

By November 1999, when the Company had received $130,000 under the bridge loan, the buyer defaulted on the agreement. On November 8, 2000, the Board voted to nullify the September 1999 stock purchase agreement effective immediately. The
Bridge Loan Agreement and Intellectual Property Security Agreement were modified to reflect the Company's liability of $130,000 received prior to nullification.
In October 2000, the liability was settled for $100,000 and accrued interest.
The gain of $30,000 on debt extinguishment is presented as an extraordinary item in the statement of operations for the year ended December 31, 2000. At December
31, 1999 and 2000, and September 30, 2001, the outstanding principal balance on the borrowing was $130,000, $0 and $0, respectively.

In November 1999, the Company entered into an agreement with an unrelated third party to borrow $100,000 in exchange for a promissory note bearing 3% simple interest rate and maturing on December 23, 2000. The note is secured by a secondary lien against the Company's intellectual property. The Company entered into negotiations with the third party to settle the note. No settlement was reached as of September 30, 2001. At December 31, 1999 and 2000, and September
30, 2001, the outstanding principal balance on the loan was $100,000.


NOTE K - SHAREHOLDERS' LOANS AND RELATED PARTY PAYABLES

During 1999, the Company borrowed $102,000 under a 10% interest-bearing loan from a shareholder. The loan was repaid prior to December 31, 1999.

Throughout 1999, one of the Company's shareholders made several short-term loans to the Company for a total of $90,000. All loans bore 12% interest rate and were converted into the Company's common stock shares on December 1, 1999 together with $1,000 in accrued interest and $15,000 in other payables due to the shareholder. On the same day, the Company also converted $35,000 in related party payables due to two of its major shareholders. All balances were converted at $6.25 per share, which exceeded the trading price of the Company's stock on the date of the conversion.

As of December 31, 1999, the Company had $118,000 in unpaid principal balances on three shareholders' notes payable. All balances bore 10% interest rate and were due on demand. During the year ended December 31, 2000, all balances
(including accrued interest) were written off after multiple unsuccessful attempts to locate original creditors. The gain of $118,000 on debt extinguishment is presented as an extraordinary item in the statement of operations for the year ended December 31, 2000. As of December 31, 1999 and 2000, the Company also owed $4,000 and $9,009, respectively, in accrued compensation and reimbursable expenses to its shareholders and a former employee.



                                      F-16


                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)


NOTE K - SHAREHOLDERS' LOANS AND RELATED PARTY PAYABLES - Continued

As of December 31, 2000, and September 30, 2001, the Company owed $76,500 and
$148,000, respectively, in unpaid compensation to two of its directors. As of September 30, 2001, the Company recorded $2,000 and $22,400, respectively, as amounts due from the two directors (included in pre-paid expenses and other current assets). The receivable from one of the directors ($22,400) was recorded in connection with expenses paid that are now in dispute. In addition to $22,400, management is currently reviewing $83,000 in disbursements paid to and for the benefit of the director and his associates and affiliates.


NOTE L - INCOME TAXES

The Company records income taxes using the liability method of SFAS 109, Accounting for Income Taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets are as follows:

                                                                      December 31,                  September 30,
                                                                      ------------                  -------------
                                                                1999                2000                 2001
                                                          -----------------    ----------------   ---------------
Net deferred tax asset (liability):
Net operating loss carryforward                            $ 1,568,300         $    28,000         $   334,600
Net operating loss carryforward of subsidiary
    before business combination                                732,800              62,500              62,500
Amortization and depreciation                                    1,300              12,100               2,200
Minority interest                                             (229,500)             (5,700)               --
Stock options                                                  201,000             235,100             277,100
Accrued expenses                                                  --                26,000              38,000
Accrued vacation                                                 8,400              12,800              18,400
Accrued salary                                                  18,500                --                  --
Valuation allowance                                         (2,300,800)           (370,800)           (732,800)
                                                           -----------         -----------         -----------
                                                           $      --           $      --           $      --
                                                           ===========         ===========         ===========

At December 31, 2000, operating loss carryforwards of approximately $266,000 expiring through 2019, are available to offset future taxable income. Due to a change in ownership of its subsidiary effective October 31, 2000, the Company is subject to a limitation on its ability to utilize the pre-business combination net operating loss carryforwards of its subsidiary. The annual limitation is approximately $9,200 for losses incurred prior to October 31, 2000. Utilization of these carryforwards is dependent on future taxable income. Subsequent changes in the Company's ownership could result in additional limitations on the use of its net operating loss carryforwards.

For financial reporting purposes, a valuation allowance of $370,800 has been recognized to offset the deferred tax asset related to those carryforwards. This represents a decrease of $1,930,000 from the allowance recognized at December
31, 1999. The decrease is due primarily to the effect of October 31, 2000 change in ownership.




                                      F-17


                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)


Note L - Income Taxes - Continued

The income tax provision (benefit) reconciled to the tax computed at the statutory federal rate was:

                                                   Year ended December 31,            Nine months ended September 30,
                                              -----------------------------------    -----------------------------------
                                                   1999               2000                2000               2001
                                              ---------------    ----------------    ---------------    ----------------
Tax benefit at statutory rate                   $(1,116,700)       $(1,080,800)       $  (566,000)       $(1,036,000)
Non-deductible amortization of patents,
    trademarks and goodwill                         897,800            893,800            677,000            674,000
Miscellaneous non-deductible expenses                   200              2,800               --                 --
Loss limitation                                        --            2,114,200               --                 --
Valuation allowance                                 218,700         (1,930,000)          (111,000)           362,000
                                                -----------        -----------        -----------        -----------
    Total                                       $      --          $      --          $      --          $      --
                                                ===========        ===========        ===========        ===========


Note M - Stock Options and Warrants

On April 2, 1998, the Company established the 1998 Stock Option Plan (the 1998
Plan). The 1998 Plan allows the Company to grant options to employees, consultants, and directors for up to 80,000 (post split) shares of common stock.
Option prices are generally equal to the fair market value of the shares of the Company's common stock on the date of grant and vest ratably over a three-year period, expiring five to ten years from the date of the grant.

In November 2000, the Company granted new options and warrants to the Company's key employees and members of the Board of Directors. The options were granted under the new 2000 Stock Option Plan (the 2000 Plan) adopted on November 28,
2000. The 2000 Plan superceded the 1998 Plan and allowed for up to 2,000,000 common shares in option grants.




                                      F-18


                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)

Note M - Stock Options and Warrants - Continued

The following is a summary of the employee option and warrant information for the years ended December 31, 1999 and 2000, and the nine months ended September
30, 2001:

                                                             Options                             Warrants
                                                 ---------------------------------   ---------------------------------
                                                                      Weighted                            Weighted
                                                                      Average                              Average
                                                                      Exercise                            Exercise
                                                    Shares             Price             Shares             Price
                                                 --------------    ---------------   ---------------    --------------
Outstanding at January 1, 1999                         26,000         $   40.75             --             $     --
    Granted                                              --                 --              --                   --
    Forfeited                                         (22,000)            40.75             --                   --
                                                   ----------         ---------       ----------           ---------
Outstanding at December 31, 1999                        4,000             40.75             --                   --
    Granted                                           650,000              1.00        1,025,000               0.38
                                                   ----------         ---------       ----------           ----------
Outstanding at December 31, 2000                      654,000              1.16        1,025,000               0.38
    Forfeited                                          (4,000)            40.75             --                   --
    Change in employment status adjustment            (50,000)             1.00         (225,000)              0.38
                                                   ----------         ---------       ----------           ----------
Outstanding at September 30, 2001                     600,000         $    1.00          800,000           $   0.38
                                                   ==========         =========       ==========           ==========


The following table summarizes information about options outstanding at December
31, 2000 and September 30, 2001:

                          Options Outstanding                                   Options Exercisable
             -----------------------------------------------    ----------------------------------------------------
                                                                                             Weighted     Weighted
                                                    Weighted                                 Average       Average
 Range        Number        Number       Weighted   Average      Number         Number       Exercise     Exercise
   of        Outstanding   Outstanding   Average    Remaining   Exercisable   Exercisable    Price at     Price at
Exercise        at            at         Exercise   Contractual    at             at        December      September
 Prices      December      September     Price       Life       December      September        31,           30,
                31,           30,                                  31,           30,           2000         2001
               2000          2001                                 2000           2001
---------    ----------    ----------    -------    --------    ----------    -----------   -----------   ----------

  $1.00      650,000       600,000       $1.00       4.66       650,000        600,000         $1.00         $1.00
 $40.75        4,000            --       40.75       7.25         2,667             --         40.75            --
----------   ----------    ----------   --------    --------    ----------    -----------   -----------   ----------
             654,000       600,000                              652,667        600,000         $1.16         $1.00
             ==========    ==========                           ==========    ===========   ===========   ==========


The weighted average fair value of the options granted during the year ended
December 31, 2000 was $0.50. No options were granted with a strike price below the stock's market value on the date of grant. There were no options granted during the year ended December 31, 1999.

As of December 31, 2000 and September 30, 2001, 256,250 warrants were exercisable with weighted average exercise price of $0.38. The weighted average fair value of the warrants granted during 2000 was $0.21.




                                      F-19



                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)


Note M - Stock Options and Warrants - Continued

The Company accounts for its stock-based compensation plan in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation was recognized in connection with options granted to employees. The Company adopted the disclosure requirements
SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, the Company is required to calculate and present the pro forma effect of all awards granted.
For disclosure purposes, the fair value of each option granted to an employee has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ended December 31, 2000 and 1999: risk-free interest rate of 6.00%, dividend yield 0%, and volatility of 64%, and expected lives of five to ten years. Based on the computed option values and the number of the options issued, had the Company recognized compensation expense, the following would have been its effect on the Company's net loss:


                                  Year ended December 31,        Nine months ended
                          -------------------------------------     September 30,
      Net loss                  1999                   2000              20001
----------------------    ------------------    ---------------    -----------------

As reported                $ (3,284,515)        $ (2,515,603)      $  (3,045,870)
Pro forma                    (3,328,182)          (2,938,225)         (2,921,446)

Loss per share
    As reported            $       (2.41)       $       (1.27)     $       (0.54)
    Pro forma                      (2.45)               (1.48)             (0.51)


On November 28, 2000, the Company issued 190,000 stock options to members of the Scientific Advisory Board. The options were granted in recognition of services performed and were fully vested as of grant date. The options expire five years from the grant date. Non-employee options were valued based on the fair value of the securities granted as determined by Black-Scholes option pricing model using assumptions described above. The Company recognized $95,000 expense in connection with option grants.


On November 27, 2000, the Company issued 100,000 warrants to a member of the Scientific Advisory Board. One-fourth of the warrants granted was vested immediately and related to previous services. The remaining 75,000 warrants are for future services and scheduled to vest in three equal tranches on the first through the third anniversary of the original grant. The warrants are non-forfeitable, exercisable immediately upon vesting, and expire on November 27, 2004. The Company recognized $5,250 expense in connection with warrants granted for past services. The warrants were valued using Black-Scholes pricing model at $0.21 per warrant using the assumptions described above and $0.39 as fair value of the underlying common stock.

As of December 31, 2000, the grantee earned an additional 2,083 warrants. As December 31, 2000, the value of these warrants was determined to be an approximately $2,500, as calculated using Black-Scholes pricing model and $1.45 as fair value of the underlying common stock. Due to its immateriality, no adjustment was made to record warrants earned through December 31, 2000.

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)

Note M - Stock Options and Warrants - Continued

During the nine months ended September 30, 2001, the grantee earned an additional 18,750 and warrants. On September 30, 2001, fair value of the underlying common stock was $0.76. As of September 30, 2001, total fair value of the second tranche warrants earned was $13,188 as determined using Black-Scholes pricing model. As no fair value adjustment was previously recognized, the entire amount was recorded as an expense during the nine months ended September 30, 2001.

As of December 31, 2000, and September 30, 2001, 25,000 warrants were deemed vested and none were exercised.

On July 3, 2001, the Company granted 20,000 stock options to a new Advisory Board member. The options vest in for equal increments on each anniversary date starting with July 3, 2002, and are exercisable at $1.85 per share (equals to the fair value of the Company's stock on the date of grant). The options expire on July 3, 2006.

No options were deemed earned as of the date of grant, and therefore, no expense was recorded. As of September 30, 2001, the optionee was deemed to earn 1,219 options. However, due to immaterial amount of expense associated with these options (approximately $770), no expense was recorded to recognize options earned but not vested as of September 30, 2001. The Company will recognize all calendar 2001 expenses related to this grant during the fourth quarter of 2001.

As of December 31, 1999 and 2000 and September 30, 2001, there were 24,000, 214,000 and 284,000 outstanding non-employee stock options with 18,667, 211,344 and 261,344 options vested and exercisable at $1.00 and $40.75 as of the end of each of the aforementioned periods. As of December 31, 1999 and 2000 and September 30, 2001, the weighted-average option price related to the outstanding options was $40.75, $5.01and $4.42, respectively. No options have been exercised.

On January 1, 2001, an officer of the Company resigned while retaining his relationship with the Company as an independent consultant. Based on the terms of his original option and warrant agreements, the former officer was allowed to retain 225,000 warrants and 50,000 options previously granted to him on November 27, 2000 and November 28, 2000, respectively. His resignation resulted in the remeasurement of the aforementioned equity grants.

The Company computed the compensation expense based on the value of equity securities earned as of the date of the remeasurement. Such value was determined using Black-Scholes option pricing model and the following assumptions: risk free rate of 6%, dividend rate of 0%, volatility of 125%, with an estimated remaining contractual life of 35 months for warrants and 47 months for options. As of January 1, 2001, the value per warrant and per option was computed to be $1.32 and $1.28, respectively.

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)

Note M - Stock Options and Warrants - Continued

All of the 50,000 options were granted for past services and considered earned and vested as of the date of grant. Therefore, in connection with the aforementioned change in the employment status, on January 1, 2001, the Company recognized $64,000 in compensation expense for options granted.

Out of 225,000 warrants previously granted on November 27, 2000, 56,250 were considered earned and vested as of the date of the grant. The remaining warrants vest in three separate tranches with each tranche vesting on the anniversary date of the grant starting with November 27, 2001. As of January 1, 2001, an additional 4,688 warrants were deemed to be earned. Therefore, on January 1, 2001, due to the change in employment status, the Company recognized $60,938 in compensation expense for warrants granted.

On September 30, 2001, the Company revalued warrants earned but not vested as of the end of the third quarter of 2001, and recorded additional compensation expense of $26,434.

On March 14, 2001, the Company settled $96,253 in trade liabilities by issuing a common stock warrant and paying the vendor $6,409 in cash. The warrant is exchangeable into 30,000 shares of the Company's common stock at $0.001 per share until March 14, 2006. The Company recorded this warrant at the value of the payable settled net of cash paid. On June 13, 2001, the warrant's expiration date was changed to March 14, 2002.

In connection with June 4, 2001 private placement, the Company issued 670,000 common stock warrants expiring May 31, 2003. The warrants vest on December 31, 2001 or earlier upon occurrence of events specified in the agreement and are exchangeable into 670,000 shares at $1.50 per share. In the event the Company sells its common stock in a future equity financing at a price below $1.50, the warrants' exercise price will be adjusted to the lowest per share price at which such financing was completed.


Note N - Commitments and Contingencies

1.       Leases

The Subsidiary rented space for its office and laboratory from a shareholder on a month-to-month basis. The rent expense paid to the shareholder was $24,000 and $10,000 for the years ended December 31, 1999 and 2000, respectively. The lease was terminated in May 2000.

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)

Note N - Commitments and Contingencies - Continued

Starting May 1, 2001, the Company leases its corporate facilities under four-year lease that expires April 30, 2005. The monthly rent is $5,779 which is to be increased by 4% on each anniversary date of the lease agreement. The minimum future rental payment on the lease are as follows.

                       Year ending December 31,
                   ----------------------------------
                       2001            $    56,477
                       2002                 71,197
                       2003                 74,046
                       2004                 77,007
                       2005                 26,002
                                        -------------
                                       $   304,729
                                       =============

The Company has an office lease and leases miscellaneous office equipment under various lease agreements expiring through April 2002. The minimum rental payments on these commitments are $10,245 and $1,202 for the years ending December 31, 2001 and 2002, respectively.

2. Employment Agreement

The Company has entered into an employment agreement with a key officer expiring in November 2005. This agreement provides for annual compensation of $120,000, with an automatic increase on each anniversary by an amount no less than the increase in the Consumer Price Index for the State of Washington, plus bonuses to be determined at the discretion of the Company's Board of Directors, plus certain fringe benefits, and includes a non-compete clause.

3. Service Agreement

On September 4, 1997, the Company entered into an agreement with an unrelated third party (the Vendor) under which the Vendor was to provide services in exchange for an equity consideration. The Company has not granted any securities called for under the agreement, nor has it paid any other consideration. The liability under the aforementioned agreement was estimated to be $137,155 determined based on the fair value of the securities agreed upon originally. However, the Company believes that it is not obligated to the Vendor due to Vendor's nonperformance of services called for under the agreement. Therefore, no accrual has been made in the accompanying consolidated financial statements.

                       Life Systems Corp. and Subsidiaries
                        (A development stage enterprise)

                   Notes to Consolidated Financial Statements

     December 31, 1999 and 2000, and September 30, 2000 and 2001 (unaudited)

Note N - Commitments and Contingencies - Continued

4. Consulting Agreements

On April 1, 2000, the Company entered into two consulting agreements with two of its directors. These agreements stipulate fees of $5,000 and $3,500 per month for services provided. The agreements do not contain an expiration date, but may be terminated by either party with at least a sixty-day notice. As of December 31, 2000 and September 30, 2001, the outstanding payables for services provided were $76,500 and $148,000, respectively. The Company terminated the agreement with one of the directors, effective January 28, 2002.


5. License Agreements

Effective April 1, 2001, Life Systems Corp. acquired a worldwide exclusive license over certain perfusion technology patented by BPMC. Under the terms of this agreement, LSC has the right to develop, produce and market isolated perfusion devices based upon BPMC's patented perfusion technology in return for a 7% royalty tied to the net selling price of all licensed products sold or otherwise disposed of. The agreement has no stated expiration date and could continue in perpetuity.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


24. Indemnification of Directors and Officers.

Nevada corporation law provides that:

         - a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

         - a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

         - to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     -    by our stockholders;

     - by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     - if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

     - if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

     -    by court order.

Our Articles of Incorporation require us to indemnify any and all persons who may be indemnified by us under, and to the fullest extent permitted by, the Nevada General Corporation Law, against any and all of the expenses, liabilities or other matters referred to in or covered by the Nevada General Corporation law. Our Bylaws confirm that we shall have the power to indemnify any such person in a manner consistent with and to the fullest extent permitted by the Nevada General Corporation Law.

Pursuant to our employment agreement with Dr. Sadri, dated November 1, 2000, we agreed to indemnify Dr. Sadri at all times during the term of the employment agreement and after the term, if the subject action of Dr. Sadri was conducted during the term of the employment agreement and in good faith on behalf of Life Systems, to the maximum extent permitted under applicable law, and Life Systems shall pay Dr. Sadri's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Life Systems under Nevada law or otherwise, Life Systems has been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by Life Systems for expenses incurred or paid by a director, officer or controlling person of Life Systems in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, Life Systems will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in said Act and will be governed by the final adjudication of such issue.

25. Other Expenses of Issuance and Distribution.

Stockholders registering their shares for sale under this registration statement will not pay any of the costs associated with this offering. We will pay the legal and other expenses of this offering estimated to be as follows:

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholders. All of the amounts shown are estimates, except for the SEC Registration Fees.


SEC registration fees                                         $3,481.64(2)


Printing and engraving expenses                               $1,000(1)


Accounting fees and expenses                                  $75,000 (1)


Legal fees and expenses                                       $50,000(1)


Transfer agent and registrar fees                             $3,000(1)


Fees and expenses for qualification under state               $500
securities laws


Miscellaneous                                                 $5,000(1)


Total                                                         $137,981.64


(1) We have estimated these amounts.

Item 26  Recent Sales of Unregistered Securities - Last Three Years


On November 1, 2000, a majority of our stockholders approved a 1:25 reverse stock split of our issued and outstanding common shares. However, due to an inadvertence, the required filing with the Nevada Secretary of State, which determines the effective date of the reverse stock split, was not made until May 2, 2001. On November 27, 2000, believing the reverse stock split was effective, we publicly disseminated news of the reverse stock split and our common shares began trading on a consolidated basis.


On April 2, 1999, we issued 6,000 common shares at a price of $5.00 per share to a creditor of Life Systems residing outside the United States in full satisfaction of an outstanding loan in the amount of $30,000 owed by Life Systems to the creditor. The transaction was private in nature and was an offshore transaction relying on Regulation S of the Securities Act of 1933.


On April 6, 1999, we entered into a $350,000 convertible 2% debenture and warrant purchase agreement with two private investors residing outside the United States. Under the terms of the convertible 2% debenture, one investor lent us $325,000 and the second investor lent us $25,000. These debentures were convertible into common stock of Life Systems on or before April 5, 2004. The conversion rate was the lesser of either $9.75 or 65% of the average closing bid price of our common shares for the five trading days immediately preceding the conversion date. In order to facilitate any eventual conversion by either investor, we deposited a total of 484,000 shares of our common stock with an escrow agent, including 70,000 shares escrowed for future conversion of the warrants issued under the terms of the 2% debenture. The first investor also received two warrants, each expiring on April 5, 2002. The first warrant granted the first investor the right to acquire 56,000 of our common shares at an exercise price of $0.025 per share, and the second warrant granted the first investor the right to acquire 14,000 of our common shares at an exercise price of $7.50 per share. The transaction was private in nature and was an offshore transaction relying on Regulation S of the Securities Act of 1933.


On April 8, 1999, we issued 56,000 shares from the escrow account at an exercise price of $0.025 per share in connection with the exercise of a warrant to in an offshore transaction relying on Regulation S under the Securities Act of 1933.


On May 3, 1999, we issued 19,076 shares from the escrow account at a conversion price of $5.25 per share in connection with the conversion of the debenture in an offshore transaction relying on Regulation S under the Securities Act of 1933.


On May 4, 1999, we issued 4,006 shares from the escrow account at a conversion price of $6.25 per share in connection with the conversion of the $25,000 debenture (together with accrued interest) in an offshore transaction relying on Regulation S under the Securities Act of 1933.


On September 16, 1999, we issued 100,906 shares from the escrow account at a conversion price of $0.25 per share in connection with the conversion of the debenture in an offshore transaction relying on Regulation S under the Securities Act of 1933.


On September 8, 1999, counsel for the first investor notified us we were in default on our outstanding obligations under the convertible 2% debenture. Based upon this notification, we notified counsel for the first investor that the automatic conversion of the remaining debentures was triggered. Subsequently we entered into negotiations with the first investor with respect to the number of common shares issuable upon the automatic conversion. In connection with these negotiations, we issued 304,012 common shares in an offshore transaction relying on Regulation S under the Securities Act of 1933.


On June 8, 1999, we sold an aggregate of 16,000 shares to an investor residing outside the United States for proceeds of $60,000 in an "offshore transaction" relying on Regulation S under the Securities Act of 1933.

On December 1, 1999, we issued an aggregate of 22,560 common shares to three investors with respect to the conversion of a short-term loans made to Life Systems, settlement of outstanding consulting fees and reimbursement of expenses incurred by certain stockholders on behalf of Life Systems. The shares were issued at a price of $6.25 per share and were issued pursuant to Section 4(2) of the Securities Act of 1933. At the time these shares were issued, all three investors were directors of Life Systems and were accredited investors.


On October 31, 2000, we issued 6,680,002 shares of common stock to 56 persons residing outside the United Stated pursuant to a plan and agreement of exchange with Perfusion Systems, Inc. and all the stockholders of Perfusion Systems, Inc. The common shares were issued in an offshore transaction relying on Regulation S under the Securities Act of 1933. In December 2001, 2,592,648 of these shares were cancelled for failure of consideration.



840,000 options were granted on November 28, 2000, under our 2000 Stock Option Plan. The options are exercisable at $1.00 per share until November 28, 2005 and were issued pursuant to Rule 701 under the Securities Act of 1933.



800,000 share purchase warrants were issued to Dr. Fereydoon Sadri on November 27, 2000, entitling Dr. Sadri to acquire up to 800,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 200,000 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent the warrants have not been previously exercised, the warrants will expire. The warrants were issued pursuant to Rule 701 under the Securities Act of 1933.

225,000 share purchase warrants were issued to Dr. Nicolas Loebel on November 27, 2000, entitling Dr. Loebel to acquire up to 225,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 56,250 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent the warrants have not been previously exercised, the warrants will expire. The warrants were issued pursuant to Rule 701 under the Securities Act of 1933.

100,000 share purchase warrants were issued to Dr. Sum Lee on November 27, 2000, entitling Dr. Lee to acquire up to 100,000 shares of our common stock at an exercise price of $0.375 per common share. The warrants vest as to 25,000 common shares per year beginning November 27, 2000 and expiring on November 27, 2004, at which time, to the extent the warrants have not been previously exercised, the warrants will expire. The warrants were issued pursuant to Rule 701 under the Securities Act of 1933.

30,000 share purchase warrants were issued to Monahan & Biagi on March 14, 2001. The warrants entitle Monahan & Biagi to acquire up to 30,000 shares of our common stock at $0.001 per share, and are exercisable at any time until the later of either the one year anniversary of the date of the warrant or sixty days after the date that the holder receives written notice from us that a registration statement filed by us under the Securities Act of 1933 with respect to the shares has become and remains effective. These warrants were issued pursuant to section 4(2) of the Securities Act of 1933. Monahan & Biagi are our company's former securities attorneys. They previously prepared a draft version of an S-4 registration statement for our company, which was never filed, and are very familiar with our company.

On June 4, 2001, 670,000 shares of our common stock and 670,000 share purchase warrants (which warrants have an effective date of June 1, 2001), were issued to John Pia, which warrants entitle Mr. Pia to acquire up to 670,000 shares of our common stock at an exercise price of $1.50 per share. In the event that we sell shares in our common stock in a future equity financing at a price below $1.50. the warrant's exercise price will be adjusted to the lower per share price at which such financing was completed. The warrants vest on the earlier of December

1, 2001 and such earlier date as shall be the earliest date on which the number of shares of our common stock directly or indirectly owned by Mr. Pia, together with the number of shares of our common stock issuable pursuant to the warrant and the number of other shares of our common stock which Mr. Pia is deemed to be the beneficial owner of under section 13(d) of the Securities Exchange Act or 1934 totals less than 10% of the then issued and outstanding shares of our common stock, and thereafter are exercisable at any time before 4:00 p.m. (Seattle time) on May 31, 2003, at which time, to the extent that the warrants have not been previously exercised, the warrants will expire. These securities were issued pursuant to Rule 506 of Regulation D under the Securities Act of 1933.

On July 3, 2001 we granted options to Dr. Dean Harron to acquire up to 20,000 shares of our common stock. The options were granted under our 2000 Stock Option Plan. The options, expiring on July 3, 2006, are exercisable at $1.85 per share and vest as follows: 25% on July 3, 2002; 50% on July 3, 2003; 75% on July 3, 2004 and 100% on July 3, 2005. The options were issued pursuant to Rule 701 under the Securities Act of 1933.



Item 27  Exhibits.

The following Exhibits are filed with this Prospectus:

  Exhibit
  Number            Description
  ------            -----------

        (2)     Plan of Acquisition, Reorganization etc.

        2.1 Plan and Agreement of Exchange between Bio-Preserve International Corporation and Perfusion Systems, Inc., dated October 19, 2000

        (3)     Articles of Incorporation/Bylaws

        3.1     Life Systems Articles of Incorporation, effective February 4,
                1997

        3.2.    Life Systems Bylaws

        3.3     Corporate Charter

        3.4 Certificate of Amendment to Articles of Incorporation, dated July 21, 1997

        3.5     Amended and restated Bylaws

        3.6 Certificate of Amendment to Articles of Incorporation dated November 13, 2000

        3.7     Certificate of Correction dated January 31, 2001

        3.8 Certificate of Amendment to Articles of Incorporation dated May 2, 2001

        (5)     Opinion (legality)


        5.1 Opinion of regarding the legality of the securities being registered

(10) Material Contracts

        10.1 Employment Agreement, dated November 1, 2000, between Bio-Preserve International Corporation and Dr. Fereydoon Sadri

        10.2 Consulting Agreement, dated November 20, 2000, between Bio-Preserve Corporation and STATOS Product Development LLC

        10.3 Consulting Agreement, dated April 1, 2000, between Perfusions Systems, Inc. and Ian Middleton

        10.4 Consulting Agreement, dated April 1, 2000, between Perfusion Systems, Inc. and Alexander von Kleist

        10.5 2000 Stock Option Plan, approved by the board of directors on November 28, 2000

        10.6 Stock Option Agreement, dated November 28, 2000, between Life Systems and Dr. Fereydoon Sadri

        10.7 Stock Option Agreement, dated November 28, 2000, between Life Systems and Dr. Sum Lee

        10.8 Stock Option Agreement, dated November 28, 2000, between Life Systems and. Alexander von Kleist

        10.9 Stock Option Agreement, dated November 28, 2000, between Life Systems and Ian Middleton

        10.10 Stock Option Agreement, dated November 28, 2000, between Life Systems and Nicolas Loebel

        10.11 Stock Option Agreement, dated November 28, 2000, between Life Systems and Gabor Balogh

        10.12 Stock Option Agreement, dated November 28, 2000, between Life Systems and Howard Dixon

        10.13 Stock Option Agreement, dated November 28, 2000, between Life Systems and Frank Sellke

        10.14 Stock Option Agreement, dated November 28, 2000, between Life Systems and Daniel Ely

        10.15 Warrant Agreement, dated November 27, 2000, granting 100,000 share purchase warrants to Dr. Fereydoon Sadri to acquire up to 800,000 common shares in the capital of Life Systems at $0.375 per share, expiring November 27, 2004

        10.16 Warrant Agreement, dated November 27, 2000, granting 100,000 share purchase warrants to Dr. Sum Lee to acquire up to 100,000 common shares in the capital of Life Systems at $0.375 per share, expiring November 27, 2004

        10.17 Warrant Agreement, dated November 27, 2000, granting 225,000 share purchase warrants to Nicolas Loebel to acquire up to 225,000 common shares in the capital of Life Systems at $0.375 per share, expiring November 27, 2004

        10.18 Warrant Agreement, dated March 1, 2001, granting 30,000 share purchase warrants to Monahan & Biagi, PLLC to acquire up to 30,000 common shares in the capital of Life Systems at $0.001 per share, expiring February 1, 2002

        10.19 Registration Rights Agreement, dated March 14, 2001, between Life Systems and Monahan & Biagi, PLLC

        10.20 Mutual and Final Release, dated March 14, 2001, between Life Systems, Bio-Preserve International Corporation, Bio-Preserve Medical Corporation (Florida), Bio-Preserve Medical Corporation (Washington) and Monahan & Biagi, PLLC

        10.21   intentionally deleted

        10.22 Assignment of Patent Agreement, effective March 25, 1994 among Bio-Preserve, Inc., AED, Inc., Dan O. Bauer and Neal W. Bauer

        10.23 Promissory Note by Bio-Preserve Medical Corporation in favour of Allied Resources, Inc., dated June 28, 1999

        10.24 Stock Purchase Agreement dated September 1999, between Bio-Preserve International Corporation and Allied Resources, Inc.

        10.25 Bridge Loan Agreement, dated September 15, 1999, between Bio-Preserve International Corporation and Allied Resources, Inc.

        10.26 Intellectual Property Security Agreement, dated September 15, 1999, between Bio-Preserve International Corporation and Allied Resources, Inc.

        10.27 Security Agreement, dated September 15, 1999, between Bio-Preserve Medical Corporation and Allied Resources, Inc.

        10.28 Modification Agreement to Stock Purchase Agreement, Bridge Loan Agreement and Intellectual Property Security Agreement, dated November 8, 1999, between Bio-Preserve Medical Corporation and Allied Resources, Inc.

        10.29 Promissory Note by Bio-Preserve International in favour of Nextpath Technologies Inc., dated November 23, 1999

        10.30 Memorandum of Understanding, dated April 21, 2000, between Bio-Preserve International Corporation and Perfusion Systems, Inc.

        10.31 Agency Agreement, dated May 24, 2000, among Bio-Preserve International Corporation and Perfusion Systems, Inc., Ian Middleton and Alexander von Kleist.

        10.32 Acknowledgement and Agreement, dated August 9, 2000, among Bio-Preserve International Corporation, Bio-Preserve Medical Corporation and Perfusion Systems, Inc.

        10.33 Assignment of Convertible Loan Facility, dated August 9, 2000, between Allied Resources, Inc. and Perfusion Systems, Inc.

        10.34 Assignment of Security Interest, dated August 9, 2000, between Allied Resources, Inc. and Perfusion Systems, Inc.

        10.35 Letter Agreement, dated August 15, 2000, between Bio-Preserve International Corporation and Perfusion Systems Inc. extending the term of the Memorandum of Understanding for an additional 90 days

        10.36 Release Agreements between GEM Singapore PTE Ltd. and Bio-Preserve International Corporation, dated November 15, 2000

        10.37 Subscription Agreement, date April 5, 1999, between Bio-Preserve International, Inc. and Arthur Karuna-Karan

        10.38 Mutual Release, dated June 16, 2000 between Bio-Preserve Medical Corporation, a Florida Corporation and Winston Wicomb

        10.39 License Agreement, dated April 1, 2001, between Bio-Preserve Washington and Life Systems Corp.

        10.40 Stipulation and Order of Dismissal among Arthur and Christine Karuna-Karan and Bio-Preserve International Corporation, a Nevada corporation, Bio-Preserve Medical Corporation, a Washington Corporation and Bio-Preserve Medical Corporation, a Florida Corporation, dated July 6, 2000

        10.41 Private Placement Subscription Agreement between Life Systems and John Pia, dated June 1, 2001

        10.42 Warrant Agreement, dated June 1, 2001, granting 670,000 share purchase warrants to John Pia acquire up to 670,000 common shares in the capital of Life Systems Corp. at $1.50 per share (subject to adjustment), expiring May 31, 2003

        10.43 Option Agreement, dated June 4, 2001, among John Pia and Ian Middleton and Alex von Kleist

        10.44 Registration Rights Agreement, dated June 1, 2001, between Life Systems Corp. and John Pia

        10.45 Stock Option Agreement, dated July 3, 2001, between Life Systems Corp. and Dr. Dean Harron

        10.46 Safekeeping Agreement, effective July 18, 2001, among Monahan & Biagi, P.L.L.C., Life Systems Corp. and Stephen Pidgeon


        10.47 Pooling Agreement, effective January 1, 2002, between Life Systems Corp. and Alexander von Kleist

        10.48 Pooling Agreement, effective January 1, 2002, between Life Systems Corp. and Ian Middleton

        10.49 Pooling Agreement, effective January 1, 2002, between Life Systems Corp. and Raynard von Hahn

        10.50 Pooling Agreement, effective January 1, 2002, between Life Systems Corp. and Peter Tyrrell

        10.51   Release dated January 2002 executed by Wade Investments Ltd.

        10.52   Release dated January 2002 executed by Ballador S.A.

        10.53   Release dated January 2002 executed by Innsbruck Holdings Ltd.

        10.54   Release dated January 2002 executed by Inter Island Investments
                Ltd.

        (21)    Subsidiaries of the Registrant

        21.1 Bio-Preserve Medical Corporation of Florida Inc., a Florida corporation

        21.2 Bio-Preserve Medical Corporation of Washington Inc., a Washington corporation

        21.3    Perfusion Systems, Inc., a Nevada Corporation

        (23)    Consent of Experts and Counsel

        23.1    Consent of Steve Pidgeon, Attorney at Law (contained in Exhibit
                5)

        23.2    Consent of Grant Thornton LLP


        23.3    Consent of Grant Thornton LLP, dated January 8, 2002

Item 28  Undertakings.


Life Systems, the undersigned company hereby undertakes that it will:


(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:


        (a)     any prospectus required by Section 10(a)(3) of the Securities
                Act;


        (b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


        (c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;


(2) for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and


(3) remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Life Systems pursuant to the foregoing provisions, or otherwise, Life Systems has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Life Systems of expenses incurred or paid by a director, officer or controlling person of Life Systems in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Life Systems will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.


         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.


                                   Signatures

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Redmond, State of Washington on July 26, 2001


(Registrant)  Life Systems Corp.
              ----------------------


By (Signature and Title)  /s/ Dr. Fereydoon Sadri, Director and President
                          ------------------------------------------------------


In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated:


                  (Signature)   /s/ Dr. Fereydoon Sadri
                                --------------------------


                  (Title)  Director, President and Principal Accounting Officer
                           -----------------------------------------------------


                  (Date)   February 12, 2002
                           --------------------------


                  (Signature) /s/ Alexander von Kleist
                              --------------------------


                  (Title)  Director


                  (Date)   February 12, 2002
                           --------------------------


                  (Signature) /s/ Howard Dixon
                              -----------------------

                  (Title)  Director


                  (Date)   February 12, 2002
                           --------------------------